UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 LIFE SYSTEMS CORP.
(Name of small business issuer in its charter)
Nevada	8071	86-0853270
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
8717 - 148th Avenue NE, Redmond, Washington 98052 (425) 895-8335
(Address and telephone number of principal executive offices)
8717 - 148th Avenue NE Redmond, Washington 98052 (425) 895-8335
(Address of principal place of business or intended principal place of business)
CSC Services of Nevada, Inc. 502 East John Street Carson City, Nevada 89706 1-800-222-2122
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public   As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock to be offered by Selling Stockholders	7,350,002	$1.73 (2)	$12,715,503.46	$3178.88(2)
Common stock for resale by a certain holder of Warrants assuming the exercise of such Warrants	30,000(3)	$1.73 (2)	$51,900	$12.98(2)
Common stock for resale by a certain holder of Warrants assuming the exercise of such Warrants	670,000(4)	$1.73 (2)	$1,159,100	$289.78(2)
Total Registration Fee				$3,481.64(2)

(1) In the event of a stock split, stock dividend, or other transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act, as amended ("Securities Act").

(2) Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee and based upon the average quotation of the high and low price per share of Life Systems' common stock on July 24, 2001, as reported on the Pink Sheets LLC.

(3) Represents common stock that may be issued upon exercise of certain outstanding warrants. The exercise price is $0.001 per share.

(4) Represents common stock that may be issued upon exercise of certain outstanding warrants. The exercise price is $1.50 per share.

"The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine."

LIFE SYSTEMS CORP.
8717 - 148th AVENUE NE
REDMOND, WASHINGTON 98052

COMMON STOCK PAR VALUE $0.0001

___________________________________________________________________________

This prospectus relates to the resale by certain selling stockholders of Life Systems Inc. of up to 8,050,002 shares of common stock in connection with the resale of:

- 6,680,002 shares of common stock currently held by certain selling stockholders, acquired pursuant to the acquisition of Perfusion Systems Inc.

- up to 30,000 shares of common stock held by a certain selling stockholder assuming the exercise of certain outstanding warrants acquired in connection with a mutual release agreement with the selling stockholder; and

- up to 1,340,000 shares of common stock, of which 670,000 shares of common stock are currently held by a certain selling stockholder and up to 670,000 shares of common stock are held by a certain stockholder assuming the exercise of certain outstanding warrants, acquired pursuant to a private placement subscription agreement.

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. However, we have received proceeds from the sale of shares of common stock that are presently outstanding. We will pay for expenses of this offering.

Our common stock is quoted on the Pink Sheets LLC under the symbol "LIFS". On July 18, 2001, the bid quotation for one share of common stock was $1.60. We do not have any securities that are currently traded on any other exchange or quotation system. We cannot guarantee that the trading market in the shares of our common stock will continue.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 7 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission (SEC) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is

_____________________

, 2001.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

FORWARD LOOKING STATEMENTS 5
PROSPECTUS SUMMARY 5

OUR BUSINESS 5

SUMMARY OF RISK FACTORS 6

THE OFFERING 6

SUMMARY CONSOLIDATED FINANCIAL DATA 7

RISK FACTORS 7

THE OFFERING 15

USE OF PROCEEDS 16

PRICE RANGE OF COMMON STOCK 16

DIVIDEND POLICY 17

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS 17

BUSINESS 18

PROPERTY 39

MANAGEMENT 39

EXECUTIVE COMPENSATION 42

OPTIONS GRANTED IN THE CURRENT YEAR 46

VALUE OF THE OPTIONS GRANTED IN THE CURRENT YEAR 46

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR
     SECURITIES ACT LIABILITIES 47

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT 48

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS 49

PLAN OF DISTRIBUTION 50

SELLING STOCKHOLDERS 51

DESCRIPTION OF CAPITAL STOCK 54

LEGAL PROCEEDINGS 56

LEGAL MATTERS 56

EXPERTS 56

WHERE YOU CAN FIND MORE INFORMATION 56

FINANCIAL STATEMENTS AND SCHEDULES 57

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

As used in this prospectus, the terms "we", "us", "our", and "Life Systems" means Life Systems Corp. and its subsidiaries, unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the "Risk Factors" section and the documents and information incorporated by reference into it.

Our Business

Life Systems is a medical device development company that is developing, and intends to produce and market, isolated organ perfusion devices and related perfusates and supplies under the trade-name "LifeSustainer™". Perfusion is the process of supplying blood, or a blood substitute, to an isolated organ through its vascular system. Among other things, perfusion technique may be used in the preservation of animal or human organs while the organ is isolated from its blood supply. Therefore, such devices may be used in medical and biomedical applications where there is a need to maintain the viability of isolated human or animal organs, including human organ transplants and drug research studies.

Our business strategy is focused on becoming a worldwide leading manufacturer and marketer of isolated organ perfusion devices. As at the date of this prospectus, we are currently completing development of the first two generations of our LifeSustainer™ devices and related perfusates and have begun the initial design of our third generation LifeSustainer™ device. Our first generation device, the LifeSustainer™ 1000, is being developed and we anticipate will be marketed as a biomedical laboratory research device intended for uses involving the preservation of isolated organs from humans or animals. Our second generation device, the LifeSustainer™ 2000 is anticipated to provide an alternative to the current simple cold storage techniques, which most often utilize a common ice chest or cooler to transport human transplant organs. Initially, we intend to design the LifeSustainer™ 3000, our third generation device, to maintain the viability of human organs that are temporarily isolated from a living patient's blood circulation. We anticipate that eventually the design of the LifeSustainer™ 3000 will enable it to be used for advanced treatments of diseased organs such as administering drug therapy treatments to isolated organs at levels that might otherwise cause permanent injury, or possibly death, to either the organ or the patient if the drug was instead to be administered through the body's vascular system, thereby subjecting the entire body to possible negative side effects of the drug treatment. Our LifeSustainer™ devices are being developed incorporating certain proprietary perfusion based technology owned by our majority controlled subsidiary Bio-Preserve Medical Corporation of Washington Inc. Life Systems, as the parent company, has an exclusive worldwide license to develop, manufacture, use and market isolated perfusion devices using Bio-Preserve (WA)'s proprietary technology.

We are a Nevada corporation with business offices located at 8717 - 148th Avenue NE, Redmond, Washington. Our telephone number is (425) 895-8335. We own 80.57% the issued and outstanding shares of Bio-Preserve (FL), a Florida corporation that also maintains its business offices at our offices in Redmond. Bio-Preserve (FL) owns 100% of the issued and outstanding shares in Bio-Preserve (WA), a Washington corporation, which also maintains its business office on our premises in Redmond. In addition to our interest in Bio-Preserve (FL) and Bio-Preserve (WA), effective October 31, 2000, we own 100% of the issued and outstanding shares of Perfusion Systems Inc., a Nevada Corporation, which maintains its head office at 502 East John Street, Carson City, Nevada and currently maintains an office at Suite 305 - 1208 Wharf Street, Victoria, British Columbia, Canada.

On November 1, 2000, a majority of our stockholders approved a 1:25 consolidation of our issued and outstanding common shares. However, due to an inadvertence, the required filing with the Nevada Secretary of State, which determines the effective date of the consolidation, was not made until May 2, 2001. On November 27, 2000, believing the consolidation was effective, we publicly disseminated news of the share consolidation and our common shares began trading on a consolidated basis.

In this prospectus, unless otherwise stated: transactions and agreements entered into prior to November 1, 2000, and any reference to the same, are based upon and refer to pre-consolidation figures; and transactions and agreements entered into on or after November 1, 2000, and any reference to the same, are based upon and refer to post-consolidation figures.

Summary of Risk Factors

An investment in Life Systems' common stock involves a number of risks that should be carefully considered and evaluated. These risks would include:

- the fact that Life Systems has suffered recurring losses from operations and has no established source of income and that these circumstances raise substantial doubt about Life Systems' ability to continue as a going concern as described in an explanatory paragraph to our independent auditor's opinion issued in connection with our financial statement audit for the years ended December 31, 1999 and 2000;

- the fact that Life Systems is a development stage company; accordingly, we are devoting substantially all of our present efforts to establishing a new business and our planned operations have not commenced and, to date, we have generated limited operating revenues and no operating revenues in the past two years. Our continued existence as a going concern is ultimately dependent upon our ability to secure additional funding for completing and marketing our perfusion devices and the success of our future operations;

- the fact that Life Systems is involved in developing new perfusion devices for use in biomedical research and transplant surgeries, which perfusion devices may not be commercially accepted and successful; and

- the fact that Life Systems may not be able to develop or expand the markets for its perfusion devices.

For a more complete discussion of risk factors relevant to an investment in our common stock see the "Risk Factors" section beginning on page 7 of this prospectus.

The Offering

Life Systems has a total of 8,659,911 shares of common stock outstanding as of July 19, 2001.

The selling stockholders are registering for resale up to 8,050,002 shares of Life System's common stock, including:

- 6,680,002 shares of common stock currently held by the selling stockholders;

- up to 30,000 shares of common stock held by a selling stockholder assuming the exercise of certain outstanding warrants; and

- 1,340,000 shares of common stock, of which 670,000 shares of common stock are currently held by a certain selling stockholder and up to 670,000 shares of common stock are held by a certain stockholder assuming the exercise of certain outstanding warrants, acquired pursuant to a private placement subscription agreement.

We will not receive any of the proceeds of the shares of common stock offered by the selling stockholders. See the section entitled "Management's Discussion and Analysis and Plan of Operations" for further details.

Summary of Consolidated Financial Data

The summarized consolidated financial data presented below should be read in conjunction with the more detailed financial statements of Life Systems and notes thereto which are included elsewhere in this Prospectus along with the section entitled "Management's Discussion and Analysis and Plan of Operations".
	As of and for the period Feb. 4, 1997 (inception) through December 31, 1997	As of and for the year ended December 31, 1998	As of and for the year ended December 31, 1999	As of and for the year ended December 31, 2000	As of and for the 3 mos. ended March 31, 2001 (unaudited)
Revenue	$0	$55,000	$0	$0	$0
Net loss for the Period	$(545,533)	$(5,731,446)	$(3,284,515)	$(2,515,603)	$(1,144,637)
Loss Per Share - basic	$(1.50)	$(7.64)	$(2.41)	$(1.04)	$(0.14)
Working Capital	$(1,981,736)	$(240,486)	$(204,768)	$(656,806)	$(437,307)
Total Assets	$13,523,947	$10,432,998	$7,768,593	$5,290,673	$4,226,643
Stockholders' Equity	$9,017,869	$8,780,982	$6,347,831	$4,781,946	$3,918,730
Accumulated Development Stage Deficit	$(545,533)	$(6,276,979)	$(9,561,494)	$(12,077,097)	$(13,221,734)

RISK FACTORS

An investment in Life Systems' common stock involves a number of significant risks. You should carefully consider the following risks and uncertainties in evaluating Life Systems and its business before purchasing shares.

You should not rely on Forward-Looking Statements because they are inherently uncertain.

You should not rely on forward-looking statements in this prospectus. This Registration Statement contains forward-looking statements that involve risks and uncertainties. We use words such as "believes", "expects", "may", "will", "should", "plans", projects", "contemplates", "anticipates", "future", "intends" and similar expressions to identify such forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us as described in this prospectus.

Such forward-looking statements include any projections or estimates made by Life Systems and our management in connection with its business operations. Such estimates, projections or other forward-looking statements involve various risks and uncertainties as outlined below. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions, or other future performance suggested herein. You should carefully consider the following factors in evaluating Life Systems, our business and any investment in Life Systems.

Our common stock is subject to "Penny Stock" Rules that may hamper our ability to raise funds in the primary market.

Life Systems' common shares are subject to rules promulgated by the SEC relating to "penny stocks," which apply to companies whose shares are not traded on a national stock exchange or on the NASDAQ system, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the SEC. These rules require brokers who sell "penny stocks" to persons other than established customers and "accredited investors" to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in the such penny stocks. These rules may discourage or restrict the ability of brokers to sell our common shares and may affect the secondary market for our common shares. These rules could also hamper our ability to raise funds in the primary market for Life Systems' common shares.

Our business is in the early stage of development with no significant product sales to-date and there is no assurance of future sales.

We are a development stage company. All of our products are in research or development. With the exception of the sale in 1998 of one early generation test model of our LifeSustainer™ 1000 device, we have not generated any revenue from the sale of our LifeSustainer™ devices or associated perfusates and products. There can be no guarantee that we will ever develop commercially viable products. To achieve profitable operations, we must successfully develop, produce, market and sell our LifeSustainer™ devices and associated perfusates and products. Certain of our LifeSustainer™ devices and associated perfusates require FDA approval before we can market or sell the devices. There is no assurance that we will successfully complete development of our LifeSustainer™ devices and associated perfusates, that the required regulatory approvals will be obtained in a timely manner, if at all, that our LifeSustainer™ devices and associated perfusates can be manufactured at an acceptable cost and with acceptable quality or that any of our LifeSustainer™ devices or associated perfusates can be successfully marketed in the future. Moreover, even if we achieve our development objectives, we do not expect to receive significant revenue from the sale of our LifeSustainer™ devices or associated perfusates and products for at least the next few years, if ever.

Certain of our LifeSustainer™ devices incorporate a novel approach to the transportation of human transplant organs and a novel therapeutic treatment approach which present technological and other uncertainties.

The designs of our LifeSustainerTM 2000 and LifeSustainerTM 3000 devices and related perfusates are based upon perfusion technology. The LifeSustainerTM 2000 is intended for use in transporting human transplant organs and the LifeSustainerTM 3000 is intended for use in intensive therapeutic medical treatments on human organs. Although perfusion based technology has been the subject of biomedical research for over 100 years and at least one perfusion based medical device that has received FDA approval for use in transporting human kidneys has been commercially available since the 1970's, we are unaware of any FDA approved perfusion based medical device capable of meeting the intended function of our LifeSustainer™ 2000 and 3000 devices. Isolated organs preserved by our LifeSustainer™ 2000 and 3000 devices have not yet been tested in humans and there can be no assurance that our devices will be safe or have clinical benefits. There can be no assurance that the FDA or other regulatory authorities will approve our LifeSustainer™ 2000 and 3000 devices or, if so approved, that the medical community or third-party payors will accept either device. If neither product is so approved or accepted, we will be required to dramatically change the scope and direction of our research and development efforts. Such changes may have a material adverse effect on our business, operating results and financial condition.

Our business is difficult to evaluate because our operating history is limited.

It is difficult to evaluate our business and our prospects because our revenue and income potential is unproven. Our subsidiary, Bio-Preserve WA, was organized in 1994 in order to develop and market inventions in organ perfusion technology. While we conducted limited initial marketing of our organ perfusion devices from 1994 to 1998, primarily at biomedical trade shows, we have not actively marketed our perfusion devices since 1998. We have few or no competitors with which to compare ourselves, and there can be no assurances that we can achieve any market valuation whatsoever.

We have incurred losses since inception and we may not be able to achieve profitability.

We incurred net losses and losses from operations for each year since our inception and we may not be able to achieve profitability in the future. As of the year ended December 31, 2000 and the three months ended March 31, 2001, we had an accumulated deficit of $12,077,097 and $13,221,734, respectively. Since inception, we have funded our business primarily by borrowing funds and from the sale of our stock, not from cash generated by our business. We expect to continue to incur significant marketing, research and development, legal, accounting and general and administrative expenses. We will likely, as a result, continue to experience losses and negative cash flows. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

Our Future Operating Results depend on many factors any one of which could cause our stock price to fall.

Our future operating results may not follow past trends, and it is likely that in some future quarter our operating results may be below the expectation of public market analysis and investors due to factors beyond our control, and as a result, the price of our common stock may fall.

Factors that may cause our future operating results to be below expectations and cause our stock price to fall include:

- Our ability to obtain the necessary financing to bring the LifeSustainer™ 1000 to market and to complete the design and testing of the LifeSustainer™ 2000 and 3000 devices;

- The demand for and acceptance of our LifeSustainerTM devices, related perfusates, products and services, including future enhancements of the same and products and services incorporating our advanced technology;

- The introduction, timing and pricing of our LifeSustainerTM devices, related perfusates, products and services and those of our competitors;

- Our ability to attract and retain key personnel, particularly in our engineering, senior management and technical support groups;

- The commercialization of our LifeSustainerTM devices, related perfusates, products and services incorporating our advanced technologies

- The growth of the market for perfusion applications;

- The costs, timing and successful integration of technologies and businesses we may develop in the future; and

- The loss or obsolescence of our underlying intellectual property.

We plan to significantly increase our operating expenses to expand our administration, consulting and training, maintenance and technical support, research and development, engineering and marketing groups. Our operating expenses are based on our expectations of future revenues and are relatively fixed in the short term. If revenues fall below our expectations in any quarter and we are not able to quickly reduce our spending in response, our operating results would be lower than expected and our stock price may fall. See the section entitled "Management's Discussion and Analysis and Plan of Operations" for further details.

We will need to expand our management systems and controls to support our anticipated growth.

Our growth has placed, and our anticipated future growth will continue to place, a strain on our management systems and controls. If we cannot effectively establish and improve our management systems and controls we may not be able to manage our growth successfully. In particular, we need to upgrade our product development functions and our administrative functions, including accounting and finance, which are becoming insufficient as we grow. We will also need to institute new systems such as human resource management.

The fact that we have a history of net losses and have not earned any revenue in the past two years raises substantial doubt about our ability to continue as a going concern.

We have not generated any revenue from the sale of our LifeSustainer™ devices or related perfusates in the past two years and incurred a loss of $3,284,515 and a loss of $2,515,603 for the year ended December 31, 1999 and December 31, 2000, respectively and a loss of $1,144,637 for the three months ended March 31, 2001. We do not anticipate that we will begin generating revenues from the sale of our LifeSustainer™ devices until at least the fourth quarter of 2002 when we estimate that our LifeSustainer™ 1000 will be market ready. Consequently, we expect to incur operating losses and negative cash flow until our LifeSustainer™ devices and associated perfusates gain sufficient market acceptance to generate a commercially viable and sustainable level of sales so that we are operating in a profitable manner. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditor's opinion on the December 31, 2000 and 1999 consolidated financial statements. To the extent that our expenses are not soon followed by initial and increased revenues, our business, results of operations, financial condition and prospects will be materially adversely affected.

We are uncertain that we will be able to obtain the additional capital that will be necessary to develop our LifeSustainer™ devices and related perfusates and to establish our business. If we do not receive additional financing we will not be able to continue to operate as a going concern.

We incurred a loss of $3,284,515 and a loss of $2,515,603 for the year ended December 31, 1999 and December 31, 2000, respectively and a loss of $1,144,637 for the three months ended March 31, 2001. As a result of these losses our ability to continue operations will be dependent upon the availability of capital from outside sources unless, and until, we achieve profitability. In the past, we have required substantial amounts of capital to design and develop our LifeSustainerTM devices and related perfusates. Our future capital requirements will depend on many factors including, without limitation: the evolution of the market for perfusion technology; the market acceptance of our LifeSustainerTM devices, related perfusates, products and services; the levels of promotion and marketing required to launch such products and attain a competitive position in the marketplace; the extent to which we invest in new technology and make improvements on our existing technology; and the response of competitors to our devices and products. We will need to raise additional funds through public or private equity, or debt financing, or from other sources. The sale of additional equity or convertible debt may result in additional dilution to our stockholders, and such securities may have rights, preferences or privileges senior to those of our currently issued and outstanding Common shares. To the extent that we rely upon debt financing, we will incur the obligation to repay the funds borrowed with interest and may become subject to covenants and restrictions that restrict operating flexibility. No assurance can be given that additional equity or debt financing will be available or that, if available, it can be obtained on terms favorable to our stockholders or us. For further details, see the section entitled "Management's Discussion and Analysis and Plan of Operations".

Our products, and the technology underlying our products, are subject to rapid technological change and our future success depends on our ability to develop new products.

The market for our LifeSustainerTM devices and related products is characterized by rapidly changing technologies. There can be no assurance that our engineering and product design efforts can be competitively sustained. There can be no assurances that the market will accept and incorporate our technology or our LifeSustainer™ devices and related perfusates. Because technology is rapidly advancing, our future success depends in part upon our ability to develop, introduce and market new products, applications, or enhancements to our existing LifeSustainer™ models in a timely manner and to respond to competitive pressures, changing industry standards or technological advances. There can be no assurance that we will successfully develop or introduce products capable of being manufactured on a commercially feasible basis, or that any new products will achieve market acceptance. Any failure to release new products, to adjust products for new applications, or to fix, upgrade or redesign existing products on a timely basis could have a material adverse effect on our business, operating results and financial condition.

We will face increasing competition.

We believe that as the acceptance of perfusion based technology grows, we will face competitive pressures from a variety of companies in each of the markets we intend to enter, primarily from established companies, universities and other research institutions, most of which have much greater financial, marketing and technical resources than do we. These competitors may be better able to integrate advances central to our perfusion based technology. In order to become and remain competitive, we believe we will be required to maintain a high level of investment in the research and development of our proprietary technology. There can be no assurance that we will have sufficient resources to continue to make such investments or that we will be able to make the technological advances necessary to maintain our competitive position. Our inability to make such necessary advances could have a material adverse effect on our business, financial condition and results of operation.

We will face risks of product defects, product returns and product liability.

Our business exposes us to potential product liability risks inherent in the development, testing, manufacturing, marketing and sale of complex biomedical devices, and there can be no assurance that we will be able to avoid significant product liability claims. Products as complex as our LifeSustainer™ devices and related perfusates commonly contain undetected errors, defects or failures, especially when first introduced or when enhanced models are released. In the past, such errors and defects have occurred in prototype components of our products and there can be no assurances that errors will not be found in our future prototypes and products, if any. The occurrence of such errors, defects or failures could result in product returns and other losses to our customers or us. Such errors, defects or failures could also result in the loss of or delay in market acceptance of our products, which could have a material adverse effect on our business, operating results and financial condition. Further, although we hope to enter into purchase agreements with customers that will contain provisions designed to limit our exposure to potential product liability claims, it is possible that such provisions limiting liability will not be effective as a result of federal, state or local laws or ordinances or unfavorable judicial decisions. Although we have not experienced any product liability claims, the future sale and support of our products, if any, entails the risk of such claims. A successful product liability claim brought against us, if any, could have a material adverse effect on our business, operating results and financial condition.

Product liability insurance for medical devices such as our LifeSustainer™ devices is generally expensive, if available at all. We do not currently have product liability insurance covering our preclinical testing and clinical trials and there can be no assurance that we will be able to obtain sufficient insurance on commercially acceptable terms or that such insurance will produce adequate protection against potential liabilities. Any inability to obtain sufficient insurance coverage at an acceptable cost, or otherwise to protect against potential product liability claims, could prevent or limit the commercialization of our LifeSustainer™ devices and related perfusates. Furthermore, a product liability claim, and any related adverse publicity, could have a materially adverse effect on our business, operating results and financial condition.

We will need to subcontract for manufacturing, distribution and marketing.

In our current business model, our future success may depend, in significant part, on our ability to contract with others to manufacture and distribute our LifeSustainer™ devices and related perfusates, supplies and services successfully, cost-effectively and in sufficient volumes. We may enter into agreements pursuant to which other parties will manufacture and distribute some part of or all of our products. However, we have not yet entered into any such contracts, and there can be no assurance that we will succeed in entering into any such contracts, or that such contracts will be on terms favorable to us. Should we succeed in entering into such contracts, there can be no assurance that our contractors will not experience manufacturing delays or be able to adjust the quantities of our products actually manufactured to meet market demand satisfactorily, or be effective in distributing our products. Our contract manufacturers, if any, may rely on sole or limited source suppliers for certain parts, materials, or subassemblies necessary for manufacture of products utilizing our technology. Such reliance involves several risks, including a potential inability to obtain an adequate supply of required components or materials, reduced control over pricing and timing of delivery of components or materials and suppliers' potential inability to develop technologically advanced products to support our planned growth and development of new products. Also, our contracts with manufacturers or distributors, if any, may be subject to cancellation or rescheduling. Cancellation or postponement of any such contracts could have a material adverse effect on us. We may also need to procure additional manufacturing facilities and equipment, adopt new inventory controls and procedures, substantially increase our personnel and revise our quality assurance and testing practices. There can be no assurance that any such efforts will be successful.

We also have limited experience in marketing our LifeSustainer™ devices and related perfusates. To market our products, or any future products, we plan to develop a sales and marketing force. Significant additional expenditures, management resources and time will be required for us to develop a sales and marketing force capability. There can be no assurance that we will be able to establish a sales and marketing force, that any arrangements will be on terms favorable to us or that we will be able to successfully market our LifeSustainer™ devices and related perfusates. If we fail to establish marketing capabilities or market our products successfully our operating results and financial condition will be materially and adversely affected. We intend to market our LifeSustainer™ devices and related perfusates in Canada, Europe and Asia where we may encounter additional difficulties in managing these foreign operations.

Our executive officers and key personnel are critical to our business and these officers and key personnel may not remain with us in the future.

Our success depends in significant part upon the continued services of our key technical and senior management personnel, including Life Systems' President, Dr. Fereydoon Sadri and Perfusion's President, Ian Middleton and Secretary/Treasurer, Alexander von Kleist. Our future successes will also depend on our ability to attract, train, retain and motivate highly qualified technical, marketing, sales and management personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to attract and retain key personnel. The loss of the services of one or more of our executive officers or key employees or our failure to attract additional qualified personnel could have a material adverse effect on our business, operating results and financial condition.

Our proprietary technology may be infringed upon or compromised and the validity of our patents may be challenged.

We rely, and intend to rely, on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect proprietary rights in Bio-Preserve (WA)'s proprietary technology and products utilizing such technology, if any. Life Systems has a worldwide exclusive license agreement with Bio-Preserve (WA) to develop, manufacture, market and sell the LifeSustainer™ devices and related perfusates based upon Bio-Preserve (WA)'s proprietary technology. Bio-Preserve (WA) currently has patents issued in the United States and patents pending in Austria, Belgium, Switzerland, Germany, Denmark, Spain, France, Great Britain, Ireland, Italy, Luxembourg, Monaco, Netherlands, Portugal, Sweden and Canada. In the future, we intend to seek additional United States and foreign patents on our technology. There can be no assurance any of these patents will issue from any pending or future applications, or that any claims already allowed will be of sufficient scope or strength, or issue in sufficient countries where our LifeSustainerTM devices, associated perfusates and products, if any, can be sold, to provide meaningful protection or any commercial advantage to us. Any challenge to Bio-Preserve's proprietary technology or our right to develop, manufacture, market and sell the LifeSustainer™ devices could result in time-consuming and costly litigation and result in a determination that Bio-Preserve (WA)'s existing patents or future patents are invalid or unenforceable. Furthermore, third parties might be able to develop other competing technologies or products without infringing any such patents.

Life Systems and Bio-Preserve (WA) have, or intend to enter into, confidentiality and invention assignment agreements with our employees, and non-disclosure agreements with certain suppliers, contractors, subcontractors, distributors and customers in order to limit access to and disclosure of proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. The laws of certain foreign countries may not protect our products or intellectual property rights to the same extent as do the laws of the United States.

In the future Life Systems or Bio-Preserve (WA) may receive notices from third parties claiming that our products, if any, or our proprietary rights infringe the proprietary rights of third parties. As the number of products and competitors in the market segments utilizing our type of technology grows, we expect to be increasingly subject to such infringement claims. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all, which could have a material adverse effect on our business, operating results and financial condition.

We may elect to pursue claims in litigation against other third parties for infringement as well, and there can be no assurance of the success of any litigation initiated by us or that such litigation will not lead to related counter-suits by third parties. Such litigation could be time-consuming and costly and have a material adverse effect on our business, operating results and financial condition.

Our products, and the technology underlying our products, may not be accepted in the marketplace.

There can be no assurance that our perfusion based technology or LifeSustainer™ devices based on our proprietary technology will be adopted by the scientific or medical communities or marketed successfully. In addition, there can be no assurance that our technology will be adopted widely as an industry standard even if products based on its technology have been introduced successfully to the market place.

We may not obtain Federal Drug Administration and other required government approvals for our medical devices.

The development, manufacturing and marketing of certain of our LifeSustainerTM devices and associated perfusates are subject to extensive regulation by governmental authorities in the United States and other countries. There is no assurance that we will obtain each of the required government approvals. In the United States, certain of our LifeSustainerTM devices and associated perfusates will require Federal Drug Administration ("FDA") approval prior to commercialization. As at the date of this registration statement, no such approval has yet been requested or obtained. There can be no assurance that such approvals will be obtained in a timely manner, or at all. If we do not obtain each of the required approvals, we will be unable to complete development or market certain of our medical devices within the United States.

We intend to manufacture and market three perfusion devices, the LifeSustainerTM 1000, LifeSustainerTM 2000 and LifeSustainerTM 3000. The LifeSustainerTM 1000 and its associated perfusate are intended for research use only and specifically are not intended for clinical applications, meaning the LifeSustainer™ 1000 and its perfusates will not be used in connection with living humans, and therefore will not require FDA approval.

The LifeSustainerTM 2000 and LifeSustainerTM 3000 and related perfusates, are designed and intended for use in human organ transplants and therapeutic treatments and therefore will require FDA approval prior to human testing and again before marketing in the United States. There can be no assurance the FDA will allow the requisite clinical trials, or that such trials will be completed successfully within any specific time period, if at all. Even if clinical trials are completed successfully, the FDA may still deny an application for approval if applicable regulatory criteria are not satisfied and/or may require additional testing or information. Even if regulatory approval is granted, such approval may include limitations on the indicated uses for which our LifeSustainerTM 2000 and LifeSustainerTM 3000 units and associated perfusates may be marketed. The failure to receive, or any significant delay in receiving, FDA approval, or the imposition of significant limitations on the indicated uses of our LifeSustainerTM 2000 or LifeSustainerTM 3000 devices or associated perfusates, may have a materially adverse effect on our business.

As at the date of this registration statement, we anticipate our LifeSustainerTM 2000 will meet the requirements to apply for FDA approval Regulatory Class #2 medical device through the FDA's 510k-approval process. We anticipate that our LifeSustainerTM 2000 will meet the requirements for a 510k application. We anticipate the LifeSustainerTM 3000 will require FDA approval as a Regulatory Class #3 medical device. Our perfusates for use in the LifeSustainerTM 2000 and LifeSustainerTM 3000 will require FDA approval under the FDA drug approval protocol, including approval for known chemical toxicities.

The 510k-approval process is a FDA approval process for medical devices. To obtain approval on a 510k process, the applicant must establish that the components requiring FDA approval have been previously approved by the FDA or are known to the FDA as being safe, and that the device itself will not be inferior to currently approved devices. The granting of approval as a Regulatory Class #2 device permits the marketing of the device subject to the general control provisions of the Federal Drug Administration Act applicable to medical devices including: annual registration, listing of devices, good manufacturing practice, labelling, and adulteration provisions. However, there can be no assurance that the FDA will accept our LifeSustainerTM devices as having components previously known to the FDA as being safe and not inferior to currently approved devices. Any change to the designation of our products under the 510k-approval process could increase costs and delay FDA approval.

If regulatory approval is obtained, we will be required to comply with a number of post-approval requirements, including reporting certain adverse reactions, if any, to the FDA, post-marketing testing and surveillance to monitor the safety and efficacy of our LifeSustainerTM devices and associated perfusates and to comply with advertising and promotional labelling requirements. Both before and after approval is obtained, any violations of regulatory requirements may result in various adverse consequences, including suspension or termination of clinical trials, delays in approval or refusal to approve, the withdrawal of an approved device or perfusate from the market, seizures of devices or perfusates, and/or the imposition of injunctions, criminal penalties and/or civil penalties against the manufacturer and/or Life Systems.

In addition to FDA approval, because the LifeSustainerTM 2000 is also intended for use to transport human organs by air transport, there is a potential that there maybe certain electronic emissions from the LifeSustainerTM 2000 that may cause radio frequency interference, electromagnetic interference or other safety and power source concerns. Therefore, before we market the LifeSustainer TM 2000 for use involving air transportation, it will also require approval from the United States Federal Aviation Administration and the United States National Transportation Safety Board. If we do not receive approval from either the United States Federal Aviation Administration or the United States National Transportation Safety Board then our ability to market the LifeSustainer™ 2000 could be significantly inhibited, which could cause our revenues to be significantly lower than expected.

Each of our LifeSustainerTM devices will require certification from Underwriters Laboratories for safety features, including prevention of electric shock, fire retardant abilities and lack of interference with other electrical devices. We anticipate that we will face similar government approval requirements in the foreign markets we have identified, including certain European countries and in Canada. As with the United States governmental approvals, there is no assurance that we will receive the required approvals, or when such approvals may be obtained. If we do not receive the required governmental approvals in a particular foreign jurisdiction, we will be unable to market our LifeSustainerTM devices and perfusates in that jurisdiction.

Additionally, while at the time of this registration statement we are not aware of any proposed legislation or regulatory requirement that, should it be enacted, will impose additional approval or regulatory requirements in connection with our LifeSustainerTM devices or perfusates, we may become subject to various federal, state and local and foreign laws, regulations and polices relating to safe working conditions, laboratory and manufacturing practices. We are unable to predict the nature and extent of restrictions that might arise from such laws, regulations and policies or any related governmental action. We may be required to incur significant costs to comply with such laws, regulations and policies, which could have a material adverse effect on our business, operating results and financial condition.

We have limited experience in conducting preclinical testing and clinical trials.

Prior to obtaining final FDA approval to commercially market and sell our LifeSustainer™ 2000 and 3000 devices we must conduct extensive preclinical testing and clinical trials to demonstrate their safety and efficacy for use on human organs. We have limited experience in conducting preclinical testing clinical trials and, based upon our current business plan, we will be dependent on third-party contract research organisations to conduct the required preclinical testing and clinical trials of the LifeSustainer™ 2000 and 3000 devices. There can be no assurance that we will receive the required FDA approval to begin clinical trials on the terms of our protocol, that the clinical trials will begin on schedule, that patients will enrol in the trial, that we will achieve the clinical evidence of efficacy at an interim review point in the clinical trials and be in a position to file for FDA approval as anticipated, or that the FDA will grant us an expedited review, if at all.

The results of initial preclinical testing and clinical trials of our LifeSustainer™ 2000 and 3000 devices and related perfusates under development will not necessarily be indicative of results that may be obtained from subsequent or more extensive preclinical testing and clinical trials. We may suffer significant setbacks in advanced clinical trials even if we achieve promising results in earlier trials. Further, clinical trials are often conducted with patients at the most advanced states of disease. During the course of the transplant procedure or therapeutic treatment these patients may suffer adverse medical effects or die for reasons not related to our LifeSustainer™ devices or associated perfusates, but which may nevertheless adversely affect the clinical trials. There can be no assurance that clinical trials of our LifeSustainer™ 2000 and 3000 under development will demonstrate the safety and efficacy to the extent necessary to obtain regulatory approvals, if at all. Furthermore, the rate of completion of our clinical trials is dependent upon, among other things, the rate of patient enrolment, which in turn is a function of many factors, including the size of the patient population, the nature of the clinical protocol under which our LifeSustainer™ 2000 and 3000 devices and related perfusates will be studies, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in patient enrolment may result in increased costs, regulatory filing delays, or both. Furthermore, the FDA, other regulatory authorities or we, at our own initiative, may suspend or terminate clinical trials at any time. The failure to adequately demonstrate the safety and efficacy of our LifeSustainer™ 2000 and 3000 devices under development in a timely manner could have a materially adverse effect on our business, operating results and financial condition.

Our reliance on a single product line may restrict our ability to generate revenues.

Although we believe that we will find large markets and significant demand for our products and technology, there can be no assurance that such markets will develop, or how quickly such demand may develop. While we intend to develop or acquire other technologies, we initially intend to concentrate our efforts primarily on developing and then marketing the LifeSustainer™ 1000 and our initial ability to generate revenues will be dependent upon the successful development of this product and its acceptance by research institutions, hospitals and other potential customers of this product to generate sales. Accordingly, for the foreseeable future, our success will be dependent upon the successful development and marketing of our LifeSustainer™ 1000 device and ancillary products.

We may fail to maintain our technological advantages, which could reduce our revenues.

We are dependent upon the technological advantages of our LifeSustainer™ 1000 and LifeSustainer™ 2000 and Bio-Preserve (WA)'s patent protection of this technology. There can be no assurance that we will be able to maintain such advantages, and the failure to do so could significantly reduce revenues for Life Systems.

Third-Party reimbursements may impair our ability to generate revenues.

The successful commercialization of our LifeSustainer™ devices and related perfusates will depend substantially on whether and to what extent and the costs of our products are reimbursed at acceptable levels by government authorities, private heath insurers and other third party payors, such as health maintenance organizations (HMOs), Medicare and Medicaid. Since few devices, and in certain applications no device, are currently approved for marketing, limited or no reimbursement plan exists for the costs associated with use of our LifeSustainer™ devices and there can be no assurance that use of our devices will be covered. In addition, reimbursement rates may vary depending on the application or use of our LifeSustainer™ devices, the third-payor, the type of insurance plan and other factors. Even if third-payor reimbursement is available, third-party payors may only be willing to provide coverage for the use for indications where the coverage for the use of our LifeSustainer™ devices compete favorably on the basis of costs and clinical effectiveness. Further there can be no assurance that providers will choose to use our LifeSustainer™ devices and related perfusates and services, when and if they become available. Moreover, we are unable to predict what legislative or regulatory changes relating to the health care industry, including any changes affecting governmental or private third-party coverage or both and reimbursement, may be enacted in the future or what effect such legislative or regulatory changes would have on our business. The failure of scientists, researchers, physicians, hospitals, and other users of our LifeSustainer™ devices and related perfusates and services, to obtain sufficient reimbursement from third-party payors for research or medical procedures using our products, or any adverse changes in governmental or private third-party payors' policies toward reimbursement for such procedures, could have a material adverse effect on our business, operating results and financial condition. If we obtain the necessary regulatory approvals in Canada, Europe and Asia, market acceptance in these areas will be dependent, in part, upon the availability of reimbursement programs. There can be no assurance that reimbursement in the United States or other countries will be available for any of our LifeSustainer™ devices or related perfusates and services or products we may develop in the future, or, if available, that reimbursement amounts will be at levels sufficient to permit us to operate profitably.

This is true particularly in the United States, where third-party payors carefully review, and increasingly challenge, the prices charged for medical procedures and medical products. Also, the trend toward managed health care in the Unites States and the concurrent growth of organizations such as HMOs, which can control or significantly influence the purchase of medical services and products as well as influence legislative proposals to reform medical services or reduce government insurance programs, may force us to set lower prices for our LifeSustainer™ devices. The cost containment measures that health care providers are instituting, including practice protocols and guidelines, and the effect of any health care reform, could have a materially adverse effect on our business, operating results and financial condition.

We have not paid dividends and do not anticipate paying dividends in the foreseeable future.

Payment of dividends on our common stock is within the discretion of our Board of Directors and will depend upon our future earnings (if any), our capital requirements and financial condition, and other relevant factors. In the past, we have not declared or paid any cash dividend on our common stock and our Board of Directors intends to continue a policy of retaining future earnings (if any), to finance our growth and for general corporate purposes. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We have accumulated substantial losses since our inception, and there can be no assurance that our operations will result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flow. For the foreseeable future, any earnings generated from our operations will be used to finance the business and growth of Life Systems.

Our common stock is not actively traded which affects the liquidity of our common stock.

To date, the common stock of Life Systems has not traded actively on the Pink Sheets LLC, where our common stock is currently quoted, or on the National Association of Securities Dealers Over-the-Counter Bulletin Board, where our common stock was quoted until December 2, 1999. There can be no assurance that the market for our common stock will become an active, liquid or continuous trading market. Furthermore, the stock market in general has experienced extreme price and volume fluctuations and volatility that has particularly affected the share prices of many technology, emerging growth and development stage companies. Factors such as announcements of the introduction of new or enhanced products or related services by Life Systems or its competitors may have a significant impact on the market price of the common stock of Life Systems.

THE OFFERING

Life Systems has 8,659,911 shares of common stock outstanding as of July 19, 2001.

The selling stockholders are registering for resale up to 8,050,002 shares of Life System's common stock, including:

    6,680,002 shares of common stock currently held by the selling stockholders;
    up to 30,000 shares of common stock held by a selling stockholder assuming the exercise of certain outstanding warrants; and
    1,340,000 shares of common stock, of which 670,000 shares of common stock are currently held by a certain selling stockholder and up to 670,000 shares of common stock are held by a certain stockholder assuming the exercise of certain outstanding warrants, acquired pursuant to a private placement subscription agreement.

This prospectus covers the resale by certain selling stockholders of up to 6,680,002 shares of common stock which were issued pursuant to our acquisition of Perfusion. Pursuant to the terms of this agreement, 6,680,002 shares of our common stock where exchanged for an equal number of common shares in the capital of Perfusion Systems, Inc. Of the 6,680,002 shares of common stock 350,000 shares are also being registered for re-sale pursuant to an option agreement, effective June 4, 2001, among Ian Middleton, Alexander von Kleist and John Pia. Pursuant to the option agreement Mr. Pia has the option purchase an aggregate of 350,000 shares in the capital of Life Systems from Messrs. Middleton and von Kleist. Of the 350,000 common shares, Mr. Pia has the option to purchase an aggregate of 100,000 common shares at an exercise price of $1.50 per share at any time on or before May 31, 2003. The option on the remaining 250,000 shares is exercisable in three tranches commencing on the earlier of 90,120 and 180 days after we file this registration statement with the SEC or 120, 150 and 210 days after June 4, 2001, as follows:
Tranche	Number of Days after Filing of Registration Statement/ Number of Days after Execution of the Option Agreement	Number of Options Granted	Exercise Price	Expiry Date(1)
1	90/120	125,000	$0.05	May 31, 2003
2	120/150	100,000	$0.25	May 31, 2003
3	180/210	25,000	$1.00	May 31, 2003
TOTAL:		250,000

However, in the event that Mr. Pia sells a sufficient number of his Life Systems common shares, that he acquired pursuant to the private placement effective June 4, 2001, so as to result in total proceeds to him of at least $1,005,000 or more, then Messrs. Middleton and von Kleist shall cease granting any outstanding portion of the 250,000 options and any such unexercised options previously granted shall be cancelled.

In addition, pursuant to the terms of the option agreement, Messrs. Middleton and von Kleist have agreed that, until such time as Mr. Pia has sold a sufficient number of his Life Systems common shares, that he acquired pursuant to the private placement effective June 4, 2001, so as to result in total proceeds to him of at least $1,005,000 or more, Messrs. Middleton and von Kleist will not sell any common shares in the capital of Life Systems that they "beneficially own" (as that term is defined in Rule 16a-1 of the Securities Exchange Act of 1934) without the prior consent of Mr. Pia. Thereafter, if Mr. Middleton or Mr. von Kleist has an opportunity to sell their Life Systems common shares, Mr. Pia, at his election, shall be entitled to sell his Life Systems common shares with Mr. Middleton or Mr. von Kleist or both, on a pro rata basis, whereby for every two Life Systems common shares sold by either Mr. Middleton or Mr. von Kleist or both as the case may be, Mr. Pia is entitled to sell one Life System common share.

This prospectus also covers the resale by John Pia of 670,000 shares of common stock and a further 670,000 shares of common stock issuable upon the exercise of certain warrants. The common shares and warrants were issued pursuant to a private placement of units, effective June 4, 2001, where we sold an aggregate value of $1,005,000 units to Mr. Pia. Each unit consisted of one share of our common stock and one non-transferable stock purchase warrant. The common stock purchase warrants vest on the earlier of December 1, 2001, or such earlier date as shall be the earliest date on which the number of Life System common shares beneficially owned by Mr. Pia, together with the number of Life Systems common shares issuable pursuant to the warrants, and the number of other Life Systems common shares which Mr. Pia is deemed to be the beneficial owner of under section 13(d) or the Securities Exchange Act of 1934, totals less than 10% of the issued and outstanding common stock in the capital of Life Systems. The vested warrants entitle Mr. Pia to purchase up to 670,000 shares of our common stock at an exercise price of $1.50 per share on or before 4:00 p.m. (Seattle time) May 31, 2003. In the event that we sell shares in our common stock in a future equity financing at a price below $1.50, the Mr. Pia's warrants exercise price will be adjusted to the lowest per share price at which such financing was completed.

This prospectus also covers the resale by Monahan & Biagi, PLLC of 30,000 shares of our common stock issuable upon exercise of certain warrants which were issued pursuant to a settlement agreement, effective March 14, 2001, between Life Systems and Monahan & Biagi, PLLC. The warrants entitle Monahan &Biagi, PLLC to purchase up to 30,000 shares of our common stock at an exercise price of $0.001 per share. The warrants are exercisable at any time until the later of March 14, 2002 or sixty days after the date Monahan & Biagi receive written notification from Life Systems that this registration statement has been filed and becomes and remains effective.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the common stock by the selling stockholders.

PRICE RANGE OF COMMON STOCK

National Association of Securities Dealers Over-the-Counter Bulletin Board and Pink Sheets LLC

From December 2, 1999 to present, our common stock has been quoted on the Pink Sheets LLC market (initially under the symbol "BIPN", CUSIP #09056W 10 3 and effective November 27, 2000 under the symbol "LIFS", CUSIP #53217N 10 7). From August 28, 1997 to December 2, 1999 our common stock was quoted on the National Association of Securities Dealers Over-the-Counter Bulletin Board under the symbol "BIPN", CUSIP #09056W 10 3. Prior to August 28, 1997, there was no public market for our shares of our common stock. Our common stock is not currently eligible for quotation on the OTCBB as we have not yet effected registration under the Securities Exchange Act, as required under National Association of Securities Dealers (NASD) Rule 6530.

The following quotations reflect the high and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The high and low prices of our common stock for the period indicated are as follows:

Quarter Ended	High	Low
March 31, 1999	$1.188	$.350
June 30, 1999	$0.875	$0.270
September 30, 1999	$0.280	$0.110
December 31, 1999	$0.040	$0.010
March 31, 2000	$0.220	$0.015
June 30, 2000	$0.080	$0.030
September 30, 2000	$0.035	$0.012
December 31, 2000	$1.781(1)	$0.010(1)
March 31, 2001	$2.453(1)	$1.050(1)
June 30, 2001	$2.375	$1.150

(1) On November 1, 2001, Life Systems stockholders approved a 1:25 consolidation of the issued and outstanding common shares in the capital of Life Systems. On November 27, 2000, believing the consolidation was effective, Life Systems publicly disseminated news of the share consolidation and our common shares began trading on a consolidated basis. However, due to an inadvertence, the required filing with the Nevada Secretary of State, which determines the effective date of the consolidation, was not made until May 2, 2001.

Our common shares are issued in registered form. First American Stock Transfer (Suite 2, 1717 East Bell Road, Phoenix, Arizona 85022 (telephone: (602) 485-1346)) is the registrar and transfer agent for our common shares.

On July 19, 2001, the stockholders' list for Life Systems' shares of common stock showed approximately 144 registered stockholders and 8,659,911 common shares outstanding. We have researched indirect holdings registered to the various depository institutions and stock brokerage firms, and estimate that as of this date there were approximately 206 beneficial stockholders.

DIVIDEND POLICY

We have not declared any dividends since incorporation and do not anticipate that we will declare any dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on Life Systems' common shares, our intention is to retain future earnings, if any, for use in our operations and for the expansion of our business.

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS

The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in the section entitled "Risk Factors".

PLAN OF OPERATIONS

We are a Nevada development stage company and are devoting substantially all of our present efforts to establishing a new business. Our planned operations have not commenced and, accordingly, no operating revenues have been derived to date, other than $55,000 we received from the sale of a prototype device in 1998. Our products bring together the diverse components used for perfusion into clean, compact, effective, user-friendly devices. Such devices are used in biomedical research, to diagnose and preserve human organs for transplants, and for therapeutic treatment of isolated organs. We also intend to provide organ preservation and perfusion research services to pharmaceutical and biotechnology companies as well as non-profit research institutions interested in using isolated organs for drug discovery and other types of biomedical research.

We hold an exclusive, worldwide license agreement from our subsidiary Bio-Preserve (WA) to develop, manufacture, use, and sell the LifeSustainer™ 1000, 2000 and 3000 and the associated patents and intellectual property which are held by Bio-Preserve (WA). Initially, we plan to develop the LifeSustainer™ 1000 isolated organ perfusion technology to the production stage. The LifeSustainer™ 1000 workstation provides an advanced, computer-based approach to the task of organ perfusion and preservation. In collaboration with leaders in the transplantation field, we plan to incorporate in-house knowledge and modern device design into a second equipment series, the LifeSustainer™ 2000. This unit could be sold as an optimized human organ transport system, replacing the current mode of transport in standard ice coolers. We intend to eventually offer a LifeSustainer™ 3000 model for the therapeutic treatment of isolated organs. The LifeSustainer™ 1000, 2000 and 3000 series will all require custom disposable components designed and manufactured by us, representing additional revenue potential. We intend to manufacture some of these disposables, while others will be manufactured by contractors to our specifications.

Our results will depend on our ability to generate contract research revenues and, later, through the sales of its LifeSustainer™ products and supplies. As we commence the development of our LifeSustainer™ 2000 and 3000 models, we will incur increased development and manufacturing expenses together with increased costs for regulatory compliance, patent prosecution and other factors.

We expect to incur research and development expenses of about $1,500,000 over the next year. These expenses will be used primarily to fund the conversion of the existing LifeSustainer™ 1000 laboratory prototype into a cost-effective production design and for conducting efficacy testing of certain cardiopeptides owned by Cytran Incorporated and Cytran Ltd., pursuant to a proposed joint venture agreement which we may enter into with Cytran Incorporated and Cytran Ltd. We will also be completing construction of four prototype LifeSustainer™ devices for placement with research institutes. We also expect to incur about $300,000 in expenses for equipment purchase and have budgeted $900,000 for marketing, administration and overhead expenses.

We have hired an engineer and a technician to assist our president, Dr. Sadri, in completing the LifeSustainer™ 1000 production design. In addition, we expect to hire a full-time administrative assistant, and part-time marketing and administration staff.

We have incurred recurring losses from operations and have a total accumulated development stage deficit of $12,077,097 as at December 31, 2000. Our continued existence as a going concern, and the success of our future operations, will be dependent upon our ability to secure additional funding for completing and marketing our products.

From 1999 to 2000, our operating expenses (including research and development, general and administration expenses) decreased from an aggregate of $957,294 to $657,355. This was due primarily to a serious shortfall in funding which inhibited our operations.

As of December 31, 2000, we had cash assets of approximately $215,000. For the upcoming year, we have forecast operating expenses of $1,200,000 and expenses for research and development of $1,500,000; i.e., a total of $2,700,000, which means that Life Systems will need to raise at least $2,500,000 during 2001. As of the date of this prospectus, we have raised $1,005,000 towards our expenses for the upcoming year pursuant to a private placement agreement with John Pia. Under the terms of the private placement agreement, in consideration for the $1,005,000 we issued 670,000 units to Mr. Pia with each unit consisting of one share of our common stock and one share purchase warrant which entitles him to purchase an additional share of our common stock at a price of $1.50 per share. In the event that we sell shares of our common stock in a future equity financing at a price below $1.50, the warrant's exercise price will be adjusted to the lowest per share price at which such financing was completed.

We plan to raise the capital required for both the LifeSustainer™ 1000 and 2000 programs from various capital sources. We are currently in discussions with a number of parties who are considering providing financing to fund our operations. We expect to close one or more financing transactions in the near future, leading to an accelerated development schedule culminating in the release of the LifeSustainer™ 1000 to manufacturing during the first quarter of 2002. Prototyping of the LifeSustainer™ 2000 is expected to commence during 2002. In order to maintain our expected schedule for the development of the LifeSustainer™ 1000, we will need to raise a total of approximately $3 million including the $1,005,000 raised from Mr. Pia by February 2002. In order to maintain our expected schedule for the development of the LifeSustainer™ 2000 and 3000 devices, we will need to raise an estimated additional $5 million before September 2002 for the development of the LifeSustainer™ 2000 and an estimated additional $4 million before September 2004 for the development of the LifeSustainer™ 3000.

There is, however, no assurance that any of the funding options will be consummated in the necessary time frames needed for continuing operations, or on terms favorable to us. If adequate funds are not available, we will be required to significantly curtail our operating plans.

BUSINESS

General Overview

Life Systems is a biomedical device development company that is developing, and intends to produce and market, isolated organ perfusion devices. Under the terms and conditions of a worldwide exclusive license agreement with Bio-Preserve (WA), Life Systems majority owned subsidiary, Life Systems acquired the right to develop, manufacture, use, and market isolated organ perfusion devices incorporating Bio-Preserve (WA)'s patented perfusion technology. Our first generation LifeSustainerTM devices are designed to monitor and control critical perfusion parameters during the perfusion of the isolated organ in order to maintain the function and viability of the preserved organ. LifeSustainerTM devices are based on perfusion technology. Perfusion is the circulation of fluids (containing oxygen, nutrients, and other ingredients necessary for the organ to be viable) in an isolated organ using the organ's own vascular network. Perfusion may be used in the preservation of animal and human organs outside the body. Such organs may be used for transplant into patients whose organs have failed, for research studies on drug therapeutics, toxicology, drug metabolism and pharmacology, and in other biomedical disciplines where there is a need to maintain viability of human or animal organs outside the body.

In our LifeSustainerTM devices, an isolated organ will be placed in a special organ chamber and connected to tubing, through which a fluid (called "perfusate") is pumped to maintain the organ's function and viability. The administration of the perfusate is controlled by a computer, which also monitors and controls critical perfusion parameters.

Currently, Life Systems has two machines under development, the LifeSustainerTM 1000 and the LifeSustainerTM 2000. Our third generation machine, the LifeSustainerTM 3000, is currently in the initial design stage. The LifeSustainerTM 1000, our first generation machine, that is designed as a biomedical laboratory research device is intended for the preservation of organs from animals. The LifeSustainerTM 2000's technology, designed for use on isolated human organs, is expected to be used to maintain and assess the viability of an isolated and preserved organ, and is anticipated to serve as a better alternative to the ice chests or coolers currently used to preserve and transport organs. We anticipate that the LifeSustainerTM 3000 will be designed initially to sustain the function of human organs that have been temporarily removed from the body, or isolated from the body's blood circulation for treatment purposes. We believe the LifeSustainerTM 3000 will eventually provide a means to perform isolated organ drug therapy treatments.

As at the date of this registration statement, design of the LifeSustainerTM 1000 is complete with construction of the final prototype 80% complete. The LifeSustainerTM 1000 does not have a clinical application and therefore does not require FDA approval. We anticipate that the LifeSustainerTM 1000 will be market ready by the fourth quarter of 2002. We intend to market the LifeSustainerTM 1000 primarily to biomedical research facilities. Design of the LifeSustainerTM 2000 is 20% complete. Designed for use with human transplant organs, the LifeSustainerTM 2000 will require FDA approval prior to human testing and again prior to marketing. Pending FDA approval, we anticipate beginning final testing of the LifeSustainerTM 2000 in the second quarter of 2004. Upon receiving FDA approval, we anticipate marketing the LifeSustainerTM 2000 to transplant facilities and transplant organ procurement organizations. Design on the LifeSustainerTM 3000 is 10% complete. We anticipate completing the final prototype in the fourth quarter of 2005. As with the LifeSustainerTM 2000, the LifeSustainerTM 3000 will require FDA approval. We anticipate requesting initial FDA approval by the first quarter of 2006.

We maintain our head office, as well as the head offices for Bio-Preserve (FL) and Bio-Preserve (WA) at 8717 - 148th Avenue NE, Redmond, Washington.

Corporate History

We were incorporated under the laws of the State of Nevada on February 4, 1997, under the name of Forever Music, Inc., for the purpose of engaging in the business of offering music and music appreciation seminars and informational workshops. We had no revenues from that plan of business. On August 4, 1997, we changed our name to Bio-Preserve International Corporation. On August 4, 1997, we effected a forward 10-for-1 stock split of our common stock, increasing our authorized capital from 20,000,000 shares to 200,000,000 shares of common stock par value $0.0001. Effective November 20, 2000 we changed our name to Life Systems Corp. On November 1, 2000, we obtained majority stockholder approval to: (1) effect a consolidation of our issued and outstanding common stock on a 1:25 basis, such that for every 25 common shares of Life Systems common stock held by a Life Systems stockholder pre-consolidation, the stockholder would hold one common share post-consolidation and (2) consolidate our authorized capital on a 1:4 basis, thus reducing our authorized common share capital to 50,000,000 (par value remaining unchanged at $0.0001). However, due to an inadvertence, the required statutory filing to effect the consolidation was not filed with the Nevada Secretary of State, until May 2, 2001.

Believing the consolidation was effective, on November 27, 2000, we publicly disseminated news of the share consolidation and our common shares began trading on a consolidated basis. In this prospectus, unless otherwise stated: transactions and agreements entered into prior to November 1, 2000, and any reference to the same, are based upon and refer to pre-consolidation figures and transactions; and agreements entered into on or after November 1, 2000, and any reference to the same, are based upon and refer to post-consolidation figures.

In 1997, we acquired 80.57% of the issued and outstanding shares of Bio-Preserve (FL) for 6,244,077 shares of our common stock. Bio-Preserve (FL) was incorporated in the State of Florida on June 11, 1996. Bio-Preserve (FL) owns 100% of the issued and outstanding shares of Bio-Preserve (WA).

Bio-Preserve (WA) was incorporated in the State of Washington on January 27, 1994. Bio-Preserve (WA) was incorporated to develop the proprietary organ perfusion devices now known as LifeSustainer™ devices.

Effective October 31, 2000, we acquired 100% of the issued and outstanding shares of Perfusion Systems, Inc. for 167,000,000 shares in the capital of Life Systems. Perfusion was incorporated on March 29, 2000, in the state of Nevada with the intent to raise capital to develop and acquire biomedical technologies.

Recent Transactions

During 1999, we borrowed $102,000 from a stockholder, Leon Nowek. Prior to December 31, 1999, the $102,000 loan, together with interest at 10%, was repaid as agreed.

Between February 4, 1999 and March 8, 1999, pursuant to a series of promissory notes, we borrowed a total of $90,000 at 12% interest from Dr. Arthur Karuna-Karan. At the time of the loan, Dr. Karuna-Karan was a stockholder, director, president and CEO of Life Systems. On December 1, 1999, 424,000 common shares in the capital of Life Systems were issued to Dr. Karuna-Karan in full satisfaction of Life Systems' indebtedness to Dr. Karuna-Karan, including accrued interest of $1,000 and $15,000 in other payables due to Dr. Karuna-Karan. The shares were issued at a price of $0.25 per share.

On April 6, 1999, we entered into a $350,000 convertible 2% debenture and warrant purchase agreement with GEM Singapore PTE, LTD. of Singapore and Turbo International, Inc. of Nassau, Bahamas, whereby GEM Singapore lent us $325,000 and Turbo lent us $25,000. These debentures were convertible into common stock of Life Systems on or before April 5, 2004. The conversion rate was the lesser of either $0.39 or 65% of the average closing bid price of our common shares for the five trading days immediately preceding the conversion date. In order to facilitate any eventual conversion by either GEM Singapore or Turbo, pursuant to an escrow agreement, dated April 6, 1999, we deposited a total of 12,100,000 shares of our common stock with an escrow agent, including 1,750,000 shares escrowed for future conversion of the warrants issued under the terms of the 2% debenture. GEM Singapore received two warrants, each expiring on April 5, 2002. The first warrant granted GEM Singapore the right to acquire 1,400,000 of our common shares at an exercise price of $0.001 per share, and the second warrant granted GEM Singapore the right to acquire 350,000 of our common shares at an exercise price of $0.30 per share. In May 1999, Turbo converted their $25,000 debenture (together with accrued interest of $38.88) into 100,156 of our common shares. Between April 6, 1999 and September 16, 1999, GEM Singapore exercised 1,400,000 warrants acquiring 1,400,000 of our common shares and converted $125,376 of their $325,000 debenture (including accrued interest) to 2,999,543 of our common shares. On September 8, 1999, counsel representing GEM Singapore notified us that we were in defaulted on our obligations to GEM Singapore under the convertible 2% debenture. Based upon this notification, we notified counsel for GEM Singapore that the automatic conversion of the remaining debentures was triggered. Subsequently we entered into negotiations with GEM Singapore with respect to the number of common shares issuable upon the automatic conversion. In connection with these negotiations, we issued 7,600,301 shares of our common stock to GEM Singapore, being the number of common shares remaining in escrow. On November 15, 2000, Life Systems and GEM Singapore executed mutual releases confirming full satisfaction of all obligations in connection with the convertible 2% debenture and warrant purchase agreement.

On September 15, 1999, we entered into a share purchase agreement with Allied Resources Inc. of West Virginia. Under the share purchase agreement we agreed to issue to Allied Resources 35,000,000 of our common shares in exchange for Allied Resources providing us with a promissory note in the amount of $350,000. Concurrently, we obtained a bridge loan from Allied Resources. Under the bridge loan agreement, pursuant to a series of promissory notes, Allied Resources was to advance to us $50,000 per month for seven months for a total of $350,000 plus simple interest at 3% per annum. Concurrently with entering into the bridge loan agreement, Life Systems and Bio-Preserve (WA) and Allied Resources entered into a security agreement granting Allied Resources a first priority secured lien over Life Systems' assets, including our right, title and interest, through Bio-Preserve (WA), in and to United States Patents 5,338,662 and 5,494,822, the patents for our proprietary perfusion technology. In November 1999, after having advanced only $130,000, Allied Resources defaulted on the bridge loan agreement. As a result of Allied Resources' default, we nullified the share purchase agreement and entered into a modification agreement with Allied Resources, converting the outstanding indebtedness of $130,000 to a convertible loan. On August 9, 2000, Perfusion Systems, Inc retired the outstanding convertible loan. In consideration for $100,000 in full and final settlement of the outstanding convertible loan, Perfusion Systems, Inc. obtained an assignment of Allied Resources' first priority security interest in Life Systems' assets.

On November 23, 1999, Nextpath Technologies Inc. of Tulsa, Oklahoma advanced $100,000 to us for which we provided Nextpath with a promissory note dated November 23, 1999. As collateral for the $100,000 advance, we granted Nextpath a second priority interest over Life Systems' assets, including our right title and interest, through Bio-Preserve (WA), in and to United States Patents 5,338,662 and 5,494,822, the patents for our proprietary perfusion technology. On February 4, 2000, a representative of Nextpath advanced a further $50,000 to us as an unsecured account payable. On December 23, 2000, we defaulted on our payments to Nextpath in connection with the $100,000 promissory note. At present, we are negotiating with Nextpath to secure a mutual release of any and all outstanding obligations of Life Systems owing to Nextpath; however to-date we have not yet reached any agreement as to the terms of such a release.

On April 21, 2000 we entered into a Memorandum of Understanding with Perfusion Systems, Inc., which led to Life Systems acquiring 100% of the issued and outstanding shares of Perfusion Systems, Inc. effective October 31, 2000. Under the terms of the Memorandum of Understanding, Perfusion agreed, in return for a future share exchange with Life Systems, to provide financing for Life Systems' daily operations and to provide assistance with settling certain outstanding debts owed by Life Systems, including outstanding amounts owing to Allied Resources, Inc. To assist with settling certain outstanding debts, on May 24, 2000, Life Systems entered into an Agency Agreement with Perfusion Systems, Inc., Ian Middleton and Alexander von Kleist.

As a result of the Memorandum of Understanding and Agency Agreement, and prior to becoming a wholly owned subsidiary of Life Systems, Perfusion Systems, Inc. advanced $605,000 to Life Systems pursuant to promissory notes bearing 3% interest and maturing December 31, 2000, and paid miscellaneous accounts payable on Life Systems' behalf totalling $43,750. On August 9, 2000, in connection with the outstanding debt of $130,000 owed by Life Systems to Allied Resources, Perfusion Systems, Inc. paid Allied Resources $100,000 in full and final settlement of all outstanding indebtedness owed by Life Systems to Allied Resources and acquired an assignment of Allied Resources' convertible loan and security agreement.

On November 1, 2000, we obtained majority stockholder approval to effect a 1:25 consolidation of our issued and outstanding common shares. However, due to an inadvertence, the required statutory filing to effect the consolidation was not filed with the Nevada Secretary of State, until May 2, 2001.

On March 14, 2001, in connection with our settlement of $96,253 in outstanding legal fees and pursuant to a mutual and final release, we issued 30,000 share purchase warrants to Monahan & Biagi, PLLC, our former corporate counsel, such warrants entitling Monahan & Biagi to acquire 30,000 of our common shares. The warrants are exercisable at $0.001 per share any time on or before the later of either the one (1) year anniversary of the date of the warrant or sixty (60) days after the date that the holder receives written notice from us that a registration statement filed by us under the Securities Act of 1933 with respect to the common shares issuable upon exercise of the warrants has become and remains effective. Concurrently with issuing the 30,000 warrants, Life Systems entered into a registration rights agreement with Monahan & Biagi. Under the terms of the registration rights agreement, we agreed that, in the event Life Systems proposed to register any of its stock under the Securities Act of 1933, we would also cause to be registered the 30,000 common shares issuable upon exercise of the warrants.

On June 4, 2001, in consideration for $1,005,000 we issued 670,000 units to John Pia. Each unit consisted of one share of our common stock and one non-transferable stock purchase warrant. The stock purchase warrants vest on the earlier of December 1, 2001, or such earlier date as shall be the earliest date on which the number of Life System common shares beneficially owned by Mr. Pia, together with the number of Life Systems common shares issuable pursuant to the warrants and the number of other Life Systems common shares which Mr. Pia is deemed to be the beneficial owner of under section 13(d) or the Securities Exchange Act of 1934, totals less than 10% of the issued and outstanding common stock in the capital of Life Systems. The vested warrants entitle Mr. Pia to purchase up to 670,000 shares of our common stock at an exercise price of $1.50 per share on or before 4:00 p.m. (Seattle time) May 31, 2003. In the event that we sell shares in our common stock in a future equity financing at a price below $1.50, the warrant's exercise price will be adjusted to the lowest per share price at which such financing was completed.

On June 27, 2001, Life Systems and Bio-Preserve (WA) finalized a term sheet with Cytran Incorporated and Cytran Ltd. for a proposed joint venture agreement to explore the feasibility of developing certain patented compounds owned jointly by Cytran Incorporated and Cytran Ltd., namely Cardiopeptides Gly-Glu and Val-Thr, as medical products. Under the proposed terms of the joint venture agreement, provided that we have fully performed our obligations during the initial term of the joint venture, we will share commercialization rights to the Cardiopeptides within the United States and Canada as follows:

      Life Systems will own 75% and Cytran Incorporated and Cytran Ltd. together will own 25% of the commercialization rights for any product developed from one or both of the Cardiopeptides for non-regulated uses;

      Life Systems will own 50% and Cytran Incorporated and Cytran Ltd. together will own 50% of the commercialization rights for any product developed from one or both of the Cardiopeptides for regulated uses (as defined in the term sheet as a perfusate; and

      Life Systems will own 25% and Cytran Incorporated and Cytran Ltd. together will own 75% of the commercialization rights for any product developed from one or both of the Cardiopeptides for regulated uses (as defined in the term sheet other than as a perfusate.

      Pursuant to the term sheet and as at the date of this prospectus, no party will have any liability to another party in the event the parties fail, for any reason, to execute a definitive agreement.

      Business Strategy

      Our goal is to become a leading commercial manufacturer and marketer of perfusion devices and perfusates for use in isolated organ research, human organ preservation and transport and, ultimately, for isolated organ therapeutic drug treatments. Initially we are focusing our efforts on the research market with our LifeSustainer™ 1000 and are finalizing development of the LifeSustainer™ 2000. In executing our business strategy, we will:

      - Complete the final prototype for the LifeSustainer™ 1000;

      - Identify key research facilities for initial placement of the LifeSustainer™ 1000;

      - Complete development of the LifeSustainer™ 2000 for submission for initial FDA approval and begin human organ clinical testing for final FDA approval. We also intend to seek regulatory approval for the LifeSustainer™ 2000 in Europe, Asia and Canada.

      The Need for a Modern Perfusion Device

      Currently, we believe that no integrated perfusion device is available that is capable of performing perfusion applications with the operating efficiencies of our LifeSustainerTM devices. For some perfusion applications no device exists, and for other perfusion applications the only systems currently available are user built "jerry-rigged" assemblages of disparate components from a variety of suppliers. Our LifeSustainerTM series, currently comprised of the LifeSustainerTM 1000, the LifeSustainerTM 2000, and the LifeSustainerTM 3000, brings together the diverse components necessary to perfuse and monitor organs into a single device. We believe that the design and functionality of our LifeSustainer™ devices will enable them to perform in a simple, user-friendly manner and that their features reflect the most current knowledge of organ preservation.

      In the area of biomedical research, certain testing regimes require a means to isolate an organ in order to separate the response of a target organ from the complex biochemical responses occurring in a living animal. Currently, the majority of such testing is accomplished using cell culture methods, which by their design do not enable the biomedical researcher to assess the overall response of a target organ. We believe that results from perfusion based research, in comparison to cell culture methods, are faster and more accurate because of the contained atmosphere and the unimpaired structural relationship with the organ tissue. We believe that isolated organ perfusion testing is currently under-utilized, in part because isolated organ researchers currently have no alternative but to individually purchase the necessary components and construct a system capable of conducting isolated organ perfusion based research. We believe that the introduction of our LifeSustainerTM 1000 technology, capable of delivering a single integrated perfusion device, will meet the needs of isolated organ perfusion research.

      In the area of human organ transplants, low temperature (or hypothermic) preservation is the universally accepted standard to minimize oxygen deprivation induced trauma to the organ during transportation of the organ from the donor to the recipient. The hypothermic preservation technique utilizes low temperature, which significantly reduces the metabolic requirements or energy demand of an isolated organ. In addition to maintaining it at a low temperature, the organ is flushed with a special solution (perfusate) that contains a certain concentration of electrolytes that further reduces the energy demand of the preserved organ. Reducing the energy demand of the organ is an important step in preserving and maintaining the organ's viability both prior to and during transportation of the organ from the donor to the recipient. At present, despite all the many advances in the medical field, a common ice-chest, with no monitoring and controlling capabilities, remains the accepted means of preserving and transporting human organ. While the life expectancy of an organ in a human body is on average 70 years or more, the medical profession cannot keep the same organ viable outside of the body for more than a few hours. The lack of advanced research tools for studying organ metabolism has kept the medical profession's understanding of how to preserve and maintain an isolated organ at a minimum. We believe that our state-of-the-art LifeSustainer TM 1000 will give biomedical researchers a valuable research tool, which will advance the medical profession's knowledge and understanding of organ function and metabolism. We believe that our LifeSustainer TM 2000 addresses the need for a means to preserve and transport a donor organ, while maintaining it at an optimum low temperature and providing continuous perfusion with monitoring and controlling capabilities from the time the organ is removed from the donor until it is transplanted into the recipient.

      Future uses of perfusion technology may include the use of perfusion devices to maintain living human organs while such organs are temporarily removed from the body or isolated from the body's blood circulation system. Our LifeSustainerTM 3000 is being designed to meet such a demand. We anticipate the LifeSustainerTM 3000 will be used in medical treatments that require or will benefit from having a specific organ or organs isolated from a patient's blood stream. Such treatments may include chemo- and radiotherapies for non-metastic carcinomas, antineoplastic drugs and other treatments to be delivered to the organ at dosage levels so high that they would otherwise be sufficient to permanently injure or even kill the patient. As well, we believe that isolated organ perfusion technology may be used in the establishment of new dosage regimens of existing drugs that are currently restricted to a limited number of cycles or treatments because of the potentially damaging side effects to non-targeted organs, or to the health of the patient or both.

      Our LifeSustainer™ Isolated Perfusion Devices

      The LifeSustainer™ 1000 - Perfusion Used for Research

      The LifeSustainerTM 1000, our standard laboratory model, is designed and intended for use in biomedical research, including drug development. We anticipate that, when used in connection with drug development, the LifeSustainerTM 1000 will provide a means to reduce the time taken for drug development and improve the measurement of the efficacy and toxicity of new drugs. Ultimately the LifeSustainerTM 1000 may provide an additional safety step in the drug approval process.

      At present, we believe that no perfusion device exists which brings together the full complement of capabilities provided by the LifeSustainerTM 1000. Currently, in order to obtain the range of performance characteristics provided by the LifeSustainerTM 1000, researchers must buy a number of separately manufactured components and then assemble the individual components into a working unit. The situation is analogous to buying the parts of different cars and then taking them home to assemble the pieces into a finished automobile. The cost just to gather the individual parts may be higher than buying a factory-assembled model, not accounting for the time required for fitting and assembly, or the risk of inferior performance of a user built system. In comparison, the LifeSustainerTM 1000 provides a ready-made device combining all the components of a traditional user built laboratory perfusion device into a single cohesive system. In addition to the benefits of a ready built device, we believe that the LifeSustainerTM 1000's features address certain limitations of existing user built perfusion devices.

      For example, a common problem currently encountered by isolated organ perfusion researchers is that the equipment currently available, or which researchers assemble by themselves, is designed only for a specific organ. This means that researchers are unable to perform experiments on more than one type of organ unless they are prepared to invest the time, effort and expense to re-engineer and adapt the equipment that they are using. The design of the LifeSustainerTM 1000, incorporates specially designed organ chambers; this enables a researcher to perfuse multiple organ types, including hearts, kidneys, livers, intestines and most small mammal organs using a single device.

      The LifeSustainerTM 1000 is also designed to simultaneously perfuse two organs, thereby alleviating another problem commonly encountered with existing perfusion equipment. Existing perfusion equipment cannot simultaneously perfuse two organs. The ability to simultaneously perfuse two organs will enable researchers to use one organ as an experimental control while the other organ, or "variable", is being treated. Limitations of existing perfusion equipment require researchers, who wish to compare a test organ, to either construct a separate operating perfusion device or perfuse organs at different times. The LifeSustainerTM 1000 enables researchers to perfuse a control and a variable organ simultaneously on a single device while maintaining each perfused organ on an independent pump, control system, perfusate stream and sensor pathway. We believe the capability to independently perfuse two organs simultaneously will increase the number of possible statistically valid measurements and comparisons, as well as the validity and accuracy of the measurements and comparisons between control and treated organs, thereby improving the accuracy and validity of test results. In addition, we believe the ability to conduct simultaneous perfusion of two organs on a single device will reduce both the time and expense of a given test.

      Finally, at the heart of our LifeSustainerTM 1000 is our integrated computer system, with its custom designed graphic display mode designed to enhance the ease and speed with which users can monitor administration of the perfusate and organ performance. Combined with the advantages of a ready made integrated system, we believe the design and function of the LifeSustainerTM 1000's computerized monitoring system will prove to be user friendly, more capable and less costly than the current user built systems.

      The LifeSustainerTM 1000 utilizes software that was created on National Instruments Corp.'s LabVIEW™ platform to interface the user to the machine, and the machine to the instruments required to gather data from the organ that is being tested. We believe that the LabVIEW™ platform is the de facto standard in biomedical laboratory instrumentation and control; it is sold worldwide for the purpose of creating custom programs designed to interface to both existing and custom biomedical devices instrumentation. LabVIEW™ is a general programming environment in which any particular process or system may be modelled, simulated and interfaced to active instrumentation. For example, a physical plant (anything from an oil refinery down to a simple voltmeter) maybe modelled onscreen as a process flow diagram (a connected series of images, pipes, electrical connections, etc.). Designated nodes on the process flow diagram undergo physical and mathematical processes. A node may bring real-life data into the process from a sensor and sensor interface board, for example, at which point a program is run on the data to scale and average the data into useable form which is then passed onto the next node in the system. This is analogous to the process run by the LifeSustainerTM 1000 via the LabVIEW™ software integrated into the unit. The LabVIEW™ program written into the LifeSustainerTM 1000 is a collection of nodes (each available within the LabVIEW™ environment) "wired" together in novel ways with novel concepts integrated into the mathematics making the finished program a wholly Life Systems' owned and copyrightable piece of property. The LifeSustainerTM 1000 is essentially unusable without the program.

      It is possible to run an ancillary program called Application Builder on the finished LabVIEW™ program that results in a third program called an executable. This third program has all of the desired features of the full LabVIEW™ source, except that it is fixed in nature (i.e., cannot be adjusted or altered). All features of LabVIEW™ other than those actually called for in the written program are eliminated (to create a so-called compiled version). This executable is licensed by National Instruments for distribution by the original equipment manufacturer (in this case Life Systems) for a $10.00 fee to third parties. This is distinct from the LabVIEW™ programming environment itself, which retails for approximately $2,000.00 and cannot be distributed to third parties. Life Systems intends to distribute only the executable with the LifeSustainerTM 1000 and to do so under the license granted by National Instruments to original equipment manufacturers.

      Design of the LifeSustainerTM 1000 is complete. As at the date of this registration statement, pending receipt of additional financing, the final prototype is scheduled for completion in the first quarter of 2002. In November 2000, to assist in the final phase of system refinements to the LifeSustainerTM 1000, we engaged the services of STRATOS Product Development LLC to refine certain sub-systems of the LifeSustainerTM 1000 and to evaluate the need for additional refinements.

      Upon completion of the prototype, we intend to arrange for extensive laboratory testing and assessment by selected perfusion research facilities in the United States. Currently, we anticipate the LifeSustainerTM 1000 will be fully tested and market ready by the fourth quarter of 2002.

      The LifeSustainer™ 2000 - Perfusion Used for Organ Transplantation

      At present, no approved perfusion device exists for transporting a human heart, liver, pancreas, or lung. The only perfusion devices with FDA approval for use in organ transportation are the Bauer kidney perfusion device and two similar kidney devices no longer in production. A key feature of the Bauer patents is the Peltier cooling system, a lightweight non-moving bi-metal device. In 1994 the owners of the Bauer kidney perfusion transportation device assigned patent rights with FDA 510K approval to our majority owned subsidiary Bio-Preserve (WA) thus permitting Bio-Preserve (WA) to incorporate aspects of the Bauer device into the design of the LifeSustainerTM 2000 device. Under the terms of the worldwide exclusive license agreement with Bio-Preserve (WA), Life Systems acquired the exclusive rights to develop and market perfusion devices incorporating the Bauer machine technology.

      The lack of FDA approved organ transport devices other than the above mentioned kidney perfusion devices, means that most transplant operations are a race against time. This increases the difficulty of the procedures and leads to increased costs. In some cases, because time is a critical issue, many otherwise feasible organ donations are rejected.

      We believe that in the organ transplant area an affordable monitoring, preservation and transportation device will have five immediate benefits:

      - More organs will survive transportation and thus be available for transplantation;

      - Organs with the same transportation time will arrive in better condition leading to an improvement in patient health, a reduction in post-operative treatment and a substantial savings in the average cost for transplantation procedures;

      - The increased preservation time will permit more extensive tissue matching procedures to be carried out, reducing the ever-present possibility of rejection;

      - Transplant operations may be scheduled during normal operating hours allowing patients to be better prepared for the procedure, and their long-term survival rate is therefore likely to increase; and

      - Objective medical data on the physical condition of a perfused organ will provide transplant surgeons with objective data on the viability of a donated organ, which we expect will enable the transplant surgeon to consider transplant organs from the currently under utilized pool of organs from non-heart beating donors.

      The LifeSustainerTM 2000 has been designed to provide such benefits. The LifeSustainer™ 2000 is designed and intended for use as a replacement for the household ice chests or coolers that are currently the standard means for transporting human organs from donors to recipients. We believe our LifeSustainerTM technology may ultimately replace ice chests and coolers as the industry accepted mode of transplant organ transport. In the LifeSustainer™ 2000 transplant organs will be maintained at an optimum low temperature under controlled and monitored perfusion conditions, in order to maximize preservation efficacy and therefore assure organ viability and function. The LifeSustainer™ 2000 is designed to continuously monitor vital indicators of organ condition and store this data. This stored data will provide the transplant surgeon with objective information on the condition of the organ in addition to the current "look and touch'' method. It is our intention that the LifeSustainer™ 2000 will also provide value-added services to the transplant paradigm, including continuous web-based tracking of organ location and go/no-go alerting, helping to minimize the expensive on-hold status of surgical teams.

      We expect the improved viability of transplant organs transported in the LifeSustainerTM 2000's monitored perfusion environment will result in improved patient recovery rates thereby reducing the post-operative costs of a transplant procedure. For example, the current average billings for a heart transplant procedure exceed $100,000. While the transportation cost alone using the LifeSustainerTM 2000 (which we currently estimate will be less than $3,000) exceeds the current cost of non-perfused cold storage transportation methods, we believe that the improved patient recovery rates expected using the LifeSustainerTM 2000 will result in an estimated over-all cost savings of approximately 20%, for each heart transplant procedure. Therefore, we believe that the increased transportation cost component associated with use of the LifeSustainer™ 2000 compared to the lower transportation cost component of non-perfused transportation methods, will be clearly justifiable and more than offset by the reduced overall cost of the transplant procedure and better post-operative health of transplant recipients.

      As with the LifeSustainerTM 1000, the heart of the LifeSustainerTM 2000 is its on-board computer. However, while perfusion devices designed for biomedical research, such as the LifeSustainerTM 1000, require the flexibility of a computer program like the LabVIEW™ based program that we use, we believe that perfusion devices intended for clinical applications, such as the LifeSustainerTM 2000, will require an enhanced level of reliability. Therefore, we have been and will continue to develop a proprietary C++ based software program for use in the LifeSustainerTM 2000.

      The prototype of the LifeSustainer™ 2000 is scheduled to be completed and available for human clinical testing by the first quarter of 2004. If, as we anticipate, FDA approval of the LifeSustainer™ 2000 may be obtained based in part upon the use of known FDA approved components (such as the Bauer portable kidney perfusion device cooling system and other components) we anticipate receiving final FDA approval to commence commercial sales of the LifeSustainerTM 2000 in the third quarter of 2004.

      The LifeSustainer™ 3000 - Therapeutic Treatment of Isolated Human Organs

      Once the LifeSustainer™ 1000 and 2000 series have been commercialized, Life Systems intends to complete development of the LifeSustainer™ 3000 device. We intend to design and develop the LifeSustainer™ 3000 series to sustain the viability of organs that have been temporarily isolated from a living patient's blood circulation system, thus allowing intensive treatment, including therapeutic drug treatments, on the isolated organ itself. As at the date of this registration statement, the initial design of the LifeSustainerTM 3000 is 10% complete.

      We anticipate that the LifeSustainerTM 3000 will provide the means to administer drug treatment therapies at levels that may otherwise cause permanent injury, or possibly death, to the patient. Potential treatments may include irradiation, chemotherapy, drug infusion, or gene therapy. Ideally, after treatment the isolated organ can be reintroduced to the body's circulatory system with normal organ function. By treating the organ in isolation, much more aggressive therapies can be employed than possible when the organ is treated within the body's vascular network where the entire body may be subjected to the possible negative side effects of the therapy.

      Hypothetically, any organ could be removed from the patient's body while the organ's viability is maintained by perfusion with appropriate fluids, thereby providing treatment in total isolation. On completion of the treatment and removal of all unwanted residues, the organ could be reconnected to the body's circulatory system for normal organ function. Heavy doses of radiation and highly toxic chemotherapies are examples of therapies that we believe will lend themselves to treatments of such isolated organs.

      A similar, less complex approach is to temporarily block off the blood supply to a specific organ while maintaining the viability of the organ by perfusing it with an appropriate preservation fluid. Perfusion therapy on such isolated organs may then be carried out via catheters thus eliminating the need for major surgery. Suitable drugs for treatment could then be supplied together with the perfusate liquid. We believe that therapy applications on such isolated organs may include treatment with drugs that could be toxic to other organs and tissues, high dosages not practical through ingestion or injection, and chemotherapy. Afterwards, the treated isolated organ would be flushed with the perfusate or autologous (self-donated) blood to remove all traces of residues from the drugs used for treatment prior to reconnecting the organ to the patient's vascular system.

      Related Products

      Consumable and/or Disposable Components

      Each experiment by a user on a LifeSustainer™ 1000 is expected to require one set of disposables (tubing, oxygenators, sensor holder, etc.) which we currently estimate will cost Life Systems approximately $150 to produce and which we anticipate selling for $400. In addition, users will need perfusates, filters and other disposables. Revenues from disposables together with training, support and maintenance are expected to range from $10,000 to $20,000 per machine, per year, depending on the utilization rate at any particular facility. However, the reuse of disposables is at the user's discretion and risk and such reuse may make an impact on our revenue expectation.

      In the case of the LifeSustainer™ 2000, each unit is expected to be used, on average, about four times a month. For each use, disposables, which we anticipate selling at approximately $750, will be required at a cost to us of about $350. In addition, users will need perfusates, filters and other disposables. These, together with revenue from service, support and maintenance contracts are expected to generate revenues ranging from $25,000 to $40,000 per machine per year.

      Perfusates

      The term "perfusate" describes the fluid used to preserve isolated organs. In general, a perfusate is an aqueous solution containing a number of electrolytes, one or more carbon sources, an osmotic pressure regulator, anaesthetics to act as desensitizers, and other ingredients, including an oxygen carrier. Historically, perfusates were used to preserve an isolated organ by surrounding the organ with the perfusate. In comparison, isolated organ preservation is achieved by introducing the perfusate into the organ's vascular system.

      Perfusates are formulated to meet the following objectives, thereby maintaining the viability of the organ:

      - To minimize the energy demand of the organ;

      - To provide an additional source of energy for the organ;

      - To maintain balanced fluid content within the organ;

      - To use anaesthetics to desensitize organ tissues;

      - To provide oxygen to the tissues; and

      - To remove waste products from the organ.

      In formulating its perfusates, Life Systems has an additional objective of reducing damage caused by oxygen while in the free radical state. Free radical scavengers, which serve to eliminate free radicals, are essential ingredients in Life Systems' perfusates.

      Given the number of ingredients used in formulating perfusates, the availability of various substitutes for each of the ingredients, and the variations in concentration possible for each of the ingredients, the permutations and combinations possible for developing new perfusates are extensive. Based upon existing technology, the trial and error method used in evaluating perfusates has precluded the rapid development of new perfusates. We believe that our LifeSustainerTM devices will provide the necessary technology for rapid screening, testing, and validation of improved perfusates.

      Currently, perfusates are often tested using non-functional, isolated organs. LifeSustainerTM devices, on the other hand, have the ability to test perfusates on organs maintained in a functional state. The data collected from such tests can be used to establish clearly whether a particular perfusate is superior for a specific application and a specific organ.

      Life Systems intends to market three categories of perfusate products:

      - Perfusates for use in the LifeSustainerTM 1000;

      - Perfusates for use in the LifeSustainerTM 2000 for use in organ transplantation; and

      - Advanced perfusates for use with organs that are being treated using the LifeSustainerTM 3000 for extra-corporeal therapeutic perfusion.

      The primary distinction between these perfusates is the amount of field-testing which must be performed and the type of approvals that are required from the FDA prior to their market introduction. The first perfusate will not require FDA approval; the second and third perfusates will require FDA approval under FDA drug protocols.

      Currently, Life Systems' perfusates for the LifeSustainerTM 1000 and 2000 are in the initial development stage. We anticipate the LifeSustainerTM 1000 perfusate will be market ready by the third quarter of 2002 and that the LifeSustainerTM 2000 perfusate will be ready for submission for initial FDA approval in the first quarter of 2004. Given the early stage of development of the LifeSustainer™ 3000, we have not yet begun development of perfusates intended for use in a therapeutic setting.

      MARKET AND MARKETING STRATEGY

      Life Systems believes that the present market for perfusion devices and related disposable products (mainly perfusates) has been constrained by the limits of available technology. Currently, we believe the primary market for perfusion devices and related disposable products will be for laboratory testing and experimental facilities, and for use with small number of heart-lung machines used in the operating theatre during surgical procedures to pump the patient's blood through the heart. We anticipate that our LifeSustainerTM devices will provide the potential for expanded use of perfusion devices in laboratory settings, in organ transplants of most, if not all, human organs and ultimately in therapeutic drug therapy treatments of isolated organs.

      While recognizing that regulatory requirements and approvals vary in any given jurisdiction, we believe that the potential customers for our LifeSustainerTM devices are both domestic and international. Pending required regulatory approvals, we intend to market our LifeSustainerTM devices throughout North America and Europe and other major industrialized regions. We intend to market and distribute our LifeSustainerTM devices in the United States ourselves, but intend to enter into key distributor agreements with other companies for international distribution. As at the date of this registration statement, we are negotiating a distribution contract for distribution of our LifeSustainerTM devices in Western Europe.

      The Market for the LifeSustainer™ 1000 Laboratory Perfusion Device

      Potential customers for the LifeSustainerTM 1000 include pharmaceutical companies, biotechnology companies, universities and hospitals. We anticipate that the market for the LifeSustainerTM 1000 will be dominated by pharmaceutical companies, given that pharmaceutical companies tend to be less cost-sensitive, more likely to be early technology adopters, and are focused on reducing drug development costs.

      In pharmaceutical research, expensive laboratory animal research plays a major role in the preliminary study of drug candidates. The "drug pipeline", as it is called, is currently clogged by thousands of drug candidates and limited resources to evaluate them. Expensive and lengthy animal studies, together with recent advances in the field of combinatorial chemistry have further compounded this issue. Combinatorial chemistry provides developers a new tool in the creation of potential drug candidates, whereby powerful new supercomputer algorithms are used to generate thousands of potential compounds in relatively little time. Life Systems believes that the LifeSustainerTM 1000 may find a strong reception in the drug development industry because it offers the potential of enhancing the efficiency and productivity of drug research.

      We believe the ability of LifeSustainerTM 1000 device to perfuse two organs simultaneously, using one organ as a control and the other organ as a test organ, will help to assure that reliable results are obtained in a shorter period utilizing fewer specimens.

      We believe that using an isolated organ that is kept viable by perfusion offers a number of advantages over other experimental models such as the use of live laboratory animals, human clinical trials, and cell cultures. If the beneficial or toxic effect of a particular drug has to be studied, we believe that the use of an isolated viable organ is more likely to provide unambiguous results and that dosage studies are more likely to produce reliable data.

      We believe that our LifeSustainerTM 1000 device would be a suitable machine for biomedical research studies. The machine's organ holder unit can be easily changed to accept different organs. The machine's ability to continuously monitor the levels of oxygen, carbon dioxide, pH, temperature, etc., in the inflow as well as the outflow stream, means that researchers can quickly see the effect of the drug under study. These benchtop devices are expected to be of interest to pharmacologists, physiologists, organic chemists, toxicologists, biochemists, and other scientists involved in research in the broad biological-medical areas.

      Potential purchasers of the LifeSustainerTM 1000 include pharmaceutical and biotechnology companies engaged in drug discovery, academic institutions, government agencies, hospitals, and clinical research facilities.

      Life Systems is currently identifying pharmaceutical companies in the United States that operate research and testing laboratories. Life Systems estimates there are over 200 such companies operating an estimated 2,000 laboratories, many of which potentially will require multiple LifeSustainerTM 1000 devices. Life Systems is also identifying biotechnology companies in the United States that may require our LifeSustainerTM 1000 device. Life Systems estimate that there are over 900 such biotechnology companies, many of which will require multiple units. Life Systems is also in the process of identifying university and non-profit biomedical research institutions that may require the LifeSustainerTM 1000 device and estimates that there are over 260 such facilities that could require multiple units. Finally, Life Systems estimates that there are about 100 government agencies (such as the National Institutes of Health, The Center for Communicable and Infectious Diseases, etc.) that operate biomedical research facilities and which may require multiple units. In total, Life Systems estimates that the demand for the LifeSustainerTM 1000 device in United States market may exceed 17,000 units. Life Systems estimates that the rest of world market is about the same size as the total United States market. However, for non-United States sales, Life Systems' margins will likely be significantly less, given that there would be costs of international brokerage/distribution and higher support costs.

      Life Systems expects to generate additional revenues by doing contract research studies for third party research facilities. In addition, drug development for the veterinary market could be another significant source of LifeSustainerTM 1000 sales.

      The Market for the LifeSustainer™ 2000 Portable Perfusion Device

      Life Systems is developing the LifeSustainerTM 2000, a device that is designed to preserve and maintain human organ viability and transport an organ from a donor to a recipient. Life Systems anticipates the LifeSustainerTM 2000 will be ready for submission for FDA approval for clinical testing by the first quarter of 2004. Life Systems believes that the use of the LifeSustainerTM 2000 by organ procurement organizations and transplantation facilities will provide the following benefits or enhancements in organ transplants:

      - Organs will be maintained in a monitored and controlled environment compared to organs transported using ice chests or coolers;

      - The perfusion process will enhance organ condition, which would potentially reduce the number of organs which must now be rejected because of deterioration during transit; and

      - Surgeons will have available objective information on organ condition to assist them in evaluating the viability of an organ for transplant.

      We believe the above benefits or enhancements will have the following effects in organ transplantation surgeries:

      - Surgeons will have more time to match tissue types, prepare patients for transplantation operations, and to perform transplants;

      - Some organs, which are currently located too far from a transplant recipient, could be harvested and used for transplantation;

      - Surgeons may be more likely to use organs from non-heart beating donors (which are now almost universally rejected) if objective data were available to show that the harvested organ is in good condition.

      Life Systems believes that the introduction of the LifeSustainerTM 2000 will lead to an increase in the number of higher quality organs available for transplantation. We believe the LifeSustainerTM 2000 will also enhance the viability of harvested organs, which could increase the success of organ transplants. In the future, we anticipate the ability to enhance the harvested organ's viability and increase the organ's preservation time will in turn enhance the ability to investigate and conduct a number of experimental methods of treating organs prior to transplantation. Such pre-treatment procedures are expected to improve the viability of organs leading to an expanded supply of viable transplant organs and increased longevity of the transplanted organ.

      By helping to make more organs available for transplantation, the LifeSustainerTM 2000 is expected to augment the existing growth trends in organ transplantation. We believe that the improved viability of preserved transplant organs will reduce the average cost and billings for transplantation procedures by reducing the number of post-operative treatments that may result from the reduced viability of transplant organs transported using simple cold storage techniques (such as ice chests). We project that the LifeSustainerTM 2000 could eventually become the sole device in widespread use in the clinical organ transport market.

      A study published in Transplantation Proceedings, volume 27, No. 5 (October 1995, pp. 2962 - 2964), showed that perfused organs, compared to organs kept in cold storage, have a greater average preservation time, higher function rates, and their use results in a shorter average hospital stay and lower total hospital charges.

      In the United States, Life Systems has identified approximately 800 facilities, including organ procurement organizations, transplantation facilities, third-party payers including the United States government and hospital trauma centres, that are involved in human organ transplant surgeries. We believe each such facility is a candidate for acquiring a LifeSustainerTM 2000 device.

      At present, only a small percentage of organs are actually obtained for transplantation from trauma patients who die during or immediately after they are injured because the consent given by an accident victim for an organ donation (e.g. by signing a driver's license or in a will) is superseded in most States by the rights of the deceased's family to dispose of his or her body. Should the European system, in which the organs of the deceased are presumed to be available for transplantation, become the practice in the United States; there could be a significant increase in organ donation from trauma centers.

      Marketing and Sales

      As at the date of this registration statement our LifeSustainer™ devices are not yet commercially available. In 1998, a bio-tech company approached Life Systems and subsequently purchased an earlier prototype of the LifeSustainerTM 1000. We anticipate that we will begin to generate revenue from the commercial sale of our devices shortly after our first LifeSustainerTM 1000 is market ready. We believe that the United States market for Life Systems' products is reasonably well defined and, therefore, we anticipate that a combination of a small in-house sales force and a manufacturing representative network will be sufficient to reach our target markets.

      In order to obtain information about device reliability from actual users, our sales efforts and shipments will be limited during the first year after product introduction. As final testing proceeds, we expect to name a Vice President of Marketing.

      At present, plans have not been finalized for sales or distribution beyond the United States market. We anticipate that developing a strategy to serve non-United States markets will be the responsibility of a Director of Marketing and Sales who is yet to be appointed.

      Marketing Strategy

      Life Systems' marketing strategy is to focus its initial marketing efforts on securing market acceptance for its LifeSustainerTM 1000 and LifeSustainerTM 2000 products by publishing research studies, in collaboration with respected research facilities, in leading industry publications. In support of this strategy, Life Systems seeks to:

      - Establish a reputation as the industry leader in perfusion systems;

      - Provide state-of-the-art devices at an affordable cost;

      - Continually improve product quality and features;

      - Vigorously defend Life Systems' intellectual property; and

      - Develop a highly responsive service/support network.

      The sales program of Life Systems will differ significantly between the LifeSustainerTM 1000 and LifeSustainerTM 2000 devices:

      Selling the LifeSustainerTM 1000 Devices and Perfusates

      In the United States, laboratory equipment tends to be sold through conferences, trade shows, catalogues, and via direct contact with scientists. Life Systems believes that early sales to large, respected institutions in each laboratory market segment (including the pharmaceutical, biotechnology, and academic/government markets) will be crucial to establishing credibility. Before unveiling the LifeSustainerTM devices at trade shows, Life Systems will seek to place devices with industry leaders in each market segment, at a preferential price, to act as test sites. Thereafter, Life Systems intends to solicit specific printed endorsements from these industry leaders. Life Systems also intends to offer preferential delivery dates and pricing to purchasers of multiple units.

      We intend to market the LifeSustainerTM 1000 Life Systems under purchase, lease and lease/purchase options. We believe that lease and lease/purchase options will provide an incentive to potential purchasers by allowing them to spread their cost of acquisition across various research projects and budget years.

      After sales have been secured in the initial target markets (as discussed above), Life Systems intends to pursue further sales growth of this product by offering a simplified, stripped-down version of its standard laboratory model to individual physicians, researchers, veterinarians, universities, and high school science programs. Life Systems also intends to develop sales programs, including instructional/teaching units, as circumstances warrant.

      Selling the LifeSustainerTM 2000 Perfusion Devices

      Life Systems considers that the keys to marketing and selling the LifeSustainerTM 2000 will be to:

      - Secure the endorsements of leading surgeons in the transplant field;

      - Demonstrate, through testing by certified laboratories, research hospitals, and universities, our belief that LifeSustainerTM 2000 perfused organs yield better transplantation results than unperfused organs;

      - Publish results from definitive research studies in prestigious and relevant scientific journals;

      - Demonstrate to third-party payers our belief that LifeSustainerTM perfused organs yield improved patient results and reduce costs for overall transplantation procedures. Key third-party payers are the United States government, HMO's and medical insurance companies; and

      - Offer various options to acquire the equipment, including direct purchase, lease or lease/purchase and pay per use.

      Selling the LifeSustainerTM 3000

      As we approach final clinical testing of the LifeSustainerTM 3000 we intend to develop a comprehensive marketing strategy for the LifeSustainerTM 3000. We anticipate that the potential market for the LifeSustainerTM 3000 will include any medical facility involved in providing potentially toxic drug therapy treatments, including high dose chemotherapy.

      Publication of Research Results

      Life Systems intends to carry out research into organ preservation utilizing the LifeSustainerTM 1000. Publication of such research in peer-reviewed journals is expected to enhance sales and marketing efforts, as well as establish the clinical and laboratory superiority of the technology. Life Systems intends to undertake studies with key personnel selected from institutions across the United States as co-development grants are written and funded. For example, in conjunction with a Washington State university, Life Systems participated in a preservation injury prevention study. Preservation injury may occur in some circumstances when an organ is harvested and preserved on ice until it is implanted into the recipient. Preservation injury is a primary cause of death in the first 30 days after heart, liver or kidney transplantation. As well, liver, kidney and heart transplant organs transported using simple cold storage techniques may suffer preservation injury and not function adequately upon implantation leading to prolonged patient hospitalizations and, in some cases, the need for emergency re-transplantation.

      Contract Research

      Contract research in the biomedical field has grown into a multi-billion dollar business in the United States. Life Systems intends to accept research contracts for studying drugs efficacy and toxicity, testing blood substitutes, and screening pharmaceutical agents on ex vivo and in vivo isolated organs. This will help companies that are interested in this line of research, but which prefer to contract out the work either to reduce their fixed overhead costs or to confirm their own findings.

      Performing investigative research that requires the use of Life Systems' products will help to keep Life Systems' product development team up to date regarding new features to be included in future perfusion devices. In addition, Life Systems expects that contract research clients may become device customers, as their research needs grow sufficiently large to support the acquisition of in-house equipment and personnel

      Competing Technologies

      The LifeSustainer™ 1000 Market

      We believe that the current market for isolated perfusion devices is highly fragmented, with no single supplier providing a comparable set of integrated capabilities in one product. Existing suppliers supply a range of individual components for assembly by the end user. In certain cases, the user must acquire individual components from several different suppliers. Among the current suppliers we have identified which provide individual component parts for isolated perfusion devices, there are at least two suppliers, Kent Scientific and Radnoti, which provide users with a single source catalogue listing individual components for sale. Among these same suppliers, we have identified only one supplier, Hugo Sachs Electronics of Germany, which is capable of supplying the components required to construct a comparable perfusion device offering a fully comparable range of products. The common problem associated with all component suppliers, whom we identified as providing components comparable to the LifeSustainerTM technology, is the fact that the end user (most often the researcher) must assemble the components into a complete experimental system. Common problems encountered in constructing an isolated organ perfusion device from component parts include; resolving interface difficulties resulting from multi-sourced components; reliance on separate warranties and product support teams; and creating and programming situation specific data tracking software. In addition, while devices constructed from existing component suppliers may be upgraded to increase their capabilities, we believe that the LifeSustainer™ 1000 is the only isolated perfusion device that is pre-assembled and ready for use for a wide range of possible experiments.

      The following are what we believe to be the LifeSustainer™ 1000's key features, which we believe, will be attractive to users:

      Type of Organ

      The LifeSustainer™ 1000 comes equipped to perform multiple experiments with hearts, kidneys, livers, and other organs. Other available perfusion devices are generally designed for experiments only with a particular organ and generally only one organ may be perfused at a time. We believe this limits the research that can be performed on those devices.

      Number of Organs that can be Perfused at a Time

      Existing perfusion equipment is generally capable of perfusing only one organ at a time, while the LifeSustainer™ 1000 is designed to perfuse two organs simultaneously. This doubles the throughput of the device as compared to most other existing perfusion equipment. A significant advantage of a two-organ arrangement is the ability to use one organ as a control while the other is being treated (the "variable"). The control organ is entirely isolated from the treated organ. Each organ channel has an independent pump, control system, perfusate stream and sensor pathway, thus ensuring statistically valid measurements and comparisons between control and treated organs.

      Built-in Sensor Capability

      The LifeSustainer™ 1000 simultaneously monitors six variables--fluid pressure and flow, temperature, organ oxygen consumption, organ carbon dioxide production and pH levels. In addition, the LifeSustainer™ 1000 is designed to allow the easy addition of other sensors for specific experiments. The LifeSustainer™ 1000 automatically regulates flow, pressure, and temperature to provide an optimum environment for organ maintenance. The measurement of these three variables, together with perfusate dissolved gases and pH, as well as the simultaneous recording of all six variables by Life Systems' integral software/hardware system, allows for detailed monitoring of any of the critical variables that might affect an experiment. For instance, continuous measurement of parameters such as arterial resistance and oxygen uptake are of great importance to the investigator because they provide an objective, on-line picture of organ functionality.

      Feedback Loop

      The LifeSustainer™ 1000 has a self-regulating, autonomous, two-channel capability and is able to use the information from its dedicated built-in sensors to change digital pump rates and thus maintain either constant pressure or constant flow of perfusate to the organ (i.e., an adaptive, non-linear, proportional, integral and derivative feedback loop). This allows the device to compensate for changes in circulatory resistance of the organ and helps to assure improved preservation of the organ over time. Each channel is separate and fully independent, eliminating cross-talk and ensuring data accuracy for both channels.

      Circulation or Recirculation

      Some experiments on perfused organs require once-through circulation, while others require recirculation of the perfusate. The LifeSustainer™ 1000 allows fingertip selection (point and click) of either of these flow paths through the instrument with no requirement to reconfigure the basic system.

      Data Collection and Management

      As standard equipment, the LifeSustainer™ 1000 provides proprietary software to record all operating parameters, and sensor data, in a real time simultaneous log. Furthermore, Life Systems has developed a fully featured heart function monitor based on pressure information measured by a custom-made isovolemic balloon catheter. This function is fully integrated into the base LifeSustainer™ 1000 unit and can be ordered with the unit, or later as an add-on module. Data from the heart function module is recorded at user-defined intervals in the data log.

      Computerized Operation

      LifeSustainer™ perfusion systems are designed for either manual or computer controlled operation. For automatic operation, the operator can input the desired operating characteristics directly into the microcomputer, which is integrated into the LifeSustainer™ 1000. The microcomputer then automatically controls the pumps so that the desired pressure or flow rates are achieved. If changes in these variables are desired during an experiment, the researcher can establish the new conditions with simple point-and-click commands entered through the computer's graphical user interface. The Windows-98 operating system was chosen for compatibility with a wide range of research equipment currently used in standard research laboratories.

      The LifeSustainerTM 1000 utilizes software that was created on National Instruments' LabVIEW™ platform to interface the user to the machine, and the machine to the instruments required to gather data from the organ that is being tested. We believe that the LabVIEW™ platform is the de facto standard in biomedical laboratory instrumentation and control; it is sold worldwide for the purpose of creating custom programs designed to interface to both existing and custom biomedical devices instrumentation. LabVIEW™ is a general programming environment in which any particular process or system may be modelled, simulated and interfaced to active instrumentation. For example, a physical plant (anything from an oil refinery down to a simple voltmeter) maybe modelled onscreen as a process flow diagram (a connected series of images, pipes, electrical connections, etc.). Designated nodes on the process flow diagram undergo physical and mathematical processes. A node may bring real-life data into the process from a sensor and sensor interface board, for example, at which point a program is run on the data to scale and average the data into useable form which is then passed onto the next node in the system. This is analogous to the process run by the LifeSustainerTM 1000 via the LabVIEW™ software integrated into the unit. The LabVIEW™ program written into the LifeSustainerTM 1000 is a collection of nodes (each available within the LabVIEW™ environment) "wired" together in novel ways with novel concepts integrated into the mathematics making the finished program a wholly Life Systems' owned and copyrightable piece of property. The LifeSustainerTM 1000 is essentially unusable without the programs.

      It is possible to run an ancillary program called Application Builder on the finished LabVIEW™ program that results in a third program called an executable. This third program has all of the desired features of the full LabVIEW™ source, except that it is fixed in nature (i.e., cannot be adjusted or altered). All features of LabVIEW™ other than those actually called for in the written program are eliminated (to create a so-called compiled version). This executable is licensed by National Instruments for distribution by the original equipment manufacturer (in this case Life Systems) for a $10.00 fee to third parties. This is distinct from the LabVIEW™ programming environment itself, which retails for approximately $2,000.00 and cannot be distributed to third parties. Life Systems intends to only distribute the executable with the LifeSustainerTM 1000 and to do so under the license granted by National Instruments to original equipment manufacturers.

      Life Systems has also identified a number of additional applications for the LifeSustainer™ 1000, including:

      Organ Pretreatment

      Biomedical researchers are exploring the possibility of removing, or neutralizing, surface antigens in donor organs in the hope of eliminating organ matching problems and the need for the recipient to take anti-rejection drugs, such as cyclosporine, for the rest of his or her life. We believe that the LifeSustainer™ 1000 is the ideal vehicle to carry out such research. The results of this research will be directly applicable to the LifeSustainer™ 2000 transplant model. In the LifeSustainer™ 2000, the organ is captive during the transport period, with full access to the vasculature, so anti-rejection drugs and/or antigenic profile modifiers may therefore be effectively transfused to the organ during transport.

      At present, a number of potential donor livers are not suitable for transplantation because of a condition known as "fatty liver" syndrome. Pretreatment of fatty livers through perfusion techniques may recover many livers otherwise unsuitable for transplantation, providing an increase in the liver donor pool. We believe that the LifeSustainer™ 1000 will serve as an excellent research tool to investigate and expand medical researchers' knowledge of such liver treatment. The LifeSustainer™ 2000 could serve as a clinical means for keeping a liver viable while it is reconditioned by enzymatic means.

      In the field of research related gene therapy, a vector (usually an infective agent modified to reduce virulence) is utilized to transport a gene directly into the cellular DNA of a target organ. Transfection occurs only after a certain length of time of exposure to the vector. The usual approach to transfection involves single-pass circulation of the vector through the organ under cold conditions. The LifeSustainer™ 1000 as a research tool allows multiple recirculation of the gene-carrying vector as opposed to the one-shot approach currently used in stored, refrigerated organs. This is expected to significantly advance such research by dramatically enhancing uptake of the gene, as well as reducing the amount of expensive gene vector otherwise required. The results of such gene therapy research could later be used to improve clinical applications that use the LifeSustainer™ 2000.

      During isolated heart transport, it may be possible to recirculate cholesterol-scavenging compounds through the organ under controlled conditions. Any improvement in coronary flow rate (corresponding to a reduction in degree of thrombosis) translates to a probable enhancement of cardiac function and post-operative recovery. Alternative compounds include antibiotic, antiviral and antifungal agents as well as the antigenic modification compounds discussed earlier. These agents could be completely flushed from the organ prior to re-implantation using perfusates and/or autologous (self-donated) blood.

      New Drug Development: Typically, new drug development is a minimum 5-year process. Initial screening using laboratory animals such as mice or rats is a long and laborious necessity. Using isolated organs maintained in a viable state on the LifeSustainer™ 1000, instead of intact animals could dramatically reduce the time taken for the screening as well as provide more accurate and reliable data on drug efficacy and toxicity. The high risk involved in moving from animal trials to human trials could be significantly reduced by introducing an intermediate step where the new drug would be tested on isolated human organs sustained on the LifeSustainer™ 2000.

      Drug Uptake: Pharmaceutical companies are very interested in finding out how much of an ingested drug is actually absorbed into the vascular system. By perfusing an appropriate segment of intestine through its vascular system, and at the same time introducing the drug in question through the alimentary passage, it should be possible to measure uptake of the drug (i.e. how much drug is metabolized by the intestinal segment versus the amount available to the bloodstream). The LifeSustainer™ 1000 is uniquely capable of carrying out such experiments, using one channel of the device to perfuse the intestinal vasculature while the other channel is used to introduce the pharmaceutical compound into the intestinal lumen. This procedure is expected to provide important additional data to pharmaceutical companies that are engaged in drug discovery. Currently these companies must extrapolate animal data prior to initiating human trials for promising pharmaceutical agents, and the initial human dosages are artificially reduced to protect against unintentional overdose because of the unknown intestinal uptake parameter. Pre-trial isolated organ perfusion using the LifeSustainer™ 2000 is expected to lower the enormous cost of drug development by reducing the number of Phase I human clinical trials otherwise required.

      Bioreactor: The LifeSustainer™ 1000 has the features of a bioreactor. An attractive opportunity lies in developing a device for the small-scale culture of stem cells. Several biotechnology companies, and non-profit research institutes in the Seattle area are actively engaged in stem cell research and Life Systems has initiated discussions for collaboration with these institutions for the development of such a device. Of course, the LifeSustainer™ 1000 may also be used for culturing other cells or for perfusing tissues.

      The following chart provides a comparison of the LifeSustainer™ 1000 to existing isolated perfusion devices available from component suppliers:
	Kent Scientific	Hugo Sachs Electronics of Germany	MX International	Radnoti	Life Systems LifeSustainer™ 1000
Number of organ types	All	All	2	All	All
Number of organs of simultaneous perfusion	1	1	1 on standard model, capable of 2 with additional upgrade required	1	2 organ capability standard
Sensors	Additional upgrade required	Additional upgrade required	Additional upgrade required	Additional upgrade required	5 sensors standard, additional available on upgrade
Feedback Loop	Additional upgrade required	Additional upgrade required	Additional upgrade required	Only available from other suppliers	Constant Pressure or Constant flow feedback capabilities
Single pass circulation & Recirculatory flow through unit	Additional upgrade required	Additional upgrade required	Additional upgrade required	Additional upgrade required	Both standard
Automated data collection and management	Additional upgrade required	Additional upgrade required	Additional upgrade required	Additional upgrade required	Both standard
Price[1]	Base price $9,000	Base Price $50,000 t0 $100,000	Base Price $14,000	Base Price $9,000	$55,000

      (1) Pricing is based upon available market data as at the date of this registration statement and is subject to change.

      The LifeSustainer™ 2000 Market

      Only one company, the medical division of Waters Instruments Co., produces a device we believe will compete with the proposed LifeSustainerTM 2000 for isolated organ transport. However, we believe that in comparison to the LifeSustainerTM 2000, the device sold by Waters Instruments is outdated, having been designed in the 1970's. The original Waters Instruments, device (used clinically until 1974) was large and heavy, requiring small moving truck and forklift to transport the device. The Mini-Belzer, a smaller version of the Waters Instrument device was developed in 1971. The Mini-Belzer was subsequently produced commercially by Edward Laboratory in California for several years and remained in use for clinical kidney preservation until the late 1980's. The Mini-Belzer and the Waters Instrument device were both specifically designed for kidney preservation and have limited sensing, controlling and monitoring capabilities. Our LifeSustainer™ 2000, on the other hand, is being designed to preserve all type of organs (heart, kidney, liver, etc.) and is intended to have extensive capabilities in sensing, monitoring, and controlling the viable signs of a preserved organ. All data relating to the viability of a preserved organ will be stored during the organ's preservation time and will be available to a surgeon so he or she can assess the viability of the preserved organ prior to transplant.

      One company, TransMedic Corporation, has announced it is developing an organ transport unit based upon normothermic, or body temperature preservation concepts. We believe that, in comparison to the LifeSustainerTM hypothermic-based technology, normothermic organ transport devices face significant engineering hurdles which we believe will make these transport devices less likely to succeed. Organs transported at body temperature require significantly more oxygen than organs transported under hypothermic conditions. Therefore, body temperature based organ transport devices must be capable of providing oxygen based perfusate carriers. At present, this implies the use of human whole blood or partial blood products such as haemoglobin. The use of blood or blood products requires a device capable of providing increased flow pressure, flow rate and temperature control, each of which we believe will present significant engineering hurdles. Should engineering hurdles be overcome, medical and safety issues associated with inadequate oxygen supply associated with pumping red blood cells for any period of time, and handling and disposal of human blood products must also be addressed. When compared with Life Systems' hypothermic approach, that of utilizing the medically accepted hypothermic based organ transportation, coupled with use of FDA approved perfusates which inhibit pathogen growth, we believe that any normothermic based organ transport device presents little, if any competitive threat to Life Systems.

      The LifeSustainerTM 3000 Market

      Currently, we are not aware of any company or organization that is marketing a device capable of meeting the proposed capabilities of the LifeSustainerTM 3000.

      The Market for Perfusates

      Currently, Abbot Laboratories markets a product called "Plegisol" capable for use in isolated human heart preservation. Other available preservation solutions are: the Belzer Focade perfusate, which was developed at the University of Wisconsin and is used mainly for human kidney and liver preservations and a solution from Stanford University that is capable of preserving an isolated human heart. Another commercially available perfusate for preserving human kidneys is the "Collins Solution." The "Euro-Collins Solution", an improved version of the Collins Solution is also available. All these preservation solutions are used at very low temperatures to preserve organ viability for up to several hours, depending on the type of organ. For example, the current maximum preservation time for a human donor heart is four hours. With current preservation solutions the donor organs remain non-functional during preservation time.

      To address this, Life Systems intends to introduce both normothermic and hypothermic perfusates to the biomedical market. Our normothermic perfusate will be used at normal body temperatures to preserve an isolated organ for biomedical research applications. This will help researchers to maintain an isolated organ at a full functional level and will enable them to better understand organ metabolism in order to improve organ preservation time outside the body. Maintaining the function of isolated organs will also have benefits in drug discovery and other related biomedical research. Our hypothermic perfusate, on the other hand, will be used to preserve donor organs for transplantation.

      Market for Alternative Treatment Modes

      Xenotransplantation (Cross-species transplantation)

      There has been, and continues to be, a substantial interest and research into the use of animal organs in human transplant recipients. While xenografts (cross-species tissue grafts) of pig tissue heart valves have been successfully transplanted into humans, there has never been a successful solid organ xenotransplantation because of the extreme rejection response that has resulted in all previous attempts. In 1977, the United States Federal Drug Administration announced that it is considering a moratorium on cross-species transplantation because of the threat of cross-species super-virus migration. Therefore, although several companies are working in the field of cross-species-transplantation, we feel that it is unlikely that cross-species-transplantation will present a significant competitive threat to our LifeSustainer™ 2000 device.

      Artificial Organs

      Artificial organs, including hearts, liver and ocular lenses, have been developed that can assume the function of a natural human organ either wholly or partially. However, current generations of artificial organs are considered a supportive bridge to a human organ transplant procedure because demands on the artificial implant are too extensive to permit reasonable lifetimes following the organ transplant procedure. With the exception of the artificial ocular lens, currently no artificial organ has experienced significant market acceptance. Therefore, we do not believe artificial organs represent a significant competitive threat to our LifeSustainer™ 2000 device.

      Intellectual Property, Government Approvals and Regulations

      Patents and Proprietary Property

      Bio-Preserve (WA) currently has patents issued in the United States and patents pending in Austria, Belgium, Switzerland, Germany, Denmark, Spain, France, Great Britain, Ireland, Italy, Luxembourg, Monaco, Netherlands, Portugal, Sweden and Canada. A request for examination was made in Canada on September 13, 2000.

      Under a world-wide exclusive licensing agreement, Life Systems acquired the right to develop, manufacture, use and market the LifeSustainerTM devices based upon Bio-Preserve (WA)'s patented technology, including the rights in connection with future patents.

      On August 16, 1994, Bio-Preserve (WA) was issued U.S. patent #5,338,662, providing broad patent coverage for its organ perfusion devices. One major claim for this device is that it is the first and only one that includes in its computerized system of controls and monitors constant pressure or constant flow options, as opposed to one or the other in currently available models. Another major claim is the ability to perfuse two organs simultaneously. A total of 18 claims were granted. A second patent on the use of the perfusion device was approved, with eight claims on February 27, 1996, U.S. patent #5,494,822.

      In 1994, Dan O. Bauer and Neal W. Bauer, of the Bauer portable kidney preservation devices, assigned U.S. patent #4,745,759 to Bio-Preserve (WA). In addition, AED, Inc., a Michigan corporation (of which Dan O. Bauer and Neal W. Bauer were the majority stockholders) assigned its rights to the 510K FDA approvals for the Bauer kidney preservation device to Bio-Preserve (WA). Upon funding availability Bio-Preserve (WA) intends to file applications for four additional patents. The first of these involves a continuous correction system for catheter backpressure in the measurement of arterial pressure (without this feature, pressure measurements are grossly inaccurate, a significant problem in alternative perfusion devices). The other three are for a) a non-contact valve for switching liquid flow among three different reservoirs, b) a disposable multi-sensor holder for in situ calibration of sensors, and c) an automated technique for precise, stepped inflation of a balloon catheter to be utilized in cardiac function assessment, and the balloon catheter itself. These four pending patents may sustain applications in unrelated areas with potential for additional revenue through licensing agreements.

      Life Systems also has a proprietary, unique formulation for its perfusion fluid. While it is not clear whether the unique composition can be patented, Life Systems believes it may have a significant competitive advantage over perfusates that are currently in the marketplace. Life Systems intends to treat the formulation of its perfusates as a trade secret.

      Government Regulation

      The development, manufacturing and marketing of certain of our LifeSustainerTM devices and associated perfusates are subject to extensive regulation by governmental authorities in the United States and other countries. We intend to manufacture and market three perfusion devices, the LifeSustainerTM 1000, LifeSustainerTM 2000 and LifeSustainerTM 3000. The LifeSustainerTM 1000 and associated perfusate does not come into contact with humans and therefore will not require FDA approval. The LifeSustainerTM 2000 and LifeSustainerTM 3000 and related perfusates, are designed and intended for use in human organ transplants and therefore will require FDA approval prior to human testing and again before marketing in the United States.

      In the United States, the FDA regulates therapeutic and diagnostic products under the Federal Drug Administration Act and other laws. In most cases, medical devices that are designed to be in contact with living human cells to achieve their primary purpose require FDA approval prior to commercialization. Therefore, we expect that the LifeSustainerTM 2000 and 3000 devices will require FDA approval.

      Generally, the steps required to obtain FDA approval for marketing devices such as the LifeSustainerTM 2000 and 3000 devices in the United States include (a) pre-clinical laboratory and animal tests; (b) the submission to the FDA of an initial application for approval for human clinical testing, which must become effective before human clinical trials may commence; (c) adequate and well-controlled human clinical trials to establish the safety and efficacy of the device; (d) the submission to the FDA of the appropriate license application and an FDA review of the license application; and (e) satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the device is made to assess compliance with good manufacturing procedures.

      There can be no assurance the FDA will allow the requisite clinical trials, or that such trials will be completed successfully within any specific time period, if at all. Even if clinical trials are completed successfully, the FDA may still deny an application for approval if applicable regulatory criteria are not satisfied and/or may require additional testing or information. Even if regulatory approval is granted, such approval may include limitations on the indicated uses for which our LifeSustainerTM 2000 and LifeSustainerTM 3000 units and associated perfusates may be marketed.

      As at the date of this registration statement, we anticipate our LifeSustainerTM 2000 will meet the requirements to apply for FDA approval as a Regulatory Class II medical device through the FDA 510k-approval process. We anticipate the LifeSustainerTM 3000 will require FDA approval as a Regulatory Class III medical device. Our perfusates for use in the LifeSustainerTM 2000 and LifeSustainerTM 3000 will require FDA approval under the FDA drug approval protocol, including approval for known chemical toxicities.

      The 510k-approval process is a FDA approval process for medical devices. To obtain approval on a 510k process, the applicant must establish that the components requiring FDA approval have been previously approved by the FDA or are known to the FDA as being safe, and that the device itself will not be inferior to currently approved devices. The granting of approval as a Regulatory Class II device permits the marketing of the device subject to the general control provisions of the Federal Drug Administration Act applicable to medical devices, including annual registration, listing of devices, good manufacturing practice, labelling, and adulteration provisions.

      A Class II device classification generally indicates that the device is non-invasive, with limited or no direct patient contact and is not life-sustaining or supporting. For the LifeSustainer™ 2000, Life Systems intends to prepare a 510k pre-market submission. The 510k submission must demonstrate that the device is as safe and effective, that is, substantially equivalent, to a legally marketed device that is not subject to the more rigorous pre-market approval (PMA) process. Therefore, Life Systems, in its LifeSustainer™ 2000 510k submission, must compare the LifeSustainer™ 2000 to one or more similar devices currently on the U.S. market. Life Systems' subsidiary Bio-Preserve (WA) has acquired from Dan O. Bauer and Neal W. Bauer an assignment of a patent they hold (U.S. Patent Number 4,745,759) for a kidney preservation device. Bio-Preserve (WA) has also acquired from AED, Inc., a Michigan corporation (of which Dan O. Bauer and Neal W. Bauer are the majority stockholders), an assignment of an FDA approval under provision 510k pertaining to the Bauer kidney preservation device. Life Systems will attempt to obtain approval from the FDA for its LifeSustainer™ 2000 as an improved variation of the existing approved kidney perfusion product. Obtaining FDA approval of devices under a 510k application is not as involved as obtaining approval for a new drug.

      With time, Life Systems anticipates expanding the applications and performance claims of LifeSustainer™ 2000. The FDA requires the approval of expanded claims. Depending on the complexity and the degree of variance of these new claims from the original approved submission, the FDA requires either a new 510k application for approval or only a "letter-to-file". Approval of a new 510k submission could take up to six months from filing. A "letter-to-file", on the other hand, is a task performed internally by Life Systems describing specific changes or modifications to the LifeSustainer™ 2000's "Form, Fit or Function", but does not make expanded claims with respect to performance or applications. Furthermore, some of the anticipated expanded claims regarding the LifeSustainer™ 2000 may require pre-market approval from the FDA, which may take up to three years to obtain. Life Systems will make a determination as to pre-market approval submissions of its devices to the FDA based on the size of the market for such application and the investment costs associated with such approval.

      We anticipate the LifeSustainer™ 3000 will require pre-market approval from the FDA. For some applications of the LifeSustainer™ 3000 such approval may take two to three years because we may be required to submit an application for pre-market approval to the FDA. The FDA would then specify the testing that needs to be done and passed for their approval to be granted. At this time we cannot predict what testing requirements might be required for approval of our LifeSustainer™ 3000 for any particular application for which FDA approval would be required. The testing and approval process can be long and costly.

      If regulatory approval is obtained, we will be required to comply with a number of post-approval requirements, including reporting certain adverse reactions, if any, to the FDA, post-marketing testing and surveillance to monitor the safety and efficacy of our LifeSustainerTM devices and associated perfusates and complying with advertising and promotional labelling requirements. Both before and after approval is obtained, violations of regulatory requirements may result in various adverse consequences, including suspension or termination of clinical trials, delays in approving or refusal to approve, the withdrawal of an approved device or perfusate from the market, seizures of devices or perfusates, and/or the imposition of injunctions, criminal penalties and/or civil penalties against the manufacturer and/or Life Systems.

      In addition to FDA approval, because the LifeSustainerTM 2000 is also intended for use to transport human organs by air transport, there is a potential that there maybe certain electronic emissions from the LifeSustainerTM 2000, which may cause radio frequency interference, electromagnetic interference or other safety and power source concerns. Therefore, before we market the LifeSustainer™ 2000 for use involving air transportation, it will also require approval from the United States Federal Aviation Administration and the United States National Transportation Safety Board.

      Each of our LifeSustainerTM devices will require certification from Underwriters Laboratories for safety features, including prevention of electric shock, fire retardant abilities and lack of interference with other electrical devices. We anticipate that we will face similar government approval requirements in the foreign markets we have identified, including certain European countries and in Canada. As with the United States governmental approvals, there is no assurance that we will receive the required approvals, or when such approvals may be obtained. If we do not receive the required governmental approvals in a particular foreign jurisdiction, we will be unable to market our LifeSustainerTM devices and perfusates in that jurisdiction.

      Additionally, while at the time of this registration statement we are not aware of any proposed legislation or regulatory requirement that, should it be enacted, will impose additional approval or regulatory requirements in connection with our LifeSustainerTM devices or perfusates, we may become subject to various federal, state and local and foreign laws, regulations and polices relating to safe working conditions, laboratory and manufacturing practices. We are unable to predict the nature and extent of restrictions that might arise from such laws, regulations and policies or any related governmental action. We may be required to incur significant costs to comply with such laws, regulations and policies, which could have a material adverse effect on our business, operating results and financial condition.

      Life Systems is subject to the same laws and regulations faced by all companies including, but not limited to, employment regulations, working conditions, and other general business matters.

      Research and Development

      During the 1999 and 2000 fiscal year we incurred $155,896 and $293,159 respectively, in research and development costs. The LifeSustainer™ 1000 design is complete with final prototype construction 80% completed. We anticipate completing the final prototype during the first quarter of 2002. As at the date of this registration statement, design of the LifeSustainer™ 2000 is approximately 20% completed and we anticipate performance testing will begin upon its completion in the fourth quarter of 2003. The LifeSustainer™ 3000 is in the early stages of design, with approximately 10% of design engineering completed. We anticipate finalizing the LifeSustainer™ 3000 prototype in the fourth quarter of 2005.

      Based upon the above timeframes, we anticipate applying for FDA approval of the LifeSustainer™ 2000 by the first quarter of 2004. Given the advanced capabilities intended for the LifeSustainer™ 3000, we do not anticipate applying for FDA approval until 2006.

      We anticipate finalizing design of the LifeSustainer™ 2000 disposable components in the fourth quarter of 2003 in conjunction with final design of the LifeSustainer™ 2000 unit.

      The development of a perfusate, intended for use in the research of organ transplants, is in the initial stages of development. We anticipate that formulation of perfusates intended for use in isolated organ perfusion research will be complete by the third quarter of 2002 and that formulations intended for use in organ transplants will be completed in late 2003. Given the early stage of development of the LifeSustainer™ 3000, we have not yet begun development of perfusates intended for use in a therapeutic setting.

      Life Systems' product development, contract research, and manufacturing will be under the direction of Dr. Fereydoon Sadri.

      Suppliers

      Our contract manufacturers, subject to our product specifications will purchase supplies and components for manufacturing Life Systems' products. Most supplies and equipment needed by Life Systems for our products, including molded plastic parts, metal components, electronic sensors, computers, and other industrial components, are readily available from several sources. We continue to seek alternative suppliers for certain specialized medical components that are currently only available from a single source. For at least two of the critical components, we continue to seek a supplier that has the capability to meet our design specifications and the standards required by our medical devices. All non-critical components are either available from a variety of sources or are designed and manufactured in-house with component parts readily available from a variety of sources. The following table outlines the current status of our critical and key components:
Critical Components	Supplier Details
Blood Gas Analyzer

      Life Systems is in the process of identifying a supplier. We have identified a company, Micro-Electrode Inc. that has the capability to supply sensor and block components of the blood gas analyzer and may also be capable of supplying the electronic components.

Syringe Pumps

      We have identified one company, Kloehn Ltd. of Las Vegas, Nevada, that is capable of supplying syringe pumps. Other possible sources have been identified, however we continue to investigate such suppliers to ensure their syringe pumps meet our design requirements.

Oxygenator	We are in the process of identifying a supplier.
Intra-vascular Balloons	We have identified a supplier.
Syringe	Syringes are readily available and we have identified a source, which is capable of laser drilling and then polishing holes into the side of the syringe needle.

      Product Engineering and Manufacture

      At present, we are maintaining our focus on the research and development of the full line of LifeSustainer™ devices, perfusates and consumable/disposable components. Therefore, we intend to contract out the final assembly and distribution of our LifeSustainer™ devices. As at the date of this registration statement, we have identified a contract manufacturer capable of completing the final assembly and shipment of LifeSustainer™ devices and are currently in discussions with them with respect to negotiating a contract for assembling the LifeSustainer™ 1000 device. Nonetheless, much of the production will involve contracting or sub-contracting the manufacture of various sub-assemblies, which will then be assembled into finished devices. Life Systems estimates that, once subassemblies have been delivered and checked for quality control, two trained technicians can assemble one device per two working days. Paint, final finish, final testing, storage preparation and packaging will take approximately one more day per machine.

      A key manufacturing activity is sourcing sub-assemblies. We intend, wherever possible, to identify and contract with two companies (a major and at least one secondary) for production of sub-assemblies. We recognize that in contracting with two companies we may experience a slightly higher average cost of goods sold, however Life Systems intends to make dual sourcing a central manufacturing policy in order to avoid becoming dependent on a single supplier for any essential sub-assembly.

      Employees

      Other than executive officers, Life Systems currently has three employees, two of who are employed full-time, providing technical support involving product design and fabrication. Life Systems also retains the professional services of various consultants, including patent, general corporate and securities lawyers, accountants, and other business and strategic planning consultants.

      Other than executive officers, Bio-Preserve (WA) and Bio-Preserve (FL) do not have any employees. Perfusion compensates each of its President and Secretary/Treasurer, but has no additional employees.

      PROPERTY

      Life Systems currently leases approximately 4,300 square feet of space located at 8717 - 148th Avenue NE, Redmond, Washington, 98052, phone (425) 895-8335, under a lease expiring in May 1, 2005, at current a monthly rent of $5,779 per month, increasing 4% annually. This space is broken into administrative and research laboratories and development facilities. Until April 30, 2001, we occupied a 2,981 square foot office and laboratory space under a lease, which expired on December 31, 2000 and continued, thereafter, on a month-to- month basis. From January 1, 2000 to May 31, 2000, we leased approximately 800 square feet of additional office and laboratory space from a stockholder on a month-to-month basis for rent totalling about $5,000.

      The head offices of each of Bio-Preserve (WA) and Bio-Preserve (FL) are operated from our leased facilities in Redmond.

      The head office of Perfusion is located at 502 East John Street, Carson City, Nevada 98706. Perfusion presently maintains an interim office at Suite 305 - 1208 Wharf Street, Victoria, British Columbia, Canada.

      MANAGEMENT

      Directors and Executive Officers

      All directors of our company hold office until the next annual meeting of stockholders or until the earlier of death, retirement, resignation or removal. Subject to any applicable employment agreement, executive officers serve at the discretion of the Board of Directors, and are appointed to serve until the first Board of Directors meeting following the annual meeting of stockholders.

      Our directors and executive officers, their ages, positions held and duration as such are as follows:
Name	Age	Position
Life Systems, Bio-Preserve (FL) and Bio-Preserve (WA)
Fereydoon Sadri	51

      Director of Life Systems since November 1998
      President of Life Systems since May 17, 2000
      President and Director of Bio-Preserve (FL) since April 1997
      President and Director Bio-Preserve (WA) since February 1994

Gabor Balogh	47	Director Life Systems, Bio-Preserve (FL) and Bio-Preserve (WA) since May, 2000
Howard Dixon	58	Director Life Systems, Bio-Preserve (FL) and Bio-Preserve (WA) since May 17, 2000
Ian Middleton	52	Director of Life Systems since June 4, 2001 and Director and President of Perfusion since March 2001
Alexander von Kleist	45	Director of Life Systems since June 4, 2001 and Director and Secretary-Treasurer of Perfusion since March 2001

      Business Experience

      The following is a brief account of the education and business experience during the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

      Fereydoon Sadri, Ph.D., Director, President and Chief Executive Officer

      Dr. Sadri first became involved in research related to isolated organ perfusion in 1980 as a graduate student. From 1984 to 1986 Dr. Sadri was a postdoctoral fellow at the Biomedical Engineering Institute of the University of Akron where he worked on heart perfusion and artificial heart technology. In the fall of 1986, Dr. Sadri was employed by Gulf South Research Institute, New Orleans and by Oschner Clinic where he continued his work in the research and development of perfusion technology and in the design of biomedical devices for organ preservation. In 1991 Dr. Sadri, together with Dr. John Majnarich, formed Bio-Research Laboratories, a company which offers biomedical research on a contract basis. From 1991 until 1995, Dr. Sadri served as Director of Research and Development for Bio-Research Laboratories where he supervised marketing activities and was responsible for obtaining research contracts. From 1991 through 1993 Dr. Sadri was the President of Perfusion Medical Laboratories. In January 1994 Dr. Sadri founded Bio-Preserve (WA) to complete the final research and design elements of the LifeSustainer™ devices. Since its inception, Dr. Sadri has served as a director of Bio-Preserve (WA). From 1994 until 1998, Dr. Sadri served as Vice-President and Scientific Director of Bio-Preserve (WA). Since June 1998, Dr. Sadri has served as a director of Life Systems and from November 1998 to present he has served as Chairman of Life Systems' board of directors. On May 17, 2000, Dr. Sadri was appointed as Life Systems' President and Secretary. Dr. Sadri has served as an executive officer of Bio-Preserve (FL) since 1996 and as a director of Bio-Preserve (FL) since April 1997. Dr. Sadri is a co-founder of OptiMEMS, Inc. which was established in 1993 to develop ways of using microelectromechanical systems (MEMS) technology for developing disposable endoscopes and other imaging technologies. From 1993 to 2000 Dr. Sadri served as a director and as Executive Vice-President of OptiMEMS.

      Dr. Sadri holds a M.Sc. in Physiology from the University of Akron and a Ph.D. in Physiology from Kent State University and the Northeastern Ohio Universities College of Medicine.

      Gabor Balogh, D.D.S., Director

      Since 1995, Dr. Balogh has been a dental practitioner at the Dundarave Dental Clinic, which is located in West Vancouver, British Columbia. Dundarave Dental Clinic is owned and operated by Dr. Gabor Balogh, Inc., a British Columbia professional corporation founded by Dr. Balogh in connection with the formation of his dental practice. Since its inception in 1995, Dr. Balogh has served as the sole officer and director of Dr. Balogh, Inc. From May 17, 2000 to present, Dr. Balogh has served as a director of Life Systems, Bio-Preserve (FL) and Bio-Preserve (WA). Dr. Balogh obtained his Doctor in Dental Surgery from the University of Western Ontario in 1985.

      Howard Dixon, B.Sc., CFP, R.E.P., Director

      Mr. Dixon has been involved in the financial planning and consulting business for over 20 years. In 1988, Mr. Dixon formed his own financial planning business, Dixon, Davis & Company, providing financial planning services to corporations and individuals from 1988 to 1994, and from 1997 to present. From September 1994 to January 1997, Mr. Dixon worked for MD Management Limited, a subsidiary of the Canadian Medical Association, as a Senior Financial Consultant specializing in financing planning for physicians. Prior to forming Dixon, Davis & Company, Mr. Dixon worked initially as a life agent and subsequently as a financial planner for The Mutual Group (now Clarica). From May 17, 2000 to present, Mr. Dixon has served as a director of Life Systems, Bio-Preserve (WA) and Bio-Preserve (FL). Mr. Dixon also holds the following Directorships: Limberis Seafood Processing Ltd. and Limberis Seafood Investments Ltd. (both from May 1995 to present), Syntal Products (Victoria) Ltd. and Syntal Products (VCC) Ltd. (both from May 1997 to present), Carmanah Technologies Inc. (March 1999 to June 2000) and Carmanah Growth Fund (VCC) Ltd., (march 1999 to present), Orca Technologies International Inc. (March 1999 to July 2000) and The Global Vision Fund (VCC) Inc. (March 1999 to July 2000). Mr. Dixon graduated with an honours degree in Mathematics and Physics from London University, followed by a post-graduate Certificate of Education from Cambridge University.

      Ian Athol Middleton, Director

      Mr. Middleton has been involved in corporate management and finance for over 20 years. In 1989 Mr. Middleton founded DFC Development Finance Corporation, a Victoria, British Columbia based management and financial consulting firm. Since founding the company, Mr. Middleton has continued to serve as its President. Mr. Middleton has served as CEO and director of PIH-Pacific International Hardwoods Inc. from 1991 to present, and as a director of Richmark Resources Ltd. from 1992 to present; both of these companies are British Columbia reporting companies. Mr. Middleton has assisted several venture capital corporations and is President and director of the following corporations: Limberis Seafood Investments, from 1993 to present, Syntal Products (VCC) Ltd., from 1997 to present, and Carmanah Growth Fund Ltd., from 1999 to present. In addition, he was the President and a director of Perfusion since its inception in March 2000. Since June 2001, he has also served as a director of Life Systems. Mr. Middleton was born and educated in New Zealand, having attended Auckland University.

      Alexander L. von Kleist, Director

      Mr. von Kleist is a co-founder, president and a director of the Hahn and Kleist Group Inc., a Vancouver, British Columbia based corporate finance consulting firm that specializes in assisting start-up companies with developing strategic development plans including corporate restructuring and acquiring initial financing. Hahn and Kleist Group was founded in 1994 and incorporated in 2000. Mr. von Kleist is a member of the Board of Directors of Offshore Seafarm Systems Inc., a federal Canadian corporation. In addition, he also serves as corporate secretary of Offshore Seafarm Systems. From 1983 - 1994 Mr. von Kleist founded and was President of YaYa's Oyster Bar. Prior to 1983, Mr. von Kleist worked as an account executive with Baker Lovick Ltd. and then for Vickers & Benson Ltd.; both of these firms are Canadian advertising agencies. Since Perfusion's inception in March 2000 to present, Mr. von Kleist has served as a director and as Secretary/Treasurer of Perfusion. Since June 2001, he has also served as a director of Life Systems.

      Committees of the Board

      We do not have an audit or compensation committee at this time.

      Family Relationships

      There are no family relationships between any director or executive officer.

      There are no arrangements or understandings between any two or more directors or executive officers, pursuant to which he/she was selected to be a director or executive officer.

      None of Life Systems' directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

      1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

      2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

      3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

      4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

      Section 16(a) Beneficial Ownership Compliance

      Section 16(a) of the Securities Exchange Act, as amended, requires Life Systems' executive officers and directors and persons who own more than 10% of a registered class of Life Systems' equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common stock and other equity securities of Life Systems, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% stockholders are required by Commission regulations to furnish Life Systems with copies of all Section 16(a) reports they file. To the best of Life Systems' knowledge (based solely upon a review of the Form 3, 4 and 5 filed), no officer, director or 10% beneficial stockholder failed to file on a timely basis any reports required by Section 16(a) of the Securities Exchange Act, as amended.

      Scientific Advisory Board

      The Scientific Advisory Board of Life Systems is presently composed of a number of recognized engineers and scientists. It is intended that the Advisory Board will meet on at least an annual basis to review the operational aspects of Life Systems' technology and make appropriate recommendations with regard to the perceived trends and scientific direction of other companies. The members of the Advisory Board have no rights to Life Systems' technology and have no authority to direct the affairs of Life Systems, or the affairs of its subsidiary or affiliates, such authority resting with the boards of directors of Life Systems, its subsidiary and affiliates respectively. Advisory Board members may be paid consulting fees and, in certain circumstances, receive stock options. As at the date of this registration statement the composition of the Advisory Board is:

      Sum Ping Lee, M.D., Ph.D., is the Chairman of the Scientific Advisory Board. Dr. Lee is a professor and Chairman, of the Division of Gastroenterology at the University of Washington School of Medicine, in Seattle, Washington. He is a fellow of the Royal Australian College of Physicians. From February 1994 to September 1999, Dr. Lee served on the board of directors of Bio-Preserve (WA). From November 1997 to September 1999 Dr. Lee served on the board of directors for Bio-Preserve (FL).

      Louis H. Toledo-Pereyra, M.D., Ph.D., is Chief of Transplantation, and Director, of Research, at the Borgess Medical Center, in Kalamazoo, Michigan. He is a world authority on organ transplantation and is editor of 1) "Complications of Organ Transplantation" Marcel Dekker, N.Y. 1987, 2) "Kidney Transplantation" (F.A. Davis Co., Philadelphia 1988), and 3) "Pancreas Transplantation" (Kluwer Academic Publishers, Boston 1988).

      Edward D. Verrier, M.D., is the William K. Edmark Professor of Cardiovascular Surgery, Chief, of the Division of Cardiothoracic Surgery, and Professor and Vice Chairman, of the Department of Surgery, at the University of Washington School of Medicine. Dr. Verrier has a longstanding interest in the study of Ischemic Re-perfusion injury. He has published over 100 papers in leading surgical and medical journals. He is on the editorial board of some of the most prestigious journals of Thoracic and Cardiovascular Surgery.

      Frank Selke, M.D., is an Associate Professor at Harvard Medical School and a clinical adult cardiac surgeon. Dr. Selke's research interests include the examination of microcirculation in the heart, lung, brain and other organs.

      Daniel L. Ely, Ph.D., is a Professor of Human Physiology at the University of Akron, Akron, Ohio. Dr. Ely's research interests include heart preservation techniques for transplant; organ preservation solution; molecular biology and genetics essential hypertension; effects of sodium on cardiovascular system; stress and cardiovascular health assessments and cardiovascular physiology. He is the author or co-author of over 250 scientific articles in his area of research.

      Dean Harron, Ph.D., is a Professor in the Department of Pharmacology, Faculty of Medicine and Health Sciences, at United Arab Emirates University, Al Ain, United Arab Emirates. Dr. Harron is a member of the Royal Pharmaceutical Society of Great Britain and the Pharmaceutical Society of Northern Ireland. He holds a Ph.D. from the Queen's University of Belfast and is a fellow of the Royal Pharmaceutical Society of Great Britain. Since 1998 Dr. Harron has been the honourable senior research fellow at the School of Pharmacy, Queen's University, Belfast. He has previously served as the Editor-in-Chief of "The Pharmacist", Hoogland, Holland, the Science Editor of the International Pharmacy Journal, The Hague, Holland and the Guest Editor, of "Drugs", Adis Press Ltd., New Zealand. Since 1997, he has been the author or co-author of over 230 scientific articles and the co-editor of eleven books.

      EXECUTIVE COMPENSATION

      Certain information regarding the compensation paid, for the periods indicated, to:

      (a) our chief executive officer ("CEO");

      (b) our four most highly compensated executive officers who were serving as executive officers at the end of the most recently completed fiscal year and whose total salary and bonus exceeds $100,000 per year; or

      (c) up to two additional individuals, if any, for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as an executive officer of Life Systems at December 31, 2000, being the end of the most recently completed fiscal year.

      (each, a "Named Executive Officer") is set out in the summary compensation table below:
SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary (S)	Bonus (S)	Other Annual Compensation (S)	Restricted Stock Award(s) ($)	Securities Under-lying Options/ SARs (#)s	LTIP Payouts ($)	All Other Compensation ($)
Life Systems, Bio-Preserve (FL) and Bio-Preserve (WA)
Fereydoon Sadri President and Director (Chairman) Life Systems, Bio-Preserve (FL) and Bio-Preserve (WA)	2000 2001(1)	$95,067.91 $30,336.54				400,000(3)
Nicolas Loebel, Former President Life Systems, Bio-Preserve Washington and Bio-Preserve Florida and Vice-President and Director of Engineering, Life Systems(2)	2000	$87,129.63				106,250(4)
Perfusion
Ian Middleton President & Director, Perfusion	2000 2001(1)	$45,000 15,000				175,000
Alexander von Kleist Secretary-Treasurer & Director, Perfusion	2000 2001(1)	$31,500 $10,500				175,000

      (1) From January 1, 2001 to March 31, 2001.

      (2) From January 1, 2000 to May 17, 2000 Dr. Loebel served as a President and director of Life Systems. In August 2000, Dr. Loebel was appointed as Vice-President of Life Systems. Effective January 1, 2001, Dr. Loebel resigned as Vice-President. Dr. Loebel is currently retained by Life Systems as a consultant.

      (3) On November 27, 2000, we granted Dr. Sadri warrants entitling him to purchase up to 800,000 shares of our common stock as compensation for his services as our President. Of the 800,000 warrants, 200,000 warrants were granted as compensation for past services and vested November 27, 2000. The remaining 600,000 are for future compensation, entitling Dr. Sadri to acquire up to 200,000 common shares per year each year for three years beginning November 27, 2001. On November 28, 2000, we granted Dr. Sadri options to acquire up to 200,000 shares of our common stock. 175,000 options were granted as compensation for his past services as our President and 25,000 as his compensation for his past services as a director.

      (4) On November 27, 2000, we granted Dr. Loebel warrants entitling him to purchase up to 225,000 shares of our common stock as compensation for his services as our Vice-President. Of the 225,000 warrants, 56,250 warrants were granted as compensation for past services and vested on November 27, 2000. The remaining 168,750 warrants are fore future compensation, entitling Dr. Loebel to acquire up to 56,250 common shares per year each year for three years beginning November 27, 2001. On November 28, 2000, we granted Dr. Loebel options to acquire up to 50,000 shares of our common stock as compensation for his past services as our Vice-President.

      Employment/Consulting Agreements

      Except as set forth below, there are no arrangements or understandings pursuant to which a director or executive officer of Life Systems was selected to such office:

      Life Systems has entered into an employment agreement with Dr. Sadri, dated as of November 1, 2000, superseding an earlier employment agreement dated March 14, 1994, as amended on March 16, 1995 and on May 17, 2000. The agreement provides that, in consideration for his services as the President and Executive Officer of each of Life Systems, Bio-Preserve (WA) and Bio-Preserve (FL), Dr. Sadri is to be paid a minimum annual salary of $120,000, together with any annual bonuses as may be awarded in the sole discretion of Life Systems' board of directors. Dr. Sadri's salary will be increased annually, without notice, by an amount not less than the increase in the Consumer Price Index for the State of Washington. The agreement also contemplates participation by Dr. Sadri in any stock option plan established by Life Systems for its employees, reimbursement for certain out-of-pocket expenses that may be incurred by Dr. Sadri, and standard medical benefits. The agreement remains in force for a five year term. If the agreement is terminated by reason of Dr. Sadri's death, incapacity, or for any reasons other than for cause, Dr. Sadri is entitled to receive a severance payment equal to all amounts that would be payable under the term of the agreement or additional one-year term if the agreement is renewed, as well as any amounts remaining due to Dr. Sadri under the agreement at the time of termination. In the event of Dr. Sadri's death or incapacity, a minimum of four months salary will be paid and in the event of termination other than for cause a minimum of six months salary and accelerated vesting of all options granted, will be paid. The agreement is attached to this registration statement as an exhibit. We also granted 800,000 warrants to Dr. Sadri as compensation for his services as our President. These warrants entitle Dr. Sadri to purchase up to 800,000 shares of our common stock at an exercise price of $0.375 per share, expiring on November 27, 2004. 200,000 warrants were granted as compensation for Dr. Sadri's past services as our President and vested on November 27, 2000. The remaining 600,000 warrants were granted as future compensation entitling Dr. Sadri to acquire up to 200,000 common shares at an exercise price of $0.375 per share each year for three years beginning November 27, 2001. We also granted to Dr. Sadri options to acquire up to 200,000 shares of our common stock. 175,000 options were granted as compensation for his services as our President and 25,000 as his compensation for his services as a director. All 200,000 options vest immediately and are exercisable at $1.00 per share at any time on or before November 28, 2005.

      In 1998, Life Systems entered into an oral agreement with Dr. Nicolas Loebel pursuant to which Dr. Loebel was engaged to serve as President of each of Life Systems, Bio-Preserve Washington and Bio-Preserve Florida, and as Vice-President and Director of Engineering, for Life Systems. In May 2000, Dr. Loebel resigned as President of Life System and its subsidiaries and as Vice-President and Director of Life Systems. In August 2000 Dr. Loebel was appointed as Vice-President of Engineering for Life Systems and he held this position until January 1, 2001. Currently, Dr. Loebel is retained by Life Systems as a consultant. In consideration for his services to Life Systems, on November 27, 2000 we granted Dr. Loebel 225,000 warrants, which entitle him to acquire up to 225,000 shares of our common stock at an exercise price of $0.375 per share, expiring November 27, 2004. Of the 225,000 warrants, 56,250 warrants were granted as compensation for past services and vested on November 27, 2000. The remaining 168,750 warrants are fore future compensation, entitling Dr. Loebel to acquire up to 56,250 common shares per year each year for three years beginning November 27, 2001. On November 28, 2000 we granted Dr. Loebel 50,000 options to acquire up to 50,000 shares of our common stock at an exercise price of $1.00 per share on or before November 28, 2005.

      Life Systems entered into an oral consulting agreement with MacGronch Developments Inc., a company wholly owned by Howard Dixon, a director of Life Systems. Pursuant to the consulting agreement, MacGronch Developments provided consulting services to Life Systems in 2000 in the areas of operations and administration. These services were in addition to the services provided by Mr. Dixon as a director of Life Systems. The consulting agreement provided that, in consideration for MacGronch Development's consulting services to Life Systems, MacGronch Developments was $5,000 per month. MacGronch Developments was paid $19,425 in 2000 and $6,313 in 2001, for consulting work performed in 2000.

      Perfusion has entered into a consulting agreement with Ian Middleton, dated April 1, 2000. The agreement provides that, in consideration for his services as an independent consultant to Perfusion, whereby he is to assist in the development of the Perfusion's general business, the development of business strategies, products, methodologies, marketing plans, and other business developments that may be contemplated from time to time, Mr. Middleton is to be paid $5,000 per month salary. The agreement may be terminated by either party upon 60 days prior written notice to the other party, except that the agreement may be terminated by Perfusion upon three days prior written notice in the event that there is a finding by a court of competent jurisdiction that Mr. Middleton has plagiarized, infringed upon, misappropriated, or otherwise illegally obtained information or intellectual property during the course of the agreement. The agreement is attached to this registration statement as an exhibit. On November 28, 2000, as compensation for his services as President of Perfusion, we granted Mr. Middleton options to acquire up to 175,000 shares of our common stock at an exercise price of $1.00 per share exercisable on or before November 28, 2005.

      Perfusion has entered into a consulting agreement with Alexander von Kleist, dated April 1, 2000. The agreement provides that, in consideration for his services as an independent consultant to Perfusion, whereby he is to assist in the development of the Perfusion's general business, the development of business strategies, products, methodologies, marketing plans, and other business developments that may be contemplated from time to time, Mr. von Kleist is to be paid $3,500 per month salary. The agreement may be terminated by either party upon 60 days prior written notice to the other party, except that the agreement may be terminated by Perfusion upon three days prior written notice in the event that there is a finding by a court of competent jurisdiction that Mr. von Kleist has plagiarized, infringed upon, misappropriated, or otherwise illegally obtained information or intellectual property during the course of the agreement. The agreement is attached to this registration statement as an exhibit. On November 28, 2000, as compensation for his services as Secretary and Treasurer of Perfusion, we granted Mr. von Kleist options to acquire up to 175,000 shares of our common stock at an exercise price of $1.00 per share exercisable on or before November 28, 2005.

      2000 Stock Option Plan

      Life Systems' Board of Directors approved life Systems' 2000 Stock Option Plan on November 28, 2000. The 2000 Stock Option Plan provides for the grant of up to 1,500,000 options to new employees, consultants, non-employee directors and other persons needed for future operations and growth of Life Systems. The options may be either incentive options or nonqualified options.

      The 2000 Stock Option Plan is administered by the Board of Directors of Life Systems, which may, to the fullest extent permitted by law, delegate all or any of its powers under the 2000 Stock Option Plan to a committee of directors. The Board of Directors or the committee is authorized, subject to the provisions of the 2000 Stock Option Plan, to determine to whom and at what time stock options may be granted, the designation of options as either incentive options or nonqualified options, per share exercise price, the duration of each option, the number of shares subject to each option, any restrictions on such shares, the rate and manner of exercise, and the timing and form of payment.

      Under the 2000 Stock Option Plan, the per share exercise price of any option granted following the effective date of a registration statement of any of our securities under the Securities Exchange Act may not have an exercise price less than the fair market value of the common stock on the date of grant or an exercise period that exceeds ten years from the date of grant; provided that, the exercise price of any incentive options granted to a greater-than-10 percent stockholder of Life Systems shall not be less than 110 percent of the fair market value of the common stock and the expiration date of any incentive stock option granted to a greater-than-10 percent stockholder of Life Systems shall have an expiry date of five years. Nonqualified options may have an exercise price less than the fair market value of the underlying common stock on the date of grant and may be exercisable for no more than ten years from the date of grant.

      The grants of stock options under our 2000 Stock Option Plan to our executive officers are described below:

      OPTION/SAR GRANTS IN FISCAL 2000

Name	Number of Shares of Common stock Underlying Options Granted in 2000	% of Total Options Granted to Employees in 2000(1)	Exercise or Base Price ($/Share)	Market Price on Date of Grant(4)	Expiration Date
Life Systems
Dr. Fereydoon Sadri	200,000(2)		$1.00	$1.20	November 28, 2005
Dr. Nicolas Loebel(3)	50,000		$1.00	$1.20	November 28, 2005
Perfusion
Alexander von Kleist	175,000		$1.00	$1.20	November 28, 2005
Ian Middleton	175,000		$1.00	$1.20	November 28, 2005

      (1) A total of 840,000 options were granted during the fiscal year ended December 31, 2000. Of these, 650,000 options were granted to our officers and directors, 190,000 to members of our advisory board and 50,000 to other employees or consultants of Life Systems.

      (2) 175,000 options were granted as compensation for Dr. Sadri's services as our President and 25,000 options were granted as compensation for Dr. Sadri's services as a director.

      (3) From January 1, 2000 to May 17, 2000 Dr. Loebel served as Presdient and director of Life Systems. In August 2000, Dr. Loebel was appointed as Vice-President of Life Systems. Effective January 1, 2001, Dr Loebel resigned as Vice-President. Dr. Loebel is currently retained by Life Systems as a consultant.

      (4) All options disclosed in the above table were granted on November 28, 2000, at above fair market value based upon the closing price or our common shares on November 27, 2000, of $0.93 per share as quoted on the Pink Sheets LLC.

      AGGREGATED OPTION/SAR EXERCISES DURING FISCAL 2000 AND
      YEAR END OPTION/SAR VALUES
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares of Common stock Underlying Unexercised Options at December 31, 2000 Exercisable/ Unexercisable(1)	Value of Unexercised In-the-Money Options at December 31, 2000 Exercisable/ Unexercisable(2)(3)
Life Systems
Dr. Fereydoon Sadri	nil	nil	200,000 / nil	$300,000 / nil
Dr. Nicolas Loebel	nil	nil	50,000 / nil	$75,000 / nil
Perfusion
Alexander von Kleist	nil	nil	175,000 / nil	$262,500 / nil
Ian Middleton	nil	nil	175,000 / nil	$262,500 / nil

      (1) As at March 31, 2001, the number of unexercised options exercisable and unexercisable remains unchanged.

      (2) The value of the unexercised in-the-money option is based on a per share price of $1.50 as quoted on Pink Sheets LLC on December 29, 2000.

      (3) As at March 31, 2001, the value of unexercised in the money options listed in the above table, based on a per share price of $2.266 as quoted on Pink Sheets LLC on March 30, 2001 is as follows: Dr. Fereydoon Sadri $453,200; Dr. Nicolas Loebel $113,300, Alexander von Kleist $396,550; and Ian Middleton $396,550.

      Directors Compensation

      Life Systems reimburses its directors for expenses incurred in connection with attending board meetings. In addition to reimbursement for expenses, we paid the following director's fees or other compensation for services rendered as a director in the fiscal year ended December 31, 2000:

Name	Director's Fees	Options(1)
Dr. Fereydoon Sadri	$0(2)	25,000
Dr. Gabor Balogh	$0	25,000
Howard Dixon	$0(2)	25,000
Ian Middleton	$0(2)	0
Alex von Kleist	$0(2)	0

      (1) The options were granted on November 28, 2000, under Life Systems' 2000 Stock Option Plan. In compensation for services as a director, each of Dr. Sadri, Dr. Balogh and Mr. Dixon are entitled to acquire up to 25,000 common shares in Life Systems at an exercise price of $1.00 per common share. The options vested immediately upon issue and expire November 28, 2005. In addition, Dr. Sadri was granted an additional 175,000 options on the same terms for his services as our President and Messrs. Middleton and von Kleist were granted 175,000 options each on the same terms for their services as President and Secretary, respectively, of Perfusion Systems, Inc.

      (2) Except as disclosed in the above table, Life Systems' directors are not otherwise compensated for their services provided as directors. However, each of Dr. Sadri, Mr. Middleton and Mr. von Kleist are compensated pursuant to their respective employment or consulting agreements solely with respect to their services as executive officers. In addition, MacGronch Developments Inc., a company wholly owned by Mr. Dixon, was paid pursuant to an oral consulting agreement, for services rendered to Life Systems in 2000.

      DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Our Articles of Incorporation limit the personal liability of a director or officer for breach of fiduciary duty to acts or omissions that involve intentional misconduct, fraud or a knowing violation of law. The Articles also provide that directors, officers, employees and agents of Life Systems may be indemnified, effectively, to the fullest extent permitted by the Nevada General Business Law, which empowers a company incorporated in Nevada, such as Life Systems, to indemnify its directors and officers under certain circumstances. In addition, Life Systems' Bylaws require indemnification to the full extent permitted by the Nevada General Business Law and permit Life Systems to purchase and maintain indemnification insurance for such indemnification. At present, Life Systems has not obtained any directors and officers indemnification insurance.

      Pursuant to our employment agreement with Dr. Sadri, dated November 1, 2000, we agreed to indemnify Dr. Sadri at all times during the term of the employment agreement and after the term, if the subject action of Dr. Sadri was conducted during the term of the employment agreement and in good faith on behalf of Life Systems, to the maximum extent permitted under applicable law, and Life Systems shall pay Dr. Sadri's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding, to the maximum extent permitted under such applicable state laws.

      The effect of the foregoing in certain cases may be the elimination of stockholders' ability to obtain or collect monetary damages from directors and officer.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Life Systems pursuant to the foregoing provisions, Life Systems has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

      SECURITY OWNERSHIP OF CERTAIN
      BENEFICIAL OWNERS AND MANAGEMENT

      Principal Stockholders

      The following table sets forth, as of July 19, 2001, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors, executive officers, members of our Scientific Advisory Board and significant employees. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Ballador SA	470,324	5.4%
Insbrook Holdings Ltd.	562,324	6.5%
Inter Island Investments Ltd.	780,000	9.0%
Wade Investments	780,000	9.0%
John Pia	670,000	7.7%
Dr. Fereydoon Sadri* President and Director (Chairman) Life Systems, Bio-Preserve (FL) and Bio-Preserve (WA)	427,531(2)	4.9%
Gabor Balogh*, Director Life Systems	25,000(3)	0.3%
Howard Dixon*, Director Life Systems	25,000(4)	0.3%
Ian Middleton* President & Director, Perfusion	955,000(5)	11.0%
Alexander von Kleist* Secretary-Treasurer & Director, Perfusion	955,000(6)	11.0%
Dr. Sum Lee, Chairman Life Systems' Scientific Advisory Board	184,284(7)	2.1%
Dr. Daniel Ely	20,000(8)	0.2%
Dr. Frank Sellke	20,000(9)	0.2%
Dr. Louis H. Toledo-Pereyra	0	0.0%
Dr. Edward D. Verrier	0	0.0%
Dr. Dean Harron	20,000(10)	0.2%
Total of Officers and Directors as a Group*	2,387,531	27.6%

      (1) Based upon 8,659,911 common shares ($0.0001 par value per common share) issued and outstanding as at July 19, 2001. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for the purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

      (2) Includes 200,000 warrants and 200,000 options exercisable within sixty days. The warrants were issued on November 27, 2000, pursuant to a warrant agreement entitling Dr. Sadri to acquire up to 800,000 common shares in Life Systems at an exercise price of $0.375 per common share. The warrants vest as to 200,000 common shares per year beginning November 27, 2000 and expiring on November 27, 2004. The options were granted on November 28, 2000, under Life Systems' 2000 Stock Option Plan entitling Dr. Sadri to acquire up to 200,000 common shares in Life Systems, at an exercise price of $1.00 per common share. The options vest immediately and expire on November 28, 2005.

      (3) Includes 25,000 options exercisable within sixty days. The options were granted on November 28, 2000, under Life Systems' 2000 Stock Option Plan entitling Dr. Balogh to acquire up to 25,000 common shares in Life Systems at an exercise price of $1.00 per common share. The options vest immediately and expire on November 28, 2005.

      (4) Includes 25,000 options exercisable within sixty days. The options were granted on November 28, 2000, under Life Systems' 2000 Stock Option Plan entitling Mr. Dixon to acquire up to 25,000 common shares in Life Systems at an exercise price of $1.00 per common share. The options vest immediately and expire on November 28, 2005.

      (5) Includes 175,000 options exercisable within sixty days. The options were granted on November 28, 2000, under Life Systems' 2000 Stock Option Plan entitling Mr. Middleton to acquire up to 175,000 common shares in Life Systems at an exercise price of $1.00 per common share. The options vest immediately and expire on November 28, 2005.

      (6) Includes 175,000 options exercisable within sixty days. The options were granted on November 28, 2000, under Life Systems' 2000 Stock Option Plan entitling Mr. von Kleist to acquire up to 175,000 common shares in Life Systems at an exercise price of $1.00 per common share. The options vest immediately and expire on November 28, 2005.

      (7) Includes 25,000 warrants and 150,000 options exercisable within sixty days. The warrants were issued on November 27, 2000, pursuant to a warrant agreement entitling Dr. Lee to acquire up to 100,000 common shares in Life Systems at an exercise price of $0.375 per common share. The warrants vest as to 25,000 common shares per year beginning November 27, 2000 and expiring on November 27, 2004. The options were granted on November 28, 2000, under Life Systems' 2000 Stock Option Plan entitling Dr. Lee to acquire up to 150,000 common shares in Life Systems, at an exercise price of $1.00 per common share. The options vest immediately and expire on November 28, 2005.

      (8) Includes 20,000 options exercisable within sixty days. The options were granted on November 28, 2000, under Life Systems' 2000 Stock Option Plan entitling Dr. Ely to acquire up to 20,000 common shares in Life Systems at an exercise price of $1.00 per common share. The options expire on November 28, 2005, and vest as follows: 25% vest one year following the date of grant, 50% vest two years following the date of grant, 75% vest three years following the date of grant, and 100% vest four years following the date of grant.

      (9) Includes 20,000 options exercisable within sixty days. The options were granted on November 28, 2000, under Life Systems' 2000 Stock Option Plan entitling Dr. Sellke to acquire up to 20,000 common shares in Life Systems at an exercise price of $1.00 per common share. The options vest immediately and expire on November 28, 2005.

      (10) Includes 20,000 options exercisable within sixty days. The options were granted on July 3, 2001, under Life Systems' 2000 Stock Option Plan entitling Dr. Harron to acquire up to 20,000 common shares in Life Systems at an exercise price of $1.85 per common share. The options expire on July 3, 2006 and vest as follows: 25% vest one year following the date of grant, 50% vest two years following the date of grant, 75% vest three years following the date of grant, and 100% vest four years following the date of grant.

      Changes in Control

      We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of Life Systems.

      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Except as otherwise indicated below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family any of the foregoing persons has had or will have a direct or indirect material interest.

      During 1999, we borrowed $102,000 from a stockholder, Leon Nowek. Prior to December 31, 1999, the $102,000 loan, together with interest at 10%, was repaid as agreed.

      Between February 4, 1999 and March 8, 1999, pursuant to a series of promissory notes, we borrowed a total of $90,000 at 12% from Dr. Arthur Karuna-Karan. At the time of the loan, Dr. Karuna-Karan was a stockholder, director, president and CEO of Life Systems. On December 1, 1999, 424,000 common shares in the capital of Life Systems were issued to Dr. Karuna-Karan in full satisfaction of Life Systems' indebtedness to Dr. Karuna-Karan, which indebtedness consisted of the $90,000 loan, together with accrued interest of $1,000 and $15,000 in other payables due to Dr. Karuna-Karan. The shares were issued at a deemed issue price of $0.25 per share.

      PLAN OF DISTRIBUTION

      The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted (currently the Pink Sheets LLC), in privately negotiated transactions or otherwise. Such sales may be at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The selling stockholders may sell the shares of common stock by one or more of the following methods, without limitation:

      as block trades in which the broker or dealer so engaged attempts to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
      as purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
      as an exchange distribution in accordance with the rules of the exchange;
      as ordinary brokerage transactions and transactions in which the broker solicits purchasers;
      as privately negotiated transactions;
      as market sales (both long and short to the extent permitted under the federal securities laws); and
      as a combination of any aforementioned methods of sale.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer's commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as a principal may thereafter resell the shares of common stock from time to time in transactions that may involve block transactions and in sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 that may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act of 1933, a post effective amendment to this registration statement will be filed, disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Securities Exchange Act 1934 and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, Regulation M of the Securities and Exchange Commission may apply. Regulation M is an anti-manipulative rule established to preclude market-making activities by interested persons who intend to promote the offering distribution. It precludes certain market-making activities buy distribution participants and in the context of this offering, it would preclude market purchases of our common stock while the offering is in process

All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is First American Stock Transfer (Suite 2, 1717 East Bell Road, Phoenix, Arizona, 85022)

SELLING STOCKHOLDERS - AS AT JULY 19, 2001

6,680,002 shares of common stock issued in consideration for our acquisition of 100% of the issued and outstanding shares of Perfusion are being offered by the selling stockholders listed in the table below. We issued the common stock pursuant to our acquisition of Perfusion in a private placement transaction exempt from registration under the Securities Act.

1,340,000 shares of common stock issued pursuant to a private placement exempt from registration under the Securities Act, of which 670,000 shares of common stock and up to 670,000 shares of common stock, assuming the exercise of certain outstanding warrants, held by a certain stockholder are being offered by the selling stockholder listed in the table below.

30,000 shares of common stock issuable upon the exercise of 30,000 warrants. We issued the warrants pursuant to a warrant agreement, entered concurrently with a mutual release agreement between Life Systems and Monahan & Biagi, PLLC, exempt from registration under the Securities Act.

No offer or sale under this prospectus may be made by a selling stockholder unless that selling stockholder is listed in the table below or until that selling stockholder has notified us and a post-effective amendment to the registration statement has been filed and become effective. We will file a post-effective amendment to include additional selling stockholders upon request and upon provision of all required information to us.

The selling stockholders may offer and sell, from time to time, any or all of their common stock acquired in connection with the Perfusion acquisition, upon exercise of certain warrants, upon exercise of the option agreement between Mr. Pia and Messrs. Middleton and von Kleist, or acquired in a previous private placement. Because the selling stockholders may offer all or only some portion of the shares of common stock listed in the table, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of July 19, 2001, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders.
Name of Selling Stockholder and Position, Office or Material Relationship with Life Systems	Number of Shares Owned by Selling Stockholder Before Offering	Number of Shares Underlying Warrants	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering(1) and Percent of Total Issued and Outstanding
				# of Shares	% of Class
Common Shares Issued Pursuant to Acquisition of Perfusion
318037 BC Ltd.	100,000		100,000	0	0%
525550 BC Ltd.	66,667		66,667	0	0%
Bank Julius Baer & Co.	79,973		79,973	0	0%
Ballador S.A.	470,324		470,324	0	0%
IDM Developments	53,333		53,333	0	0%
Innsbruck Holdings Ltd.	562,324		562,324	0	0%
Inter Island Investments Ltd.	780,000		780,000	0	0%
David Mah/PR Group	21,000		20,000	1,000	0%
Wade Investments Ltd.	780,000		780,000	0	0%
Waters Holdings	25,200		25,200	0	0%
Rom Armstrong	142,087		133,333	8,754	0.1%
James Belsheim	26,667		26,667	0	0%
Karen Boudewyn	20,000		20,000	0	0%
Richard Butler	66,667		66,667	0	0%
David Terry Caird	26,667		26,667	0	0%
Cantwell Family Trust	26,640		26,640	0	0%
Carel Collins	20,000		20,000	0	0%
Hugh Cooper	30,000		30,000	0	0%
Lenore Davis	16,000		16,000	0	0%
Randy Decksheimer	26,000		26,000	0	0%
Larry Erickson	26,667		26,667	0	0%
Norrie Foote	176,259		176,259	0	0%
Bill Foster	20,000		20,000	0	0%
Wayne Gardner	26,667		26,667	0	0%
Raelynn Guildemet	26,667		26,667	0	0%
William Hadcock	20,000		20,000	0	0%
Raynard von Hahn	160,500		160,000	500	0%
Jeff Holinaty	20,000		20,000	0	0%
Wendy Johnson	20,000		20,000	0	0%
Bing Jung	280,000		280,000	0	0%
Alexander von Kleist, Director of Life Systems and Secretary-Treasurer & Director of Perfusion(6)	780,000(2)		780,000	0(2)	0%(2)
Richard Keller	20,000		20,000	0	0%
Tom Krumpic	40,000		40,000	0	0%
Shaun Lees	20,000		20,000	0	0%
L.P. Limberis	26,667		26,667	0	0%
Tom MacPherson	20,000		20,000	0	0%
Barney McKinnon	133,307		133,307	0	0%
Ian Middleton, Director of Life Systems and President & Director of Perfusion(6)	780,000(3)		780,000	0(3)	0%(3)
Allan Moen	179,973		179,973	0	0%
John Newton	40,000		40,000	0	0%
Josie Norgaard	40,000		40,000	0	0%
Donna Pawluk	20,000		20,000	0	0%
Dino Petropoulos	20,000		20,000	0	0%
Bill Phillips	90,000		80,000	10,000	0.1%
David Shaw in Trust	60,000		60,000	0	0%
Gary Shelton	20,000		20,000	0	0%
Angelo Skrivanos	20,000		20,000	0	0%
Ian Sutherland	26,667		26,667	0	0%
Murray Tildesley	20,000		20,000	0	0%
Dennis Truss	26,667		26,667	0	0%
Peter Tyrrell	120,000		120,000	0	0%
Janice Verdula	20,000		20,000	0	0%
Rick Virs	27,333		27,333	0	0%
Mat Walter	13,333		13,333	0	0%
Claire White	20,000		20,000	0	0%
Total Common Shares Issued pursuant to acquisition of Perfusion	6,680,002		6,680,002	0	0%
Common Shares Issued Pursuant to June 2001 Private Placement
John Pia	670,000(4)		670,000	0(4)	0%(4)
Common Shares Issuable Upon Exercise of Warrants
Monahan & Biagi, PLLC, former Life Systems legal counsel		30,000(5)	30,000	0	0%(5)
John Pia		670,000(4)	670,000	0(4)	0%(4)
TOTAL	7,350,002	700,000	8,050,002	20,254	0.2%

(1) Assumes all of the shares of common stock offered pursuant to this prospectus and registration statement are sold.
(2) Not including 175,000 common shares issuable upon the exercise of 175,000 options granted to Mr. von Kleist on November 28, 2000 entitling Mr. von Kleist to acquire up to 175,000 common shares in the capital of Life Systems.

(3) Not including 175,000 common shares issuable upon the exercise of 175,000 options granted to Mr. Middleton on November 28, 2000 entitling Mr. Middleton to acquire up to 175,000 common shares in the capital of Life Systems.

(4) Pursuant to an option agreement, effective as of June 4, 2001, between Mr. Pia and Messrs. Middleton and von Kleist, Mr. Pia has the option to acquire from Mr. Middleton and/or Mr. von Kleist up to an aggregate of 350,000 common shares in the capital of Life Systems. Concurrently with entering the option agreement Life Systems entered a registration rights agreement with Mr. Pia whereby Life Systems agreed to, among other things, file a registration statement to effect the registration of the common shares which may be acquired by Mr. Pia pursuant to the option agreement. These common shares are included among the 6,680,002 common shares issued in connection with the acquisition of Perfusion that are being registered in this registration statement.

(5) On March 1, 2001, Life Systems entered into a registration rights agreement with Monahan Biagi, Life Systems former legal counsel. The agreement was entered into as part of a settlement reached between Life Systems and Monahan Biagi, wherein Life Systems agreed to issue to Monahan Biagi 30,000 warrants granting the right to acquire 30,000 common shares in the capital of Life Systems in payment of outstanding legal fees. Pursuant to the registration rights agreement, Life Systems agreed to register the 30,000 common shares in the capital of Life Systems in any subsequently filed registration statement on SB-2.

(6) Mr. von Kleist has been a director of Life Systems since June 4, 2001, and a director and Secretary/Treasurer of Perfusion since its inception in March 2001 and a director of Life Systems since June 4, 2001.

(7) Mr. Middleton has been a director of Life Systems since June 4, 2001, and a director and President of Perfusion since its inception in March 2001 and a director of Life Systems since June 4, 2001.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock, $.0001 par value per share and 5,000,000 preferred shares, par value $0.001. As of July 19, 2001, there were 8,659,911 shares of common stock issued and outstanding.

Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, including the election of directors.

Each stockholder is entitled to receive the dividends as may be declared by our Board of Directors out of funds legally available for dividends and, in the event of liquidation, to share pro-rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of Life Systems, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Except as may otherwise be provided by Life Systems' Board of Directors, no holder of any shares of our stock, shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of our stock of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire such shares.

Life Systems shall have the power to create and issue rights, warrants, or options entitling the holders thereof to purchase from us any shares of our capital stock of any class or classes, upon such terms and conditions and at such times and prices as our Board of Directors may provide, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights. In the absence of fraud, the judgment of the Directors as to the adequacy of consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive.

As at July 19, 2001, Life Systems' records indicate that no subscriptions, options, warrants, puts, calls, conversion rights or other commitments of any kind exist which obligate Life Systems to issue any of its authorized but unissued capital stock or otherwise relate to the sale or transfer by Life Systems of any securities of Life Systems (whether debt or equity), other than as follows:

    840,000 options granted on November 28, 2000, under our 2000 Stock Option Plan. The options are exercisable at $1.00 per share until November 28, 2005;
    30,000 share purchase warrants issued to Monahan & Biagi on March 14, 2001. The warrants entitle Monahan Biagi to acquire up to 30,000 shares of our common stock at $0.001 per share, and are exercisable at any time until the later of either the one (1) year anniversary date of the warrant or sixty (60) days after the date that the holder receives written notice from us that a registration statement filed by us under the Securities Act of 1933 with respect to the shares has become and remains effective;
    800,000 share purchase warrants issued to Dr. Fereydoon Sadri on November 27, 2000, entitling Dr. Sadri to acquire up to 800,000 shares of our common stock at an exercise price of $0.375 per common share. The warrants vest as to 200,000 common shares per year beginning November 27, 2000 and expiring on November 27, 2004, at which time, to the extent that the warrants have not been previously exercised, the warrants will expire;
    225,000 share purchase warrants issued to Dr. Nicolas Loebel on November 27, 2000, entitling Dr. Loebel to acquire up to 225,000 shares of our common stock at an exercise price of $0.375 per common share. The warrants vest as to 56,250 common shares per year beginning November 27, 2000 and expiring on November 27, 2004, at which time, to the extent that the warrants have not been previously exercised, the warrants will expire;
    100,000 share purchase warrants issued to Dr. Sum Lee on November 27, 2000, entitling Dr. Lee to acquire up to 100,000 shares of our common stock at an exercise price of $0.375 per common share. The warrants vest as to 25,000 common shares per year beginning November 27, 2000 and expiring on November 27, 2004, at which time, to the extent that the warrants have not been previously exercised, the warrants will expire;
    670, 000 share purchase warrants issued John Pia on June 1, 2001 entitling Mr. Pia to acquire up to 670,000 shares of our common stock at an exercise price of $1.50 per share. In the event we sell shares of our common stock in a future equity financing at a price below $1.50, the warrant's exercise price will be adjusted to the lowest per share price at which such financing was completed. The warrants vest on the earlier of December 1, 2001 and such earlier date as shall be the earliest date on which the number of shares of our common stock beneficially owned by Mr. Pia, together with the number of shares of our common stock issuable pursuant to the warrant and the number of other shares of our common stock which Mr. Pia is deemed to be the beneficial owner of under section 13(d) of the Securities Exchange Act of 1934 totals less than 10% of the then issued and outstanding shares of our common stock, and thereafter are exercisable at any time before 4:00 p.m. (Seattle time) on May 31, 2003, at which time, to the extent that the warrants have not been previously exercised, the warrants will expire; and
    20,000 options granted on July 3, 2001, to Dr. Harron, a member of our Scientific Advisory Board. The options were granted under our 2000 Stock Option Plan. The options, expiring on July 3, 2006, are exercisable at $1.85 per share and vest as follows: 25% on July 3, 2002; 50% on July 3, 2003; 75% on July 3, 2004 and 100% on July 3, 2005.

Bio-Preserve (FL) is authorized to issue 20,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of preferred stock, par value $0.001 per share.

Bio-Preserve (WA) is authorized to issue 110,000,000 shares of no par value common stock. According to Bio-Preserve's (WA)'s records, 100% of the issued shares of common stock in Bio-Preserve (WA) are held by Bio-Preserve (FL).

Perfusion is authorized to issue 300,000,000 shares of common stock, par value $0.0001 and 5,000,000 of preferred stock, par value $0.0001. According to Perfusion's records, effective October 30, 2000, all issued and outstanding shares of common stock in Perfusion are held by Life Systems.

LEGAL PROCEEDINGS

Except for the following, we know of no material, active or pending legal proceedings against Life Systems, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any director, officer or affiliate of Life Systems, or any registered or beneficial stockholder is an adverse party or has a material interest adverse to Life Systems' interests.

Pending Or Threatened Claims

On July 6, 2000, a stipulation and dismissal order was granted in the matter of Arthur and Christine Karuna-Karan v. Bio-Preserve International Inc., Bio-Preserve Medical Corporation (WA), and Bio-Preserve Medical Corporation (FL), King Country Cause No. 99-2-23324-7 SEA. All claims and counterclaims asserted in this action were dismissed with prejudice and without costs to any party. This lawsuit was brought by our former CEO Dr. Arthur Karuna-Karan and his wife upon his removal from Life Systems, premised on his two claims that we breached his employment agreement and that Life Systems owed him approximately $90,000 on a set of four promissory notes. Life Systems denied that Mr. Karuna-Karan had a valid employment contract, and alleged full satisfaction for the promissory notes. Life Systems also counterclaimed against Mr. Karuna-Karan for damages in excess of $200,000 for corporate waste, and for undetermined damages for breach of duty of loyalty, for undisclosed conflicts of interest, and for conversion.

On June 16, 2000, we obtained a mutual release from Winston Wicomb, Ph.D., in connection with a dispute that arose over an employment agreement of August 16, 1998, between Dr. Wicomb and Bio-Preserve (FL). Under the terms of the mutual release, the Bio-Preserve (FL) and Dr. Wicomb agreed to forever release each other from all claims and counterclaims existing between each other. The mutual release settles the matter of Winston Wicomb v. Bio-Preserve Medical Corporation, Country of San Francisco Cause No. 300546. This action arose from a contract entered into by Bio-Preserve (FL) and Winston Wicomb, that we believe was executed without corporate authority by Dr. Karuna-Karan and Winston Wicomb, whereby Mr. Wicomb was employed for compensation totalling approximately $300,000. This contract was subsequently terminated by Bio-Preserve (FL), and Mr. Wicomb brought suit in California. Prior to any answer, we settled this dispute by agreeing to pay Mr. Wicomb $40,000. This agreement was immediately breached by Bio-Preserve (FL), and after a series of threats from Wicomb and some interim financing, a single payment of $10,000 was finally paid. Since the remaining $30,000 plus additional attorneys' fees was not paid as promised, Wicomb had renewed a lawsuit in San Francisco on claims of breach of contract, breach of good faith, estoppel, fraud and misrepresentation, breach of settlement agreement and fraud and misrepresentation regarding settlement agreement. In addition to amounts sought under the breach, Wicomb also sought incidental and consequential damages, punitive damages, plus interest, injunctive relief, attorneys' fees and costs and additional relief.

Unasserted Claims Or Assessments

Life Systems, its subsidiary and affiliates, make no response, directly or indirectly, to requests for information regarding unasserted claims and assessments. Life Systems, its subsidiary and affiliates does not intend to waive the attorney-client privilege with respect to any information contained in this disclosure.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling stockholders will be passed upon by Steve Pidgeon, Attorney at Law, Seattle, Washington, United States

EXPERTS

The financial statements of Life Systems for the period as of December 31, 2000 and the years ended December 31, 1999 and 2000, included in this prospectus and registration statement have been audited by Grant Thornton, LLP, Independent Certified Public Accountants, as set forth in their report accompanying the financial statements which contains an explanatory paragraph regarding Life System's ability to continue as a going concern and are included in reliance upon the report, given upon the authority of the firm, as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Under Nevada laws, we are not required to deliver an annual report to our stockholders but we intend to voluntarily send an annual report, together with our annual audited financial statements to all stockholders. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. You may also call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the SEC a registration statement on Form SB-2, under the Securities Act of 1933 with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Life Systems, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room, and at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048.

FINANCIAL STATEMENTS

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles.

C O N T E N T S

Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS F2

FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS F3

CONSOLIDATED STATEMENTS OF OPERATIONS F5

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY F7

CONSOLIDATED STATEMENTS OF CASH FLOWS F9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS F10

Report of Independent Certified Public Accountants

Board of Directors and Stockholders

Life Systems Corp.

We have audited the accompanying consolidated balance sheet of Life Systems Corp. and its subsidiaries (a development stage enterprise) as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Life Systems Corp. and its subsidiaries as of December 31, 1999 and 2000, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note B to the financial statements, the Company has suffered recurring losses from operations and accumulated a deficit of $12,077,097, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Seattle, Washington

February 12, 2001

Life Systems Corp. and Subsidiaries

(A development stage enterprise)

CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,		March 31,
	1999	2000	2001
CURRENT ASSETS			(unaudited)
Cash	$ 29,505	$ 214,722	$ 965
Inventories	59,461	68,735	68,735
Prepaid expenses	-	3,856	906

Total current assets	88,966	287,313	70,606

PROPERTY AND EQUIPMENT - NET	14,960	776	12,006

INTANGIBLE ASSETS - NET	7,664,667	5,002,584	4,344,031

	$ 7,768,593	$ 5,290,673	$ 4,426,643

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Line-of-credit	$ 9,607	$ 9,014	$ 8,809
Short-term loans	230,000	100,000	100,000
Short-term shareholder loans	118,000	-	-
Accounts payable	232,296	227,780	211,879
Related party payable	9,009	80,500	130,000
Accrued liabilities	146,860	74,787	57,225

Total current liabilities	745,772	492,081	507,913

MINORITY INTEREST	674,990	16,646	-

COMMITMENTS AND CONTINGENCIES	-	-	-

STOCKHOLDERS' EQUITY
Preferred stock - authorized, 5,000,000 shares of $0.001 par value; none issued and outstanding	-	-	-
Common stock - authorized, 50,000,000 shares of $0.0001 par value	131	799	799
Additional paid-in capital	15,909,194	16,858,244	17,139,665
Accumulated development stage deficit	(9,561,494)	(12,077,097)	(13,221,734)
	6,347,831	4,781,946	3,918,730

	$ 7,768,593	$ 5,290,673	$ 4,426,643

The accompanying notes are an integral part of these statements.

Life Systems Corp. and Subsidiaries

(A development stage enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,		Three months ended March 31,		Cumulative results of operations since inception
	1999	2000	2000	2001	(February 4, 1997)
			(unaudited)	(unaudited)	(unaudited)
REVENUE, NET	$ -	$ -	$ -	$ -	$ 55,000

COST OF GOODS SOLD	-	-	-	-	21,386

GROSS PROFIT	-	-	-	-	33,614

Research and development expenses	155,896	293,159	6,159	260,830	1,222,511

General and administrative expenses	801,398	364,196	25,804	234,664	4,998,359

Depreciation and Amortization expenses	2,677,096	2,676,267	705,139	663,519	9,099,964

Other (Income) Expenses
Interest expense	278,800	3,301	345	4,141	358,642
Other income	(5,445)	(14,976)	198	(1,871)	(40,292)
	273,355	(11,675)	543	2,270	318,350

Minority interest in losses of subsidiary	623,230	658,344	199,759	16,646	2,235,836

NET OPERATING LOSS BEFORE EXTRAORDINARY ITEMS	(3,284,515)	(2,663,603)	(537,886)	(1,144,637)	(13,369,734)

GAIN ON DEBT EXTINGUISHMENT	-	148,000	-	-	148,000

NET LOSS	$ (3,284,515)	$ (2,515,603)	$ (537,886)	$ (1,144,637)	$ (13,221,734)

lOSS PER COMMON SHARE from continuing operations BEFORE EXTRAORDINARY ITEMS - BASIC AND DILUTED	$ (2.41)	$ (1.11)	$ (0.41)	$ (0.14)	$ (7.04)

loss per common share - extraordinary items - basic and diluted	$ -	$ 0.07	$ -	$ -	$ 0.07

Loss per common share - BASIC AND DILUTED	$ (2.41)	$ (1.04)	$ (0.41)	$ (0.14)	$ (6.97)

The accompanying notes are an integral part of these statements.

Life Systems Corp. and Subsidiaries

(A development stage enterprise)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

From inception through December 31, 2000, and three months ended March 31, 2001 (unaudited)

	Common stock		Additional Paid-in	Accumulated development stage
	Shares	Amount	Capital	deficit	Total

Balance at February 4, 1997 (date of inception)	-	$ -	$ -	$ -	$ -

Sale of common stock	406,210	40	10,116	-	10,156

Issuance of common stock for services	360,000	36	8,964	-	9,000

Redemption of common stock at $0.0025	(360,000)	(36)	(864)	-	(900)

Issuance of common stock for services	30,000	3	274,361	-	274,364

Issuance of common stock to acquire 80.57% of Bio-Preserve Medical Corporation in October 1997, at fair value	249,770	25	9,270,757	-	9,270,782

Sale of common stock through January 20, 1998 private placement at $56.25 per share net of finders fees and issuance expenses of $108,013	35,620	4	1,894,887	-	1,894,891

Conversion of shareholders' debt into common stock at $37.50 per share on May 11, 1998	59,749	6	3,008,559	-	3,008,565

16,000 stock options granted to an Advisory Board member on April 2, 1998 valued at $32.75 per option	-	-	525,600	-	525,600

8,000 stock options granted to a consultant on April 2, 1998 valued at $32.75 per option	-	-	65,503	-	65,503

Net loss for the period from February 4, 1997 through December 31, 1998	-	-	-	(6,276,979)	(6,276,979)

Balance at December 31, 1998	781,349	78	15,057,883	(6,276,979)	8,780,982

Issuance of common stock shares on April 2, 1999 at $5.00 per share in satisfaction of $30,000 loan	6,000	1	29,999	-	30,000

Issuance of shares in escrow in connection with April 1999 convertible debenture and detachable warrants	484,000	-	-	-	-

Allocation of April 1999 debenture proceeds to beneficial conversion feature	-	-	152,289	-	152,289

Allocation of April 1999 debenture proceeds to detachable warrants	-	-	149,423	-	149,423

Issuance of 56,000 shares from escrow account in connection with April 8, 1999 exercise of warrants at $0.025 per share	-	6	1,394	-	1,400

Issuance of 19,076 shares from escrow account in connection with May 3, 1999 conversion of debentures at $5.25 per share	-	2	100,148	-	100,150

Issuance of 4,006 shares from escrow account in connection with May 4, 1999 conversion of debentures at $6.25 per share	-	-	25,039	-	25,039

Continued

Life Systems Corp. and Subsidiaries

(A development stage enterprise)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY - Continued

From inception through December 31, 2000, and three months ended March 31, 2001 (unaudited)

	Common stock		Additional Paid-in	Accumulated development stage
	Shares	Amount	Capital	deficit	Total

Issuance of common shares on June 8, 1999 at $3.75 per share through a private placement	16,000	2	60,998	-	61,000

Issuance of shares in escrow in connection with September 15, 1999 acquisition agreement	1,400,000	-	-	-	-

Issuance of 100,906 shares from escrow account in connection with September 16, 1999 conversion of debentures at $0.25 per share	-	10	25,216	-	25,226

Issuance of 304,012 shares from escrow account in connection with September 8, 1999 default (at $0.525 per share)	-	30	165,807	-	165,837

Cancellation of shares in escrow in connection with November 8, 1999 nullification	(1,400,000)	-	-	-	-

Conversion of related party payables into common stock on December 1, 1999 at $6.25 per share	22,560	2	140,998	-	141,000

Net loss for the year ended December 31, 1999	-	-	-	(3,284,515)	(3,284,515)

Balance at December 31, 1999	1,309,909	131	15,909,194	(9,561,494)	6,347,831

Issuance of shares to shareholders of Perfusion Systems, Inc. on October 31, 2000 in recapitalization transaction	6,680,002	668	848,800	-	849,468

Grant of 100,000 stock warrants to an Advisory Board member on November 27, 2000 valued at $0.21 a warrant	-	-	5,250	-	5,250

Grant of 190,000 stock options to Advisory Board members on November 28, 2000 valued at $0.50 per option	-	-	95,000	-	95,000

Net loss for the year ended December 31, 2000	-	-	-	(2,515,603)	(2,515,603)

Balance at December 31, 2000	7,989,911	799	16,858,244	(12,077,097)	4,781,946

Adjustment due to change in employment status on January 1, 2001	-	-	144,681	-	144,681

Warrants granted on March 14, 2001 at $0.001 in settlement of a trade liability	-	-	91,254	-	91,254

Adjustment to market of Advisory Board member and consultant warrants earned through March 31, 2001	-	-	45,486	-	45,486

Net loss for the three months ended March 31, 2001	-	-	-	(1,144,637)	(1,144,637)

Balance at March 31, 2001	7,989,911	$ 799	$ 17,139,665	$ (13,221,734)	$ 3,918,730

The accompanying notes are an integral part of this statement.

Life Systems Corp. and Subsidiaries

(A development stage enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,		Three months ended March 31,		Cumulative results of operations since inception
	1999	2000	2000	2001	(February 4, 1997)
			(unaudited)	(unaudited)	(unaudited)
Increase (Decrease) in Cash

Cash flows from operating activities
Net loss	$ (3,284,515)	$ (2,515,603)	$ (537,886)	$ (1,144,637)	$ (13,221,734)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,677,096	2,676,267	705,139	663,519	9,099,964
Write off of accounts payable due to settlement	(90)	(85,559)	-	-	(86,675)
Gain on debt extinguishment	-	(148,000)	-	-	(148,000)
Amortization of beneficial conversion feature	152,289	-	-	-	152,289
Amortization of debenture discount	114,321	-	-	-	114,321
Common stock issued for services rendered	-	-	-	-	208,139
Financing cost related to debt conversion	-	-	-	-	768,066
Stock options and warrants granted for services	-	100,250	-	190,167	881,520
Minority interest	(623,230)	(658,344)	(199,759)	(16,646)	(2,235,836)
Changes in assets and liabilities:
Trade accounts receivable	41,250	-	-	-	-
Inventory	(8,461)	(9,274)	-	-	(68,735)
Prepaid and other assets	-	(3,856)	(1,650)	2,950	4,094
Accounts and related party payables, and accrued liabilities	151,813	80,461	11,236	107,291	145,506

Net cash used in operating activities	(779,527)	(563,658)	(22,920)	(197,356)	(4,387,081)

Cash flows from investing activities
Additions to property and equipment	(727)	-	-	(14,230)	(50,521)
Additions to intangible assets	(1,308)	-	-	(1,966)	(13,674)
Cash received from the business combination	-	-	-	-	24,770
Loan of subsidiary prior to business combination	-	-	-	-	(300,000)
Acquisition costs	-	-	-	-	(63,000)

Net cash used in investing activities	(2,035)	-	-	(16,196)	(402,425)

Cash flows from financing activities
Repayments of notes payable	-	(100,000)	-	-	(289,253)
Borrowings from third parties	230,000	-	-	-	230,000
Net borrowings under shareholder loans	173,000	-	-	-	1,709,000
Net line of credit borrowings	9,607	(593)	272	(205)	8,809
Proceeds of convertible debentures net of financing costs	315,000	-	-	-	315,000
Proceeds from issuance of common stock, net	62,400	849,468	-	-	2,816,915

Net cash provided by financing activities	790,007	748,875	272	(205)	4,790,471

Net increase in cash	8,445	185,217	(22,648)	(213,757)	965

Cash at beginning of period	21,060	29,505	29,505	214,722	-

Cash at end of period	$ 29,505	$ 214,722	$ 6,857	$ 965	$ 965

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$ 278,800	$ 3,301	$ 345	$ 333	$ 354,834

Noncash financing activities
See notes I and K for debt to equity conversion activities.

The accompanying notes are an integral part of these statements.

Life Systems Corp. and Subsidiaries

(A development stage enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1999 and 2000, and March 31, 2000 and 2001 (unaudited)

NOTE A - SUMMARY OF ACCOUNTING POLICIES

Life Systems Corp. (the Parent Company) was formed in February 1997 as Forever Music, Inc. On August 4, 1997, it amended its Articles of Incorporation and changed its name to Bio-Preserve International Corporation. Then, on November 1, 2000, the Parent Company changed its name to Life Systems Corp. (Life Systems Corp. or LSC). LSC was organized to pursue investment opportunities in bio-medical related businesses. One of its subsidiaries, Bio-Preserve Medical Corporation (BPMC), is in the business of researching organ preservation and developing organ preservation device technology.

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

  Principles of Consolidation

The financial statements include the accounts of the Life Systems Corp., its 100% owned subsidiary, Perfusion Systems, Inc. (PSI) and 80.57% owned BPMC (collectively referred hereinto as the Company). All significant intercompany balances and transactions have been eliminated. Minority interest represents the minority stockholders' proportionate share in the equity of BPMC. The losses incurred by BPMC are allocated on a proportionate basis to minority interest until the carrying amount of minority interest is eliminated. Further losses are then included in the net loss of the Company.

2. Inventory

Inventory is valued using lower of cost or market. The Company uses the first in first out (FIFO) costing method.

3. Research and Development

Research and development costs are expensed as incurred.

4. Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over estimated useful lives ranging from 2 to 3 years. Leasehold improvements are amortized over the lesser of the period of the lease term or the estimated useful life of the assets.

5. Intangible Assets

Intangible assets consist principally of patents, trademarks and goodwill. Goodwill resulted from business combinations and is being amortized by the straight-line method over ten years. Patents and trademarks are amortized using a five-year life and the straight-line method for financial reporting purposes. The Company evaluates its patents, trademarks and goodwill annually to determine potential impairment by comparing the carrying amount to the undiscounted estimated expected future cash flows of the related assets.

Life Systems Corp. and Subsidiaries

(A development stage enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1999 and 2000, and March 31, 2000 and 2001 (unaudited)

NOTE A - SUMMARY OF ACCOUNTING POLICIES - Continued

6. Fair Value of Financial Instruments

At December 31, 1999 and 2000, and March 31, 2001, the carrying amount of cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term nature of these assets and liabilities. The carrying amounts of current obligations approximate the fair market value due to either the short-term maturity of the obligation or the variable nature of the interest rate which is indexed to market interest rates.

7. Loss Per Share

Basic loss per share is based on the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding was 1,360,546, 2,407,992, 1,309,909 and 7,989,911 for the years ended December 31, 1999 and 2000, and the three months ended March 31, 2000 and 2001, respectively, and 1,897,838 from inception through March 31, 2001. Diluted loss per share includes the effect of all potentially dilutive common stock issuances. Diluted loss per share is not presented because the effect would be anti-dilutive. At December 31, 1999 and 2000, and the three months ended March 31, 2000 and 2001, there were 20,000, 1,171,250, 20,000 and 1,201,250 shares, respectively, in potentially issuable common stock.

8. New Authoritative Accounting Pronouncements

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements. SAB 101 provides guidance on applying accounting principles generally accepted in the United States to revenue recognition in financial statements and is effective in the fourth quarter of all fiscal years beginning after December 15, 1999. The Company has not had substantial revenues, so the implementation of SAB 101 did not have an impact on the Company's operating results.

In April 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation, an interpretation of Accounting Principles Board Opinion No. 25 (APB 25). FIN 44 is effective for transactions occurring after July 1, 2000. The application of FIN 44 did not have an impact on the Company's financial statements.

In June 2001, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 141 (SFAS 141), Business Combinations. SFAS 141 applies to all business combinations initiated after June 30, 2001. The Statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The adoption of SFAS 141 did not have an impact on the Company's financial statements.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 (SFAS 142), Goodwill and Other Intangible Assets. The provisions of SFAS 142 are required to be applied starting with fiscal years beginning after December 15, 2001 with earlier application permitted for entities with fiscal years beginning after March 15, 2001 provided that the first interim financial statements have previously been issued. The statement is required to be applied at the beginning of the entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements to that date. The Company is currently evaluating the potential affect of the initial application of the SFAS 142.

9. Use of Estimates

In preparing the Company's financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities and equity, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

10. Interim Financial Information

The interim financial statements of the Company as of March 31, 2001 and for the three months ended March 31, 2000 and 2001, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the SEC of a basis consistent with the audited financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounted principles have been condensed or omitted pursuant to the rules and regulations relating to the interim financial statements.

In the opinion of the management, the accompanying interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of the Company's operations and its cash flow in accordance with generally accepted accounting principles. The accompanying unaudited interim financial statements are not necessarily indicative of full year results.

Life Systems Corp. and Subsidiaries

(A development stage enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1999 and 2000, and March 31, 2000 and 2001 (unaudited)

NOTE B - MANAGEMENT PLANS

The Company is a development stage company as defined under Statement of Financial Accounting Standards No. 7. The Company is devoting substantially all of its present efforts to establishing a new business and its planned operations have not commenced and, accordingly, no operating revenues have been derived to date. The Company has incurred recurring losses from operations and has a total accumulated development stage deficit of $12,077,097 and $13,221,734 at December 31, 2000, and March 31, 2001, respectively. The development of the Company's technology and products will continue to require a commitment of substantial funds.

However, the rate at which the Company expends its resources is variable, may be accelerated, and will depend on many factors. The Company will need to raise substantial additional capital to fund its operations and may seek such additional funding through public or private equity or debt financing. There can be no assurance that such additional funding will be available on acceptable terms, if at all. The Company's continued existence as a going concern is ultimately dependent upon its ability to secure additional funding for completing and marketing its technology and the success of its future operations.

The Company plans to develop its patented LifeSustainer™ 1000 isolated organ perfusion technology to the production stage. The LifeSustainer™ 1000 workstation provides an advanced, computer-based approach to the task of organ perfusion and preservation. In collaboration with leaders in the transplantation field, the Company plans to incorporate in-house knowledge and modern device design into a second equipment series, the LifeSustainer™ 2000. This unit could be sold as an optimized human organ transport system, replacing the current approach of transport in standard Styrofoam coolers. Both the LifeSustainer™ 1000 and 2000 series require custom disposable components designed and manufactured by the Company, representing an additional revenue potential.

The Company plans to raise the capital required for both the LifeSustainer™ 1000 and 2000 programs from various capital sources. The Company is currently in discussions with several groups regarding this opportunity, and expects to close one or more transactions in the near future, leading to an accelerated development schedule culminating in release to manufacturing of the LifeSustainer™ 1000 during the latter half of the coming year. Prototyping of the LS 2000 is expected to commence during 2002.

NOTE C - REVERSE STOCK SPLIT

The Company conducted a 1:25 reverse stock split affecting all common shareholders of record as of November 20, 2000. The split did not affect the stock's par value; however, the number of shares authorized was decreased from 200,000,000 to 50,000,000. The authorized number of preferred shares remained unchanged.

The consolidated balance sheet, statement of operations, statement of shareholders' equity, and notes to the consolidated financial statements as of December 31, 1999 and for the year then ended, as well as consolidated statement of operations, and of stockholders' equity since inception through March 31, 2001, were restated to retroactively reflect the effect of the November 20, 2000 reverse split.

Life Systems Corp. and Subsidiaries

(A development stage enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1999 and 2000, and March 31, 2000 and 2001 (unaudited)

NOTE D - RECAPITALIZATION

Perfusion Systems, Inc. was incorporated on March 29, 2000 in the state of Nevada. PSI was organized with an intent to provide financial consulting services to early stage bio-medical corporations. By an agreement dated April 21, 2000, PSI was engaged by the Company to assist in settling the Company's outstanding indebtedness and raising capital. From May through October 2000, PSI sold 6,680,002 common stock shares to various non - US investors. On October 31, 2000, the Company issued 6,680,002 shares of its common stock in exchange for all outstanding shares of PSI. This transaction was accounted for as a recapitalization.

NOTE E - INVENTORY

Inventory consists of the following:
	December 31,		March 31,
	1999	2000	2001

Raw materials	$ 52,827	$ 62,101	$ 62,101
Work-in progress	6,634	6,634	6,634

	$ 59,461	$ 68,735	$ 68,735

NOTE F - PROPERTY AND EQUIPMENT

The Company's fixed assets consist of the following:
	December 31,		March 31,
	1999	2000	2001

Computer hardware and software	$ 23,194	$ 23,194	$ 23,411
Other office equipment	5,619	5,619	6,631
Furniture and fixtures	3,717	3,717	16,718
Leasehold improvements	3,761	3,761	3,761
	36,291	36,291	50,521
Accumulated depreciation and amortization	21,331	35,515	38,515

	$ 14,960	$ 776	$ 12,006

Life Systems Corp. and Subsidiaries

(A development stage enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1999 and 2000, and March 31, 2000 and 2001 (unaudited)

NOTE G - INTANGIBLE ASSETS

Intangible assets consist of the following:
	December 31,		March 31,
	1999	2000	2001

Patents and trademarks	$ 13,000,000	$ 13,000,000	$ 13,000,000
Goodwill	347,365	347,365	347,365
Other miscellaneous	37,208	37,208	39,174
	13,384,573	13,384,573	13,386,539

Less accumulated amortization	5,719,906	8,381,989	9,042,508

	$ 7,664,667	$ 5,002,584	$ 4,344,031

NOTE H - LINE-OF-CREDIT

At December 31, 2000, and March 31, 2001, the Subsidiary had an unsecured business line-of-credit of $10,000 with a bank bearing interest at the greater of (a) 2% of the outstanding balance or (b)$50, plus additional interest at the prime rate plus 6% (14.50% and 14% at December 31, 2000, and March 31, 2001). The outstanding loan balance at December 31, 1999 and 2000, and March 31, 2001, was $9,607, $9,014 and $8,809, respectively.

NOTE I - CONVERTIBLE DEBENTURES

On April 6, 1999, the Company entered into a transaction with an unrelated third party to issue convertible debentures totaling $350,000. The debentures were convertible on or prior to April 5, 2004 into shares of the Company's common stock and bore interest at 2% per annum. Interest on the debentures was to be payable at the time of the conversion or at maturity. The debentures were convertible in denominations of $1,000 plus unpaid accrued interest. The holder of a debenture had the right to convert the debenture's principal and interest into the shares of the Company's common stock at the lesser of (a) $9.75 (the fixed conversion price, determined as 100% of the closing bid price at the time of the issuance and adjusted for 1:25 reverse split) or (b) 65% of the average closing bid price for the shares of the Company's common stock for the five trading days immediately preceding the conversion date. The Company received total proceeds of $315,000 net of $35,000 financing costs. These costs were capitalized and are being amortized over the debentures' contract term. Financing cost amortization expense for the year ended December 31, 1999 was $5,250.

In connection with the debentures, the Company issued two warrants exchangeable into 56,000 and 14,000 shares of the Company's common stock. Both warrants are exercisable immediately and expire on April 5, 2002. Each warrant could be exercised in whole or in increments of 40 shares or more. The 56,000-share warrant is exercisable at $.025 and the 14,000-share warrant has a strike price of $7.50 per share. Shortly thereafter, the 56,000-share warrant was exercised for total proceeds of $1,400.

Life Systems Corp. and Subsidiaries

(A development stage enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1999 and 2000, and March 31, 2000 and 2001 (unaudited)

NOTE I - CONVERTIBLE DEBENTURES - Continued

The warrants were valued using the Black-Scholes pricing model and the following assumptions: 64% volatility, 0% yield rate and 6.50% risk-free rate. Debenture proceeds were then allocated between the warrants and the debentures based on the estimated fair value of each. The allocation resulted in a discount of $149,423. During 1999, $114,321 of the discount was amortized as additional interest expense.

As part of the debenture agreement, the Company placed 484,000 shares of its voting common stock in escrow to cover potential future conversions and exercises of warrants.

In addition to the exercise of 56,000-share warrant, from April 6, 1999 through September 8, 1999, debentures converted totaling $255,208 (including accrued interest of $1,354) were converted into 257,994 shares of the Company's common stock.

The Company allocated part of the proceeds to the debentures' beneficial conversion feature which resulted in $152,289 in additional interest expense originally to be recognized over the life of underlying debentures. On September 8, 1999, the Company defaulted on its obligation which triggered automatic conversion of the remaining debentures and the warrant and recognition of unamortized expenses related to beneficial conversion feature.

On November 21, 2000, the Company received and signed mutual releases from former debenture holders confirming full satisfaction of all debenture obligations. As of December 31, 1999 and 2000, and March 31, 2001, there were no outstanding obligations under the debenture agreement.

NOTE J - SHORT-TERM LOANS PAYABLE

On September 15, 1999, the Company signed an agreement with a public company listed on Vancouver Stock Exchange to sell 1,400,000 common stock shares in exchange for a $350,000 promissory note receivable. Simultaneously, the Company entered into a bridge loan agreement with the same party under which the buyer was to advance the Company $350,000 in 7 monthly installments of $50,000 per months. The loan was to bear simple interest rate of 3% per annum and was secured by a lien on the Company's intellectual property.

By November 1999, when the Company had received $130,000 under the bridge loan, the buyer defaulted on the agreement. On November 8, 2000, the Board voted to nullify the September 1999 stock purchase agreement effective immediately. The Bridge Loan Agreement and Intellectual Property Security Agreement were modified to reflect the Company's liability of $130,000 received prior to nullification. In October 2000, the liability was settled for $100,000 and accrued interest. The gain of $30,000 on debt extinguishment is presented as an extraordinary item in the statement of operations for the year ended December 31, 2000. At December 31, 1999 and 2000, and March 31, 2001, the outstanding principal balance on the borrowing was $130,000, $0 and $0, respectively.

Life Systems Corp. and Subsidiaries

(A development stage enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1999 and 2000, and March 31, 2000 and 2001 (unaudited)

NOTE J - SHORT-TERM LOANS PAYABLE - Continued

In November 1999, the Company entered into an agreement with an unrelated third party to borrow $100,000 in exchange for a promissory note bearing 3% simple interest rate and maturing on December 23, 2000. The note is secured by a secondary lien against the Company's intellectual property. The Company entered into negotiations with the third party to settle the note. No settlement was reached as of March 31, 2001. At December 31, 1999 and 2000, and March 31, 2001, the outstanding principal balance on the loan was $100,000.

NOTE K - SHAREHOLDERS' LOANS AND RELATED PARTY PAYABLES

During 1999, the Company borrowed $102,000 under a 10% interest-bearing loan from a shareholder. The loan was repaid prior to December 31, 1999.

Throughout 1999, one of the Company's shareholders made several short-term loans to the Company for a total of $90,000. All loans bore 12% interest rate and were converted into the Company's common stock shares on December 1, 1999 together with $1,000 in accrued interest and $15,000 in other payables due to the shareholder. On the same day, the Company also converted $35,000 in related party payables due to two of its major shareholders. All balances were converted at $6.25 per share, which exceeded the trading price of the Company's stock on the date of the conversion.

As of December 31, 1999, the Company had $118,000 in unpaid principal balances on three shareholders' notes payable. All balances bore 10% interest rate and were due on demand. During the year ended December 31, 2000, all balances (including accrued interest) were written off after multiple unsuccessful attempts to locate original creditors. The gain of $118,000 on debt extinguishment is presented as an extraordinary item in the statement of operations for the year ended December 31, 2000. As of December 31, 1999 and 2000, the Company also owed $4,000 and $9,009, respectively, in accrued compensation and reimbursable expenses to its shareholders and a former employee.

As of December 31, 2000, and March 31, 2001, the Company owed $76,500 and $102,000 in unpaid compensation to the officers and directors of PSI.

In addition, as of March 31, 2001, the Company owed $28,000 to one of the officers and directors of PSI in connection with a short-term related party borrowing.

Life Systems Corp. and Subsidiaries

(A development stage enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1999 and 2000, and March 31, 2000 and 2001 (unaudited)

NOTE L - INCOME TAXES

The Company records income taxes using the liability method of SFAS 109, Accounting for Income Taxes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax assets are as follows:
	December 31,		March 31,
	1999	2000	2001
Net deferred tax asset (liability):
Net operating loss carryforward	$ 1,568,300	$ 1,471,900	$ 1,585,500
Net operating loss carryforward of subsidiary before business combination	732,800	732,800	732,800
Amortization and depreciation	1,300	12,100	12,000
Minority interest	(229,500)	(5,700)	-
Stock options	201,000	235,100	269,100
Accrued expenses	-	26,000	34,700
Accrued vacation	8,400	12,800	13,700
Accrued salary	18,500	-	-
Valuation allowance	(2,300,800)	(2,485,000)	(2,647,800)

	$ -	$ -	$ -

At December 31, 2000, operating loss carryforwards of approximately $6,500,000 expiring through 2019, are available to offset future taxable income. For financial reporting purposes, a valuation allowance of $2,485,000 has been recognized to offset the deferred tax asset related to those carryforwards. This represents an increase of $184,200 from the allowance recognized at December 31, 1999. The increase is due exclusively to an increase in the net deferred tax asset due to temporary book to tax differences.

Due to a change in ownership of its subsidiary effective October 28, 1997, the Company is subject to a limitation on its ability to utilize the pre-business combination net operating loss carryforwards of its subsidiary. The annual limitation is approximately $606,000 for losses incurred prior to October 31, 1997. Utilization of these carryforwards is dependent on future taxable income. Subsequent changes in the Company's ownership could result in additional limitations on the use of its net operating loss carryforwards.

Life Systems Corp. and Subsidiaries

(A development stage enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1999 and 2000, and March 31, 2000 and 2001 (unaudited)

NOTE L - INCOME TAXES - Continued

The 2000 income tax provision reconciled to the tax computed at the statutory federal rate was:
	Year ended December 31,		Three months ended March 31,
	1999	2000	2000	2001

Tax benefit at statutory rate	$ (1,116,700)	$ (1,080,800)	$ (182,900)	$ (389,000)
Non-deductible amortization of patents, trademarks and goodwill	897,800	893,800	225,500	224,500
Miscellaneous non-deductible expenses	200	2,800	2,900	1,700
Valuation allowance	218,700	184,200	(45,500)	162,800

Total	$ -	$ -	$ -	$ -

NOTE M - STOCK OPTIONS AND WARRANTS

On April 2, 1998, the Company established the 1998 Stock Option Plan (the 1998 Plan). The Plan allows the Company to grant options to employees, consultants, and directors for up to 80,000 (post split) shares of common stock. Option prices are generally equal to the fair market value of the shares of the Company's common stock on the date of grant and vest ratably over a three-year period, expiring five to ten years from the date of the grant.

On November 28, 2000, the Company granted new options and warrants to the Company's key employees and members of the Board of Directors. The options were granted under the new 2000 Stock Option Plan (the 2000 Plan) adopted on November 28, 2000. The 2000 Plan superceded the 1998 Plan and allowed for up to 2,000,000 common shares in option grants.

The following is a summary of the employee option and warrant information for the years ended

December 31, 2000 and 1999 and as of March 31, 2001:
	Options		Warrants
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at January 1, 1999	26,000	$ 40.75	-	$ -
Granted	-	-	-	-
Forfeitured	(22,000)	40.75	-	-
Outstanding at December 31, 1999	4,000	40.75	-	-

Granted	650,000	1.00	1,025,000	0.38
Outstanding at December 31, 2000	654,000	1.16	1,025,000	0.38

Forfeitured	(4,000)	40.75	-	-
Change in employment status adjustment	(50,000)	1.00	(225,000)	0.38
Outstanding at March 31, 2001	600,000	$ 1.00	800,000	$ 0.38

Life Systems Corp. and Subsidiaries

(A development stage enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1999 and 2000, and March 31, 2000 and 2001 (unaudited)

NOTE M - STOCK OPTIONS AND WARRANTS - Continued

The following table summarizes information about options outstanding at December 31, 2000 and March 31, 2001:
	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2000	Number Outstanding at March 31, 2001	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number Exercisable at December 31, 2000	Number Exercisable at March 31, 2001	Weighted Average Exercise Price at December 31, 2000	Weighted Average Exercise Price at March 31, 2001
$1	650,000	600,000	$1.00	4.91	650,000	600,000	$1.00	$1.00
$40.75	4,000	-	40.75	7.25	2,667	-	40.75	-

	654,000	600,000			652,667	600,000	$1.16	$1.00

The weighted average fair value of the options granted during the year ended December 31, 2000 was $0.50. No options were granted with a strike price below the stock's market value on the date of grant. There were no options granted during the year ended December 31, 1999.

As of December 31, 2000 and March 31, 2001, 256,250 warrants were exercisable with weighted average exercise price of $0.38. The weighted average fair value of the warrants granted during the year was $0.21.

The Company accounts for its stock-based compensation plan in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, under which no compensation was recognized in connection with options granted to employees. The Company adopted the disclosure requirements SFAS No. 123, Accounting for Stock-Based Compensation. Accordingly, the Company is required to calculate and present the pro forma effect of all awards granted. For disclosure purposes, the fair value of each option granted to an employee has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions for the years ended December 31, 2000 and 1999: risk-free interest rate of 6.00%, dividend yield 0%, and volatility of 64% and 64%, and expected lives of five to ten years. Based on the computed option values and the number of the options issued, had the Company recognized compensation expense, the following would have been its effect on the Company's net loss:
	Year ended December 31,		Three months ended March 31,
Net loss	1999	2000	20001

As reported	$ (3,284,515)	$ (2,515,603)	$ (1,144,637)
Pro forma	(3,328,182)	(2,938,225)	(1,020,213)

Loss per share
As reported	$ (2.41)	$ (1.04)	$ (0.14)
Pro forma	(2.45)	(1.22)	(0.13)

Life Systems Corp. and Subsidiaries

(A development stage enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1999 and 2000, and March 31, 2000 and 2001 (unaudited)

NOTE M - STOCK OPTIONS AND WARRANTS - Continued

On November 28, 2000, the Company issued 190,000 stock options to members of the Scientific Advisory Board. The options were granted in recognition of services performed and were fully vested as of grant date. The options expire five years from the grant date. Non-employee options were valued based on the fair value of the securities granted as determined by Black-Scholes option pricing model using assumptions described above. The Company recognized $95,000 expense in connection with option grants.

On November 27, 2000, the Company issued 100,000 warrants to a member of the Scientific Advisory Board. One-fourth of the warrants granted was vested immediately and related to previous services. The remaining 75,000 warrants are for future services and scheduled to vest in three equal tranchés on the first through the third anniversary of the original grant. The warrants are non-forfeitable, exercisable immediately upon vesting, and expire on November 27, 2004. The Company recognized $5,250 expense in connection with warrants granted for past services. The warrants were valued using Black-Scholes pricing model at $0.21 per warrant using the assumptions described above and $0.39 as fair value of the underlying common stock.

As of December 31, 2000, the grantee earned an additional 2,083 warrants. As December 31, 2000, the value of these warrants was determined to be an approximately $2,500, as calculated using Black-Scholes pricing model and $1.45 as fair value of the underlying common stock. Due to its immateriality, no adjustment was made to record warrants earned through December 31, 2000.

During the three months ended March 31, 2001, the grantee earned and additional 6,250 warrants. As of March 31, 2001, fair value of the underlying common stock was $2.20. As of March 31, 2001, total fair value of the second tranché warrants earned was $15,917 as determined using Black-Scholes pricing model. As no fair value adjustment was previously recognized, the entire amount was recorded as an expense during the quarter ended March 31, 2001.

As of December 31, 2000, and March 31, 2001, 25,000 warrants were deemed vested and none were exercised.

As of December 31, 1999 and 2000, and March 31, 2001, there were 24,000, 214,000 and 214,000 outstanding non-employee stock options, respectively, with 18,667, 211,344 and 211,344 options vested and exercisable at $1.00 and $40.75 as of the end of each of the aforementioned periods. As of December 31, 1999 and 2000, and March 31, 2001, the weighted-average option price related to the outstanding options was $40.75, $5.01 and $5.01, respectively. No options have been exercised.

On January 1, 2001, an officer of the Company resigned while retaining his relationship with the Company as an independent consultant. Based on the terms of his original option and warrant agreements, the former officer was allowed to retain 225,000 warrants and 50,000 options previously granted to him on November 27, 2000 and November 28, 2000, respectively. His resignation resulted in the remeasurement of the aforementioned equity grants.

The Company computed the compensation expense based on the value of equity securities earned as of the date of the remeasurement. Such value was determined using Black-Scholes option pricing model and the following assumptions: risk free rate - 6%, dividend rate - 0%, volatility - 125%, estimated remaining contractual life - 35 months (warrants) and 47 months (options). As of January 1, 2001, the value per warrant and per option was computed to be $1.32 and $1.28, respectively.

Life Systems Corp. and Subsidiaries

(A development stage enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1999 and 2000, and March 31, 2000 and 2001 (unaudited)

NOTE M - STOCK OPTIONS AND WARRANTS - Continued

All of the 50,000 options were granted for past services and considered earned and vested as of the date of grant. Therefore, in connection with the aforementioned change in the employment status, on January 1, 2001, the Company recognized $64,000 in compensation expense for options granted.

Out of 225,000 warrants previously granted on November 27, 2000, 56,250 were considered earned and vested as of the date of the grant. The remaining warrants vest in three separate tranchés with each tranché vesting on the anniversary date of the grant starting with November 27, 2001. As of January 1, 2001, an additional 4,688 warrants were deemed to be earned. Therefore, on January 1, 2001, due to the change in employment status, the Company recognized $60,938 in compensation expense for warrants granted.

On March 31, 2001, the Company revalued warrants earned but not vested as of the end of the first quarter of 2001, and recorded additional compensation expense of $29,569.

On March 14, 2001, the Company settled $96,253 in trade liabilities by issuing a common stock warrant and paying the vendor $6,409 in cash. The warrant is exchangeable into 30,000 shares of the Company's common stock at $0.001 per share until March 14, 2006. The Company recorded this warrant at the value of the payable settled net of cash paid. On June 13, 2001, the warrant's expiration date was changed to March 14, 2002.

NOTE N - COMMITMENTS AND CONTINGENCIES

1. Leases

The Subsidiary rented space for its office and laboratory from a shareholder on a month-to-month basis. The rent expense paid to the shareholder was $24,000 and $10,000 for the years ended December 31, 1999 and 2000, respectively. The lease was terminated in May 2000.

The Company has an office lease and leases miscellaneous office equipment under various lease agreements expiring through April 2002. The minimum rental payments on these commitments are as follows:

Year ending December 31,

2001	$ 10,245
2002	1,202

$ 11,447

Life Systems Corp. and Subsidiaries

(A development stage enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1999 and 2000, and March 31, 2000 and 2001 (unaudited)

NOTE N - COMMITMENTS AND CONTINGENCIES - Continued

2. Employment Agreement

The Company has entered into an employment agreement with a key officer expiring in November 2005. This agreement provides for annual compensation of $120,000, with an automatic increase on each anniversary by an amount no less than the increase in the Consumer Price Index for the State of Washington, plus bonuses to be determined at the discretion of the Company's Board of Directors, plus certain fringe benefits, and includes a non-compete clause.

3. Service Agreement

On September 4, 1997, the Company entered into an agreement with an unrelated third party (the Vendor) under which the Vendor was to provide services in exchange for an equity consideration. The Company has not granted any securities called for under the agreement, nor has it paid any other consideration. The liability under the aforementioned agreement was estimated to be $137,155 determined based on the fair value of the securities agreed upon originally. However, the Company believes that it is not obligated to the Vendor due to Vendor's nonperformance of services called for under the agreement. Therefore, no accrual has been made in the accompanying consolidated financial statements.

4. Consulting Agreements

On April 1, 2000 the Company entered into two consulting agreements with two directors of PSI. These agreements stipulate fees of $5,000 and $3,500 per month for services provided. The agreements do not contain an expiration date, but may be terminated by either party with at least a sixty-day notice. As of December 31, 2000 and March 31, 2001, the outstanding payables for services provided were $76,500 and $102,000, respectively.

NOTE O - SUBSEQUENT EVENTS

Starting May 1, 2001, the Company leases its corporate facilities under a four-year lease that expires April 30, 2005.  The monthly rent is $5,779 which is to be increased by 4% on each anniversary date of the lease agreement.

Effective April 1, 2001, Life Systems Corp. acquired a worldwide exclusive license over certain perfusion technology patented by BPMC. Under the terms of this agreement, LSC has the right to develop, produce and market isolated perfusion devices based upon BPMC's patented perfusion technology in return for a 7% royalty tied to the net selling price of all licensed products sold or otherwise disposed of.   The agreement has no stated expiration date and could continue in perpetuity.

On June 4, 2001, the Company sold 670,000 shares of its voting common stock at $1.50 to an investor for gross proceeds of $1,005,000. In addition to the shares, the investor received 670,000 common stock warrants expiring May 31, 2003. The warrants vest on December 1, 2001 or earlier upon occurrence of events specified in the agreement and are exchangeable into 670,000 shares at $1.50 per share. In the event the Company sells its common stock in a future equity financing at a price below $1.50, the warrants' exercise price will be adjusted to the lowest per share price at which such financing was completed.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

  Indemnification of Directors and Officers.

  Nevada corporation law provides that:

  - a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

  - a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

  - to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

  We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

  - by our stockholders;

  - by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

  - if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

  - if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

  - by court order.

  Our Articles of Incorporation require us to indemnify any and all persons who may be indemnified by us under, and to the fullest extent permitted by, the Nevada General Corporation Law, against any and all of the expenses, liabilities or other matters referred to in or covered by the Nevada General Corporation law. Our Bylaws confirm that we shall have the power to indemnify any such person in a manner consistent with and to the fullest extent permitted by the Nevada General Corporation Law.

  Pursuant to our employment agreement with Dr. Sadri, dated November 1, 2000, we agreed to indemnify Dr. Sadri at all times during the term of the employment agreement and after the term, if the subject action of Dr. Sadri was conducted during the term of the employment agreement and in good faith on behalf of Life Systems, to the maximum extent permitted under applicable law, and Life Systems shall pay Dr. Sadri's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding, to the maximum extent permitted under such applicable state laws.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Life Systems under Nevada law or otherwise, Life Systems has been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by Life Systems for expenses incurred or paid by a director, officer or controlling person of Life Systems in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, Life Systems will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

  Other Expenses of Issuance and Distribution.

Stockholders registering their shares for sale under this registration statement will not pay any of the costs associated with this offering. We will pay the legal and other expenses of this offering estimated to be as follows:

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholders. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees $3,481.64(2)

Printing and engraving expenses $1,000(1)

Accounting fees and expenses $75,000 (1)

Legal fees and expenses $50,000(1)

Transfer agent and registrar fees $3,000(1)

Fees and expenses for qualification under state $500
securities laws

Miscellaneous $5,000(1)

Total $137,981.64

(1) We have estimated these amounts.

Item 26 Recent Sales of Unregistered Securities - Last Three Years

On November 1, 2000, a majority of our stockholders approved a 1:25 consolidation of our issued and outstanding common shares. However, due to an inadvertence, the required filing with the Nevada Secretary of State, which determines the effective date of the consolidation, was not made until May 2, 2001. On November 27, 2000, believing the consolidation was effective, we publicly disseminated news of the share consolidation and our common shares began trading on a consolidated basis.

In this registration statement, unless otherwise stated: transactions and agreements entered into prior to November 1, 2000, and any reference to the same, are based upon and refer to pre-consolidation figures; and transactions and agreements entered into on or after November 1, 2000, and any reference to the same, are based upon and refer to post-consolidation figures.

On April 2, 1999, we issued 150,000 common shares at a price of $0.20 per share to a creditor of Life Systems residing outside the United States in full satisfaction of an outstanding loan in the amount of $30,000 owed by Life Systems to the creditor. The transaction was private in nature and was an offshore transaction relying on Regulation S of the Securities Act of 1933.

On April 6, 1999, we entered into a $350,000 convertible 2% debenture and warrant purchase agreement with two private investors residing outside the United States. Under the terms of the convertible 2% debenture, one investor lent us $325,000 and the second investor lent us $25,000. These debentures were convertible into common stock of Life Systems on or before April 5, 2004. The conversion rate was the lesser of either $0.39 or 65% of the average closing bid price of our common shares for the five trading days immediately preceding the conversion date. In order to facilitate any eventual conversion by either investor, we deposited a total of 12,100,000 shares of our common stock with an escrow agent, including 1,750,000 shares escrowed for future conversion of the warrants issued under the terms of the 2% debenture. The first investor also received two warrants, each expiring on April 5, 2002. The first warrant granted the first investor the right to acquire 1,400,000 of our common shares at an exercise price of $0.001 per share, and the second warrant granted the first investor the right to acquire 350,000 of our common shares at an exercise price of $0.30 per share. The transaction was private in nature and was an offshore transaction relying on Regulation S of the Securities Act of 1933.

On April 8, 1999, we issued 1,400,000 shares from the escrow account at an exercise price of $0.001 per share in connection with the exercise of a warrant to in an offshore transaction relying on Regulation S under the Securities Act of 1933.

On May 3, 1999, we issued 476,905 shares from the escrow account at a conversion price of $0.21 per share in connection with the conversion of the debenture in an offshore transaction relying on Regulation S under the Securities Act of 1933.

On May 4, 1999, we issued 100,156 shares from the escrow account at a conversion price of $0.25 per share in connection with the conversion of the $25,000 debenture (together with accrued interest) in an offshore transaction relying on Regulation S under the Securities Act of 1933.

On September 16, 1999, we issued 2,522,638 shares from the escrow account at a conversion price of $0.01 per share in connection with the conversion of the debenture in an offshore transaction relying on Regulation S under the Securities Act of 1933.

On September 8, 1999, counsel for the first investor notified us we were in defaulte on our outstanding obligations under the convertible 2% debenture. Based upon this notification, we notified counsel for the first investor that the automatic conversion of the remaining debentures was triggered. Subsequently we entered into negotiations with the first investor with respect to the number of common shares issuable upon the automatic conversion. In connection with these negotiations, we issued 7,600,301 common shares in an offshore transaction relying on Regulation S under the Securities Act of 1933.

On June 8, 1999, we sold an aggregate of 400,000 shares to an investor residing outside the United States for proceeds of $60,000 in an "offshore transaction" relying on Regulation S under the Securities Act of 1933.

On December 1, 1999, we issued an aggregate of 564,000 common shares to three investors with respect to the conversion of a short-term loans made to Life Systems, settlement of outstanding consulting fees and reimbursement of expenses incurred by certain stockholders on behalf of Life Systems. The shares were issued at a price of $0.25 per share and were issued pursuant to Section 4(2) of the Securities Act of 1933.

On October 31, 2000, we issued 167,000,000 shares of common stock to 56 persons residing outside the United Stated pursuant to a plan and agreement of exchange with Perfusion Systems, Inc. and all the shareholders of Perfusion Systems, Inc. The common shares were issued in an offshore transaction relying on Regulation S under the Securities Act of 1933.

840,000 options were granted on November 28, 2000, under our 2000 Stock Option Plan. The options are exercisable at $1.00 per share until November 28, 2005 and were issued pursuant to Rule 701 under the Securities Act of 1933.

800,000 share purchase warrants issued to Dr. Fereydoon Sadri on November 27, 2000, entitling Dr. Sadri to acquire up to 800,000 shares of our common stock at an exercise price of $0.375 per common share. The warrants vest as to 200,000 common shares per year beginning November 27, 2000 and expiring on November 27, 2004, at which time, to the extent the warrants have not been previously exercised, the warrants will expire. The warrants were issued pursuant to Rule 701 under the Securities Act of 1933.

225,000 share purchase warrants issued to Dr. Nicolas Loebel on November 27, 2000, entitling Dr. Loebel to acquire up to 225,000 shares of our common stock at an exercise price of $0.375 per common share. The warrants vest as to 56,250 common shares per year beginning November 27, 2000 and expiring on November 27, 2004, at which time, to the extent the warrants have not been previously exercised, the warrants will expire. The warrants were issued pursuant to Rule 701 under the Securities Act of 1933.

100,000 share purchase warrants issued to Dr. Sum Lee on November 27, 2000, entitling Dr. Lee to acquire up to 100,000 shares of our common stock at an exercise price of $0.375 per common share. The warrants vest as to 25,000 common shares per year beginning November 27, 2000 and expiring on November 27, 2004, at which time, to the extent the warrants have not been previously exercised, the warrants will expire. The warrants were issued pursuant to Rule 701 under the Securities Act of 1933.

30,000 share purchase warrants were issued to Monahan & Biagi on March 14, 2001. The warrants entitle Monahan & Biagi to acquire up to 30,000 shares of our common stock at $0.001 per share, and are exercisable at any time until the later of either the one year anniversary of the date of the warrant or sixty days after the date that the holder receives written notice from us that a registration statement filed by us under the Securities Act of 1933 with respect to the shares has become and remains effective. These warrants were issued pursuant to section 4(2) of the Securities Act of 1933;

On June 4, 2001, 670,000 shares of our common stock and 670,000 share purchase warrants (which warrants have an effective date of June 1, 2001), were issued to John Pia, which warrants entitle Mr. Pia to acquire up to 670,000 shares of our common stock at an exercise price of $1.50 per share. In the event that we sell shares in our common stock in a future equity financing at a price below $1.50. the warrant's exercise price will be adjusted to the lower per share price at which such financing was completed. The warrants vest on the earlier of December 1, 2001 and such earlier date as shall be the earliest date on which the number of shares of our common stock beneficially owned by Mr. Pia, together with the number of shares of our common stock issuable pursuant to the warrant and the number of other shares of our common stock which Mr. Pia is deemed to be the beneficial owner of under section 13(d) of the Securities Exchange Act or 1934 totals less than 10% of the then issued and outstanding shares of our common stock, and thereafter are exercisable at any time before 4:00 p.m. (Seattle time) on May 31, 2003, at which time, to the extent that the warrants have not been previously exercised, the warrants will expire. These securities were issued pursuant to Rule 506 of Regulation D under the Securities Act of 1933.

On July 3, 2001 we granted options to Dr. Harron to acquire up to 20,000 shares of our common stock. The options were granted under our 2000 Stock Option Plan. The options, expiring on July 3, 2006, are exercisable at $1.85 per share and vest as follows: 25% on July 3, 2002; 50% on July 3, 2003; 75% on July 3, 2004 and 100% on July 3, 2005. The options were issued pursuant to Rule 701 under the Securities Act of 1933.

Item 27 Exhibits.

The following Exhibits are filed with this Prospectus:

Exhibit
Number Description

(2) Plan of Acquisition, Reorganization etc.

2.1 Plan and Agreement of Exchange between Bio-Preserve International Corporation and Perfusion Systems, Inc., dated October 19, 2000

(3) Articles of Incorporation/Bylaws

3.1 Life Systems Articles of Incorporation, effective February 4, 1997

3.2. Life Systems Bylaws

3.3 Corporate Charter

3.4 Certificate of Amendment to Articles of Incorporation, dated July 21, 1997

3.5 Amended and restated Bylaws

3.6 Certificate of Amendment to Articles of Incorporation dated November 13, 2000

3.7 Certificate of Correction dated January 31, 2001

3.8 Certificate of Amendment to Articles of Incorporation dated May 2, 2001

(5) Opinion (legality)

    Opinion of regarding the legality of the securities being registered

(10) Material Contracts

10.1 Employment Agreement, dated November 1, 2000, between Bio-Preserve International Corporation and Dr. Fereydoon Sadri

10.2 Consulting Agreement, dated November 20, 2000, between Bio-Preserve Corporation and STATOS Product Development LLC

10.3 Consulting Agreement, dated April 1, 2000, between Perfusions Systems, Inc. and Ian Middleton

10.4 Consulting Agreement, dated April 1, 2000, between Perfusion Systems, Inc. and Alexander von Kleist

10.5 2000 Stock Option Plan, approved by the board of directors on November 28, 2000

10.6 Stock Option Agreement, dated November 28, 2000, between Life Systems and Dr. Fereydoon Sadri

10.7 Stock Option Agreement, dated November 28, 2000, between Life Systems and Dr. Sum Lee

10.8 Stock Option Agreement, dated November 28, 2000, between Life Systems and. Alexander von Kleist

10.9 Stock Option Agreement, dated November 28, 2000, between Life Systems and Ian Middleton

10.10 Stock Option Agreement, dated November 28, 2000, between Life Systems and Nicolas Loebel

10.11 Stock Option Agreement, dated November 28, 2000, between Life Systems and Gabor Balogh

10.12 Stock Option Agreement, dated November 28, 2000, between Life Systems and Howard Dixon

10.13 Stock Option Agreement, dated November 28, 2000, between Life Systems and Frank Sellke

10.14 Stock Option Agreement, dated November 28, 2000, between Life Systems and Daniel Ely


10.15 Warrant Agreement, dated November 27, 2000, granting 100,000 share purchase warrants to Dr. Fereydoon Sadri to acquire up to 800,000 common shares in the capital of Life Systems at $0.375 per share, expiring November 27, 2004

10.16 Warrant Agreement, dated November 27, 2000, granting 100,000 share purchase warrants to Dr. Sum Lee to acquire up to 100,000 common shares in the capital of Life Systems at $0.375 per share, expiring November 27, 2004

10.17 Warrant Agreement, dated November 27, 2000, granting 225,000 share purchase warrants to Nicolas Loebel to acquire up to 225,000 common shares in the capital of Life Systems at $0.375 per share, expiring November 27, 2004


10.18 Warrant Agreement, dated March 1, 2001, granting 30,000 share purchase warrants to Monahan & Biagi, PLLC to acquire up to 30,000 common shares in the capital of Life Systems at $0.001 per share, expiring February 1, 2002

10.19 Registration Rights Agreement, dated March 14, 2001, between Life Systems and Monahan & Biagi, PLLC

10.20 Mutual and Final Release, dated March 14, 2001, between Life Systems, Bio-Preserve International Corporation, Bio-Preserve Medical Corporation (Florida), Bio-Preserve Medical Corporation (Washington) and Monahan & Biagi, PLLC


10.21 intentionally deleted

10.22 Assignment of Patent Agreement, effective March 25, 1994 among Bio-Preserve, Inc., AED, Inc., Dan O. Bauer and Neal W. Bauer

10.23 Promissory Note by Bio-Preserve Medical Corporation in favour of Allied Resources, Inc., dated June 28, 1999

10.24 Stock Purchase Agreement dated September 1999, between Bio-Preserve International Corporation and Allied Resources, Inc.

10.25 Bridge Loan Agreement, dated September 15, 1999, between Bio-Preserve International Corporation and Allied Resources, Inc.

10.26 Intellectual Property Security Agreement, dated September 15, 1999, between Bio-Preserve International Corporation and Allied Resources, Inc.

10.27 Security Agreement, dated September 15, 1999, between Bio-Preserve Medical Corporation and Allied Resources, Inc.

10.28 Modification Agreement to Stock Purchase Agreement, Bridge Loan Agreement and Intellectual Property Security Agreement, dated November 8, 1999, between Bio-Preserve Medical Corporation and Allied Resources, Inc.

10.29 Promissory Note by Bio-Preserve International in favour of Nextpath Technologies Inc., dated November 23, 1999

10.30 Memorandum of Understanding, dated April 21, 2000, between Bio-Preserve International Corporation and Perfusion Systems, Inc.

10.31 Agency Agreement, dated May 24, 2000, among Bio-Preserve International Corporation and Perfusion Systems, Inc., Ian Middleton and Alexander von Kleist.

10.32 Acknowledgement and Agreement, dated August 9, 2000, among Bio-Preserve International Corporation, Bio-Preserve Medical Corporation and Perfusion Systems, Inc.

10.33 Assignment of Convertible Loan Facility, dated August 9, 2000, between Allied Resources, Inc. and Perfusion Systems, Inc.

10.34 Assignment of Security Interest, dated August 9, 2000, between Allied Resources, Inc. and Perfusion Systems, Inc.

10.35 Letter Agreement, dated August 15, 2000, between Bio-Preserve International Corporation and Perfusion Systems Inc. extending the term of the Memorandum of Understanding for an additional 90 days

10.36 Release Agreements between GEM Singapore PTE Ltd. and Bio-Preserve International Corporation, dated November 15, 2000

10.37 Subscription Agreement, date April 5, 1999, between Bio-Preserve International, Inc. and Arthur Karuna-Karan

10.38 Mutual Release, dated June 16, 2000 between Bio-Preserve Medical Corporation, a Florida Corporation and Winston Wicomb

10.39 License Agreement, dated April 1, 2001, between Bio-Preserve Washington and Life Systems Corp.

10.40 Stipulation and Order of Dismissal among Arthur and Christine Karuna-Karan and Bio-Preserve International Corporation, a Nevada corporation, Bio-Preserve Medical Corporation, a Washington Corporation and Bio-Preserve Medical Corporation, a Florida Corporation, dated July 6, 2000

10.41 Private Placement Subscription Agreement between Life Systems and John Pia, dated June 1, 2001

10.42 Warrant Agreement, dated June 1, 2001, granting 670,000 share purchase warrants to John Pia acquire up to 670,000 common shares in the capital of Life Systems Corp. at $1.50 per share (subject to adjustment), expiring May 31, 2003

10.43 Option Agreement, dated June 4, 2001, among John Pia and Ian Middleton and Alex von Kleist

10.44 Registration Rights Agreement, dated June 1, 2001, between Life Systems Corp. and John Pia

10.45 Stock Option Agreement, dated July 3, 2001, between Life Systems Corp. and Dr. Dean Harron

10.46 Safekeeping Agreement, effective July 18, 2001, among Monahan & Biagi, P.L.L.C., Life Systems Corp. and Stephen Pidgeon

(21) Subsidiaries of the Registrant

21.1 Bio-Preserve Medical Corporation of Florida Inc., a Florida corporation

21.2 Bio-Preserve Medical Corporation of Washington Inc., a Washington corporation

21.3 Perfusion Systems, Inc., a Nevada Corporation

(23) Consent of Experts and Counsel

23.1 Consent of Steve Pidgeon, Attorney at Law (contained in Exhibit 5)

23.2 Consent of Grant Thornton LLP

Item 28 Undertakings.

Life Systems, the undersigned company hereby undertakes that it will:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a) any prospectus required by Section 10(a)(3) of the Securities Act;

(b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2) for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Life Systems pursuant to the foregoing provisions, or otherwise, Life Systems has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by Life Systems of expenses incurred or paid by a director, officer or controlling person of Life Systems in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Life Systems will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Redmond, State of Washington on July 26, 2001

(Registrant)  LIFE SYSTEMS CORP.

By (Signature and Title)  /s/ Dr. Fereydoon Sadri, Director and President

In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates stated:

(Signature) /s/ Dr. Fereydoon Sadri

(Title) Director, President and Principal Accounting Officer

(Date) July 26, 2001

(Signature) /s/ Ian Middleton

(Title) Director

(Date) July 26, 2001

(Signature) /s/ Alexander von Kleist

(Title) Director

(Date) July 26, 2001